     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 2000

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                ZLAND.COM, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

             DELAWARE                              7379                             33-3073713
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                             27081 ALISO CREEK ROAD
                         ALISO VIEJO, CALIFORNIA 92656
                                 (949) 544-4000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               GREGG AMBER, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                ZLAND.COM, INC.
                             27081 ALISO CREEK ROAD
                         ALISO VIEJO, CALIFORNIA 92656
                             (949) 544-4000 (TEL.)
                              (949) 362-8224 (FAX)
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            THOMAS G. BROCKINGTON, ESQ.                             LAURIE A. SMILEY, ESQ.
                RUTAN & TUCKER, LLP                               CHRISTOPHER J. VOSS, ESQ.
          611 ANTON BOULEVARD, SUITE 1400                              STOEL RIVES LLP
            COSTA MESA, CALIFORNIA 92626                      600 UNIVERSITY STREET, SUITE 3600
               (714) 641-5100 (TEL.)                              SEATTLE, WASHINGTON 98101
                (714) 546-9035 (FAX)                                (206) 624-0900 (TEL.)
                                                                     (206) 386-7500 (FAX)

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                                                                 PROPOSED MAXIMUM
                                                                AGGREGATE OFFERING          AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED              PRICE(1)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value................................      $50,000,000.00            $13,200.00
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 29, 2000

                                             Shares

                                [ZLAND.COM LOGO]

                                  Common Stock

                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be
between $          and $     per share. We will apply to list our common stock
on The Nasdaq Stock Market's National Market under the symbol "ZLND."

     The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 4.

                                                                 UNDERWRITING
                                                   PRICE TO      DISCOUNTS AND    PROCEEDS TO
                                                    PUBLIC        COMMISSIONS      ZLAND.COM
                                                  -----------    -------------    -----------
Per Share.......................................       $              $                $
Total...........................................       $              $                $

     Delivery of the shares of common stock will be made on or about
            , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                         ROBERTSON STEPHENS
                                               FRIEDMAN BILLINGS RAMSEY

               The date of this prospectus is             , 2000.

                     INSIDE FRONT COVER (ARTWORK TO FOLLOW)

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................     1
RISK FACTORS..........................     4
FORWARD-LOOKING STATEMENTS............    13
USE OF PROCEEDS.......................    13
DIVIDEND POLICY.......................    13
CAPITALIZATION........................    14
DILUTION..............................    15
SELECTED CONSOLIDATED FINANCIAL
  DATA................................    16
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................    18
BUSINESS..............................    24
MANAGEMENT............................    37

                                        PAGE
                                        ----
RELATED PARTY TRANSACTIONS............    43
PRINCIPAL STOCKHOLDERS................    44
DESCRIPTION OF CAPITAL STOCK..........    46
SHARES ELIGIBLE FOR FUTURE SALE.......    50
UNDERWRITING..........................    52
NOTICE TO CANADIAN RESIDENTS..........    54
LEGAL MATTERS.........................    55
EXPERTS...............................    55
CHANGE IN INDEPENDENT
  ACCOUNTANTS.........................    55
WHERE YOU CAN FIND MORE INFORMATION...    55
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................   F-1

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     Z LAND(R), ZLAND.COM, "E-BUSINESS FOR EVERYONE" AND THE ZLAND LOGO ARE OUR TRADEMARKS AND SERVICE MARKS. ALL OTHER TRADEMARKS OR SERVICE MARKS APPEARING IN THIS PROSPECTUS ARE THE TRADEMARKS OR SERVICE MARKS OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. The terms "ZLand.com," "our," "we," "us" and "our company" as used in this prospectus refer to ZLand.com, Inc. Except as otherwise indicated, information in this prospectus assumes the conversion of outstanding shares of our convertible preferred stock into shares of common stock immediately prior to completion of this offering and no exercise of the underwriters' over-allotment option.

                                ZLAND.COM, INC.

     We are a leading applications service provider, or ASP, offering proprietary Web-based software applications and related services that enable small and mid-sized businesses to cost-effectively take their operations online and automate their business processes. Our e-business solutions address a full range of business functions, from establishing a basic Web presence, to selling products over the Internet, to optimizing business operations such as sales force and supply chain automation, customer support, human resources and financial management. Our software applications are deployed rapidly through the Internet to our customers on a rental basis and are easily integrated with their business processes and existing information technology, or IT, systems.

     We believe that a significant market opportunity exists for a single-source provider of e-business solutions to small and mid-sized businesses. We employ a franchise distribution model to target what we believe is an under-serviced market consisting of businesses with between one and 1,000 employees. Our typical customer has between 20 and 100 employees. Our software applications are specifically tailored to the needs of these businesses, providing a fully integrated and scalable suite of front- and back-office software solutions.

     We provide the following key competitive advantages and benefits to our customers:

     - One-Stop, End-to-End Solution. Our broad range of proprietary Web-based software applications enables small and mid-sized businesses to automate critical business processes throughout the enterprise. This allows our customers to use ZLand.com as a single-source provider of Web-based business software applications.

     - Rapid Time to Value. We offer templated software applications that enable our customers to rapidly recognize a meaningful return on investment in their e-business initiatives.

     - High-Value Delivery Model. Our ASP delivery model provides our customers with reliable performance and secure computing resources on a 24 x 7 basis at an affordable price and without incurring significant up-front costs.

     - Scalable, Flexible Solutions. Our solutions are fully scalable and platform independent, enabling our customers to integrate our software applications with their existing IT systems and cost-effectively implement additional applications as their needs evolve.

     - Unique Network of Local e-Business Experts. We believe that our franchise network of local sales offices staffed by e-business experts provides the only effective means to adequately service small and mid-sized businesses and deliver value-added e-business solutions to meet their needs.

     As of March 2000, we offered our solutions throughout the United States from 37 sales offices. We also have offices in Australia, Canada, Egypt, Germany and the United Kingdom. Our customer base has grown to over 700 customers as of March 2000 from approximately 190 customers as of January 1999.

     Our objective is to become the leading worldwide provider of Web-based business software applications for small and mid-sized businesses. To achieve this goal, we will continue to:

     - build a global ZLand.com brand;

     - rapidly expand through our franchise distribution model;

     - enhance our end-to-end solution;

     - expand internationally; and

     - leverage our community of customers and enter into strategic partnerships.

     Our principal executive offices are located at 27081 Aliso Creek Road, Aliso Viejo, California 92656, and our telephone number is (949) 544-4000. Our Web site is located at www.zland.com. Information contained on our Web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered..................               shares

Common stock to be outstanding
  after this offering.................               shares

Use of proceeds.......................     To increase our sales and marketing
                                           activities, expand our international
                                           operations, fund product development
                                           and for general corporate purposes,
                                           including working capital.

Proposed Nasdaq National Market
symbol................................     ZLND

     The number of shares of common stock to be outstanding after this offering is based on our shares outstanding as of March 15, 2000. This information excludes:

     - 18,000,000 shares of common stock reserved for issuance under our Second Amended and Restated 1997 Stock Plan, of which 12,617,090 shares are issuable upon the exercise of stock options outstanding as of March 15, 2000; and

     - 5,707,688 shares of common stock issuable upon the exercise of warrants outstanding as of March 15, 2000, of which 4,743,824 are exercisable at the initial public offering price and the balance of which have a weighted average exercise price of $1.19 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables set forth summary consolidated historical financial data and certain pro forma financial data for our business during the years and as of the dates indicated. The 1999 pro forma consolidated statements of operations data gives effect to our acquisition of two companies, Appintec Corp., dba ActionWare, or ActionWare, and Emerging Market Technologies, Inc., or EMT, in November 1999, as if these acquisitions had been completed on January 1, 1999. Each acquisition was accounted for under the purchase method of accounting.

                                FROM SEPTEMBER 1,
                                1995 (INCEPTION)
                                     THROUGH               YEAR ENDED DECEMBER 31,
                                  DECEMBER 31,      --------------------------------------    PRO FORMA
                                      1995           1996      1997      1998       1999       1999(2)
                                -----------------   -------   -------   -------   --------   -----------
                                                                                             (UNAUDITED)

CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Total revenues................       $   40         $   791   $   221   $   610   $  6,462     $  9,413
Cost of revenues..............           44             150        82       560      1,200        1,694
                                     ------         -------   -------   -------   --------     --------
Gross profit (loss)...........           (4)            641       139        50      5,262        7,719
                                     ------         -------   -------   -------   --------     --------
Operating loss................         (198)         (1,009)   (1,663)   (5,218)   (13,552)    $(12,755)
Net loss......................       $ (198)        $(1,055)  $(1,885)  $(5,367)  $(13,643)    $(12,897)
                                     ======         =======   =======   =======   ========     ========
Basic and diluted net loss per
  share.......................       $(0.03)        $ (0.18)  $ (0.23)  $ (0.33)  $  (0.73)    $  (0.68)
                                     ======         =======   =======   =======   ========     ========
Shares used to compute basic
  and diluted net loss per
  share.......................        6,000           6,000     8,342    16,072     18,570       19,082
                                     ======         =======   =======   =======   ========     ========
Pro forma basic and diluted
  net loss per share
  (unaudited)(1)..............                                                    $  (0.46)
                                                                                  ========
Shares used to compute pro
  forma basic and diluted net
  loss per share
  (unaudited)(1)..............                                                      29,870
                                                                                  ========

---------------
(1) The pro forma basic and diluted net loss per share (unaudited) reflects the conversion of all outstanding shares of our convertible preferred stock into 11,301 shares of common stock as if the shares had been issued and converted at the beginning of 1999. See Note 1 to our consolidated financial statements.

(2) Includes adjustments directly attributable to the acquisitions, including the amortization of goodwill and other intangibles of $453 attributable to the acquisitions, amortized on a straight line basis over three to five-year periods, and the reversal of the in-process research and development charge recorded in connection with the acquisition of ActionWare.

                                                                   AS OF DECEMBER 31, 1999
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                             -------    ---------    -----------
                                                                         (UNAUDITED) (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................  $16,404     $16,404       $
Working capital............................................   11,834      11,834
Total assets...............................................   27,319      27,319
Capitalized lease obligations, excluding current
  installments.............................................      467         467
Convertible preferred stock................................      112          --
Total stockholders' equity.................................   15,975      15,975

     The pro forma balance sheet data reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to completion of this offering. The pro forma as adjusted data
reflect our receipt of the net proceeds from the sale of the           shares of
common stock offered by us at an assumed initial public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the consolidated financial statements and related notes, before deciding to invest in shares of our common stock. While these are the risks and uncertainties that we believe are most important for you to consider, they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results likely would suffer. In that event, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

                         RISKS RELATED TO OUR BUSINESS

OUR BUSINESS AND FUTURE PROSPECTS ARE DIFFICULT TO EVALUATE DUE TO OUR LIMITED OPERATING HISTORY.

     We were formed in September 1995 and only began selling our e-business software applications in April 1998. Because of our limited operating history, the relatively recent introduction of our principal product offering, and the emerging nature of our industry, our historical financial information is of limited value in projecting our future results. Our business and future prospects are, therefore, difficult to evaluate.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO INCUR SIGNIFICANT LOSSES IN THE FUTURE.

     We have incurred significant net losses and negative cash flow since our formation and anticipate that we will continue to do so in the foreseeable future. We incurred a net loss of approximately $13.6 million during the year ended December 31, 1999, and had an accumulated deficit of approximately $22.2 million as of that date. We expect to incur significant sales and marketing, research and development, and general and administrative expenses to execute our business plan. We cannot predict when we will operate profitably, if at all. Even if we become profitable, we may not sustain or increase our profits on a quarterly or annual basis in the future. Failure to achieve or maintain profitability may negatively affect the market price of our common stock.

IF WE DO NOT BUILD BRAND AWARENESS QUICKLY, OUR ABILITY TO CAPTURE MARKET SHARE COULD BE ADVERSELY AFFECTED.

     We believe that establishing and maintaining a good reputation and brand recognition is critical to attract and expand our customer base. We also believe that the importance of reputation and brand recognition will increase as our market becomes increasingly competitive. To promote our brand, we plan to increase our marketing expenses, which may cause our operating loss to increase. If our initial brand-building efforts are unsuccessful, we may not experience an increase in revenues sufficient to offset the increase in marketing expenses and our operating results and financial condition would be adversely affected. We may nonetheless continue to incur these expenses, possibly at higher levels. We cannot assure you that our marketing efforts will be successful or that our brand will become recognized. If potential customers are unfamiliar with the services that we provide, or if customers do not perceive our solutions to be effective or of high quality, we may become less competitive or lose market share.

THE MARKET FOR OUR SOLUTIONS IS AT AN EARLY STAGE. OUR SUCCESS DEPENDS ON MARKET ACCEPTANCE AND INCREASED USE OF WEB-BASED SOFTWARE APPLICATIONS.

     Our business model depends on the adoption of Web-based software applications by small and mid-sized businesses. We believe that many of our potential customers are not fully aware of the benefits of outsourcing e-business solutions. Our business could be harmed if e-business solutions are not accepted or are perceived by our customers to be ineffective. Public acceptance of Web-based software applications also could be limited by other factors, which include:

     - concerns over transaction security and user privacy;

     - inadequate network infrastructure for the Internet; and

     - inconsistent performance of the Internet.

If the market for our products does not grow or grows more slowly than we currently anticipate, our business will be harmed.

IF OUR TEMPLATED PRODUCT DESIGN IS NOT WIDELY ACCEPTED, OUR BUSINESS WILL BE HARMED.

     Our product design uses predefined templates that enable our customers to tailor their solution sets and achieve a unique look and feel. This templated product design is novel and businesses may be slow to accept the ZLand.com suite of e-business software applications in lieu of alternative solutions. To date, many small and mid-sized companies seeking to take their business online have deployed relatively inexpensive, off-the-shelf software, while others have embraced customized solutions. If small and mid-sized businesses prefer "boxed" or custom developed solutions to our templated approach, our business will be harmed.

WE RECENTLY HIRED CERTAIN MEMBERS OF OUR SENIOR MANAGEMENT TEAM AND WE WILL DEPEND ON THEM AND THEIR ABILITY TO WORK TOGETHER FOR OUR FUTURE SUCCESS.

     Several members of our management team joined us within the past twelve months, including our President in June 1999, our Chief Financial Officer in February 2000, our Senior Vice President of Corporate Marketing in September 1999, our Senior Vice President of Products and Services in July 1999 and our Senior Vice President and General Counsel in December 1999. Some of these individuals previously have not worked together and are becoming integrated as a management team. We cannot be certain that our senior management team will be able to work together effectively or successfully manage our growth.

OUR SYSTEMS, PROCEDURES AND CONTROLS MAY BE INADEQUATE TO MANAGE OUR GROWTH AND EXPAND OUR OPERATIONS.

     Our growth and continued expansion is likely to place a significant strain on our management and financial systems, procedures and controls. We are in the process of implementing a new management information system. In addition, we must continue to improve our management, operational and financial controls and reporting systems to manage growth effectively. If we are unable to manage our growth and expansion, our business will be harmed.

THE SECURITIES AND EXCHANGE COMMISSION IS INVESTIGATING THE PROPRIETY OF THE ORGANIZATION AND SOLICITATION OF INTERESTS IN GENERAL PARTNERSHIPS TO WHICH WE SOLD FRANCHISES, WHICH INVESTIGATION COULD HARM OUR REPUTATION OR RESULT IN DAMAGES OR OTHER SANCTIONS BEING ASSESSED AGAINST US.

     Between October 1998 and March 2000, we sold franchises to ten general partnerships organized by VentureLink Capital Corporation, a company that is not affiliated with us. We currently provide, for a fee and at the election of each partnership, the services of a general manager. We understand that these VentureLink general partnerships raised approximately $21 million from the sale of general partnership interests.

     In March 1999, we received subpoenas from the Securities and Exchange Commission, or SEC, seeking testimony from John Veenstra, our Chairman and Chief Executive Officer, and a Vice President of Corporate Development, and production of documents relating to, among other things, our franchise program and our relationship with VentureLink. After our initial response to the subpoenas, we were advised that no further action was required at that time. In February 2000, we received a new document subpoena to which we have responded. It is our understanding that the SEC is conducting a fact-finding investigation into, among other things, the circumstances surrounding the organization of the general partnerships, their structure, operations and membership, the solicitation of investments in the general partnerships and the subsequent conversion of these partnerships to limited liability companies and the relationship between VentureLink and ourselves. The ongoing investigation has also included inquiry into other general partnerships to which we have sold franchises, any stock ownership in our company by VentureLink principals or affiliates, as well as inquiry into the nature of our operations in general. We have been advised that the investigation is broad in scope, and continuing. We are cooperating with the investigation fully. We believe that the investigation pertains to (but may not be limited to) possible violations of the securities laws arising from the offering and sales of the general partnership interests.

     We entered into a contract with VentureLink in October 1998, which was renewed in October 1999 for one year, pursuant to which we agreed to sell franchises to partnerships to be formed by VentureLink. In January 2000 we negotiated a termination and release of our contract with VentureLink, effective March 31, 2000.

     We cannot predict the outcome of the SEC investigation, the scope of the investigation, its conclusions or when it might be completed. If the SEC asserts and successfully prosecutes a claim against us or any of our personnel for our involvement with VentureLink or for any other aspect of our operations, we could be liable for substantial damages and penalties and could be subjected to injunctive remedies as well. In addition, any purchasers of these general partnership interests could make claims against us for alleged violations of the securities laws, and investors may seek judicial remedy. Finally, if we or any of our personnel are named as defendants in any such action or are publicly identified by the SEC as being associated with other persons who are charged with violating the securities laws, our reputation would likely be harmed and the defense of such actions would divert our management's attention from the operation of our business.

IF WE ARE UNABLE TO MARKET AND SELL FRANCHISES, OR IF OUR FRANCHISEES DO NOT ACHIEVE ADEQUATE REVENUE AND PROFITABILITY, WE MAY BE UNABLE TO ACHIEVE PLANNED GROWTH ON A TIMELY OR PROFITABLE BASIS, IF AT ALL.

     We are in the early stages of developing our franchise distribution model. Our business and prospects must be considered in light of the risks and uncertainties associated with the strategy of selling products and services through exclusive franchisees in certain markets. Some of these risks and uncertainties include:

     - our ability to identify, recruit and train a sufficient number of qualified franchisees;

     - our ability to increase the number of franchisees in our target geographic markets;

     - the limited operating history of our existing franchisees;

     - the length of time it takes a new franchisee's sales personnel to become productive; and

     - competition we face from other companies in recruiting franchisees.

     If we are unable to identify, recruit and train a sufficient number of qualified franchisees, we may be required to accelerate our expansion of company-owned operations or pursue other distribution methods. This would slow our anticipated growth and would require significant amounts of additional capital, which may not be available.

WE DEPEND ON OUR FRANCHISEES TO DEVELOP BUSINESS IN THEIR TERRITORIES, AND THEIR FAILURE TO DO SO COULD HARM OUR BUSINESS.

     We expect independent franchises to service a significant portion of our territories worldwide and we depend on these franchisees to develop business and sell ZLand.com products and services in their territories. We cannot be certain that our franchisees will achieve satisfactory performance levels. Although we can terminate franchisees who fail to meet our performance requirements, this would require us to replace these franchisees or service their territories from a company-owned sales office. From time to time we may be involved in litigation or arbitration with franchisees who are terminated for nonperformance or noncompliance with their franchise agreements. In either case, revenues from these territories likely would fall below our expectations. Similarly, multi-territory franchises may be unable, for financial or other reasons, to commence operations as scheduled in each of their territories. Such a failure could cause us to renegotiate their agreements or take other action, which could adversely impact us.

WE MUST COMPLY WITH APPLICABLE FRANCHISE LAWS AND REGULATIONS AND OUR FAILURE TO DO SO WOULD ADVERSELY AFFECT OUR ABILITY TO SELL FRANCHISES.

     We are subject to federal regulation and certain foreign and state laws that govern the offer and sale of franchises and the franchisor-franchisee relationship. Many foreign and state franchise laws impose substantive requirements on franchise agreements, including limitations on noncompetition provisions and on provisions concerning the termination or nonrenewal of a franchise. Some foreign countries and states require companies to register certain materials before franchises can be offered or sold in that country or state. The failure to obtain or retain licenses or registration approvals to sell franchises could delay or preclude franchise sales. Additionally, if we were to violate applicable franchise laws, existing and future franchisees may have a basis to bring claims against us. Franchise law violation claims could include unfair business practices, negligent misrepresentation, fraud, and statutory franchise investment and/or relationship violations. Remedies may include damages and/or rescission of the franchise agreement by the franchisee. We may not always have been in technical compliance with certain franchise laws. Unasserted claims against us may already exist and their assertion could adversely affect our business, financial condition, and results of operations.

ACTIONS OF FRANCHISEES BEYOND OUR CONTROL COULD NEGATIVELY IMPACT OUR REPUTATION AND OUR BUSINESS.

     Franchisees may take actions which damage our reputation and diminish the value of the trademarks and service marks that we license to them. Furthermore, our customers may mistakenly identify franchisees as being controlled by us. If a franchisee is held by a court or arbitrator to be controlled by us, we could be held responsible for the actions or liabilities of franchisees. Moreover, our brand may be associated with the business difficulties of our franchisees. As a result, the difficulties experienced by, or the failure of, our franchisees could damage our reputation.

WE EXPECT OUR MARKET TO BECOME INCREASINGLY COMPETITIVE. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS WILL BE HARMED.

     The market for our e-business software applications and services is competitive and we expect the intensity of competition to increase in the future. Increased competition may result in price reductions, reduced gross margins and an inability to expand our business, any one of which could seriously harm our business.

     Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources, greater brand recognition than we have and a larger installed base of customers. These competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements. If we fail to compete successfully against current or future competitors, our business will be harmed.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE DIFFICULT TO PREDICT AND MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY CAUSE VOLATILITY OR A DECLINE IN THE PRICE OF OUR STOCK.

     Our quarterly revenues and operating results may fluctuate significantly in the future due to a number of factors, many of which are outside our control. These factors include, among others:

     - market acceptance of and demand for our products and services;

     - fluctuations in the timing of the sale of franchise licenses;

     - announcements of technological innovations or new products or services by us or our competitors;

     - changes in our pricing policies or those of our competitors;

     - the ability to expand our sales and marketing operations;

     - the amount and timing of costs related to entering new geographic markets or other initiatives;

     - technical difficulties or system downtime affecting the Web generally or the operation of our Web servers;

     - conditions in the economy in general or in the Web-based business software applications sector in particular;

     - customer budget cycles and changes in these budget cycles; and

     - unfavorable publicity or changes in applicable laws and regulations, or their judicial or administrative interpretations, affecting us or the Web-based business software applications sector.

Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

     We plan to increase our operating expenses significantly to expand our business. If our revenues do not increase with these expenses, our business, operating results and financial condition could be seriously harmed and net losses in a given quarter could be greater than expected. Any shortfall in revenues would have a direct impact on our operating results for a particular quarter. In addition, because our operating expenses are relatively fixed in the near term and are based primarily on our expectations of future revenues, any decline in our revenues to a level that is below our expectations would have a disproportionately adverse impact on our operating results. It is also possible that in some future periods our revenues and operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to decline.

IF WE CANNOT ADAPT TO TECHNOLOGICAL ADVANCES, OUR PRODUCTS MAY BECOME OBSOLETE.

     If we are unable to develop or acquire new software products or enhancements to our existing product line on a timely and cost effective basis, or if new products or enhancements do not achieve market acceptance, our business will be harmed. The introduction of products employing new technologies and evolving industry standards could render our existing products obsolete and unmarketable. To be successful, our products must keep pace with technological developments and evolving industry standards, address the changing and increasingly sophisticated needs of our customers and achieve market acceptance.

IF WE ARE UNABLE TO RETAIN OUR CURRENT KEY MANAGEMENT PERSONNEL, OUR BUSINESS COULD BE HARMED.

     Our future performance depends largely on the continuing service of our executive officers and senior management. Although we have entered into employment agreements with certain members of our senior management team, these agreements may be terminated and these individuals may not continue to serve for any particular period of time. If we lose the services of one or more of our key personnel our business may be harmed.

OUR GROWTH COULD BE LIMITED IF WE FAIL TO HIRE AND RETAIN QUALIFIED PERSONNEL.

     Our future success also depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, financial, marketing and technical sales personnel. Competition for qualified personnel in our industry is intense. We may fail to hire or retain highly qualified personnel, or we may need to pay higher compensation for employees than we currently expect.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, OUR BUSINESS COULD BE
HARMED.

     Our trademarks, service marks, trade secrets and other proprietary rights are important to our success and competitive position and we seek to protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States and we expect that it will become more difficult to monitor and prevent the misuse of our proprietary rights as we expand internationally. Any misuse or misappropriation of our proprietary rights would adversely affect our competitive position.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD BE EXPENSIVE TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION FROM OUR BUSINESS.

     Although we are not aware that any of our products infringe upon any third party intellectual property rights, it is possible that third parties may assert infringement claims against us. Any such claims, regardless of merit, could be time-consuming to address, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, might not be available on terms acceptable to us or at all.

UNKNOWN SOFTWARE DEFECTS COULD CAUSE SERVICE INTERRUPTIONS, WHICH COULD HARM OUR REPUTATION AND IMPOSE SIGNIFICANT, UNANTICIPATED COSTS.

     Our software applications may contain defects that cause system failures when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover defects that affect an application until after it is deployed. These defects could cause service interruptions, which would damage our reputation, increase our costs, and divert development resources. In addition, customers could assert claims for damages against us, which could be expensive and distract our management. Although we maintain general liability insurance, including coverage for errors and omissions, we cannot be certain that such coverage will continue to be available on reasonable terms, will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any particular claim.

OUR SYSTEMS AND NETWORK INFRASTRUCTURE ARE VULNERABLE TO SECURITY BREACHES AND OTHER DISRUPTIONS THAT COULD HARM OUR BUSINESS AND REPUTATION.

     Security breaches of our systems and network infrastructure, or the perception that they are insecure, could harm our business and reputation. We rely on encryption and authentication technology, as well as physical measures at third party network operating centers, to provide the security necessary to store confidential information for, and transmit confidential information to, our customers. Our systems and network are vulnerable, however, to unauthorized access, computer viruses, and accidental or intentional acts that could disrupt our ability to service our customers. Such disruptions could jeopardize the security of our customers' confidential information, result in liability to us, cause us to lose existing customers, and adversely affect our ability to sell our solutions to new customers. In addition, we may be required to make significant ongoing investments to maintain system security. We cannot be certain that the measures that we have implemented or may implement to protect our systems and network from security breaches will be effective.

     Moreover, the network operating centers are vulnerable to system failures and damage from earthquakes, fire, floods, power loss, telecommunications failures, and similar events. If any of these events result in disruption or damage to the network operating centers, we may be unable to provide service to our customers for an indefinite period and could lose customers and revenues.

THE INABILITY OF OUR SYSTEMS AND NETWORK INFRASTRUCTURE TO HANDLE AN INCREASED VOLUME OF INTERNET TRAFFIC WOULD HARM OUR BUSINESS.

     An increase in the volume of Internet traffic could strain the capacity of our network infrastructure, which could lead to slower response times or system failures. Any failure of our servers and networking systems to handle current or future volumes of traffic would harm our business and reputation.

WE MAY MAKE ACQUISITIONS THAT COULD POSE RISKS TO OUR BUSINESS.

     We intend to expand into new geographic markets and enhance our position in existing geographic markets. We may attempt to accomplish this through the acquisition of complementary businesses, products and technologies. Specifically, we have recently completed three acquisitions; two in November

1999 and one in January 2000. This acquisition strategy poses risks that could harm our business, including, but not limited to, the following:

     - we may not be able to identify suitable acquisition candidates and may incur costs associated with uncompleted acquisitions;

     - the completion of a potential acquisition may cause disruptions in our ongoing business, distract management and lead to difficulties in maintaining our business standards, controls and procedures;

     - we may not be able to obtain financing, on favorable terms or at all, to complete any of our potential acquisitions;

     - we may experience difficulties in integrating an acquired company, product or technology;

     - we may not be able to overcome difficulties associated with international expansion, such as language barriers, time differences, cultural differences and remote communications;

     - we may be required to amortize significant amounts of an acquired company's goodwill and other intangible assets; and

     - an acquired company, product or technology may not perform as well as we expected.

OUR BUSINESS IS SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     We currently operate in several foreign markets and expect to undertake significant international expansion. Consequently, we are subject to a number of risks associated with international business activities that could adversely affect our operations in foreign markets and slow our growth. These risks generally include, among others:

     - difficulties in managing and staffing international operations;

     - difficulties in establishing or maintaining international distribution channels and local franchise networks;

     - difficulties in obtaining or maintaining regulatory approvals or in complying with foreign laws;

     - differing legal and regulatory regimes;

     - increased collection risks;

     - trade restrictions;

     - export duties and tariffs;

     - foreign currency fluctuations; and

     - uncertain political and economic developments.

WE MAY BECOME DEPENDENT ON THIRD-PARTY PROVIDERS OF COMPONENT SOFTWARE.

     We license certain software that is incorporated into our ZLand.com suite of e-business software applications, and expect to extend our product line by licensing additional products from third party vendors. If we are unable to use any third party software that is critical to our solutions and unable to develop or acquire a substitute product, we could be prevented from delivering our solutions to our customers. In such event, we could incur contractual penalties and our business would be harmed.

A VARIETY OF FACTORS COULD CAUSE US TO NEED ADDITIONAL CAPITAL WHICH MAY BE DIFFICULT TO OBTAIN.

     We may need to raise additional capital in the future for a variety of reasons. For example, if franchisees do not perform to our expected levels, we may decide to expand through company-owned operations to a greater extent than we currently anticipate. This would require considerable expenditures by us in advance of corresponding revenues. Similarly, if we decide to accelerate our international expansion, through acquisitions or otherwise, our up-front expenditures would increase. We may not be able to raise additional capital on acceptable terms, or at all, at times when we feel it is important to do so. If market conditions or other factors prevent us from raising capital in the future, our business will be harmed.

                     RISKS RELATED TO THE INTERNET INDUSTRY

WE DEPEND ON THE INCREASED USE OF THE INTERNET TO EXPAND OUR PRODUCT SALES. IF THE USE OF THE INTERNET DOES NOT GROW AS ANTICIPATED, OUR BUSINESS WILL BE HARMED.

     Our future success is substantially dependent upon continued growth in the use of the Internet. To the extent that small and mid-sized businesses do not consider the Internet a viable commercial and communications medium, our customer base will not grow. In addition, our business may be indirectly affected if the number of users on the Internet does not increase or if commerce over the Internet does not become more accepted and widespread. The use and acceptance of the Internet may not increase for a number of reasons, including:

     - actual or perceived lack of security of information;

     - high cost or lack of availability of access;

     - transmission errors and traffic congestion or other usage delays on the Internet;

     - inconsistent quality of service or the lack of availability of cost effective, high-speed service;

     - governmental regulation; and

     - uncertainty regarding intellectual property ownership.

     If the necessary Internet infrastructure, products, services or facilities are not developed, or if use of the Internet does not increase as expected, our business will be harmed.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD INHIBIT THE GROWTH IN USE OF THE INTERNET, WHICH WOULD HARM OUR BUSINESS.

     Increased regulation of the Internet could slow the growth in use of the Internet, which would decrease demand for our products and services and increase our cost of doing business. New laws and regulations affecting the Internet have been adopted in the United States and in Europe. Because these laws and regulations have not yet been fully implemented or interpreted by administrative agencies and the courts, we do not know how our business will be affected by them. Moreover, we cannot predict the extent to which courts will apply existing laws regulating issues such as property ownership, libel and personal privacy to the Internet. We expect that additional legislative and regulatory proposals, including taxation of e-commerce, will be considered by governmental authorities. Our business may be adversely affected by current and future laws and regulations to the extent that they make online commerce more costly or otherwise inhibit the growth of Internet use.

                         RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND THE INITIAL PUBLIC OFFERING PRICE MAY NOT REFLECT OUR MARKET VALUE.

     Before this offering, you could not buy or sell our common stock publicly. An active trading market for our common stock may not develop after this offering. We will negotiate and determine the initial offering price with the underwriters. This price does not necessarily reflect our assets, book value or potential earnings or any other recognized criteria of value and may vary from the market price of the common stock after the offering. You may not be able to resell your shares at or above the initial offering price.

OUR COMMON STOCK IS PARTICULARLY SUBJECT TO VOLATILITY BECAUSE OF THE INDUSTRY THAT WE ARE IN.

     The market prices of securities of technology companies, particularly Web-related companies, have been extremely volatile and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the market price of our common stock.

THE BOOK VALUE OF YOUR COMMON STOCK WILL BE SUBSTANTIALLY DILUTED IN THIS OFFERING AND MAY BE DILUTED IN THE FUTURE.

     We expect that the initial offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution. In the past, we issued options and warrants to acquire common stock at prices significantly below the initial offering price. To the extent that these outstanding options and warrants to purchase our common stock are exercised, there will be further dilution to investors in this offering.

A LARGE NUMBER OF SHARES WILL BE ELIGIBLE FOR FUTURE SALE AND, IF SOLD, THESE SHARES MAY CREATE EXCESS SUPPLY IN THE MARKET CAUSING OUR STOCK PRICE TO DECLINE.

     Sales of a substantial number of shares of our common stock in the public market after this offering could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of equity or equity-related securities.

WE WILL HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING, AND THE SUCCESS OF YOUR INVESTMENT IN OUR STOCK DEPENDS ON OUR ABILITY TO SPEND AND INVEST THOSE PROCEEDS WISELY.

     We plan to use the proceeds from this offering to increase our sales and marketing activities, to expand our international operations, to fund product development and for general corporate purposes, including working capital. Our management will retain broad discretion to allocate the proceeds of this offering and to determine the timing of our expenditures. Management's failure to apply these funds effectively could harm our business.

YOU SHOULD NOT EXPECT TO DERIVE CASH DIVIDENDS FROM YOUR INVESTMENT.

     We do not anticipate paying any cash dividends in the foreseeable future. We intend to use any profits to finance the further development and growth of our business.

WE HAVE CERTAIN ANTI-TAKEOVER PROVISIONS THAT COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

     Provisions of our certificate of incorporation and our proposed stockholder rights plan as well as provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

THE RELIABILITY OF MARKET DATA INCLUDED IN THIS PROSPECTUS IS UNCERTAIN.

     We have included market data from industry publications in this prospectus. Although we believe market data used in this prospectus to be reliable, we have not independently verified this data nor can we assure you that it is accurate or complete.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. Statements regarding our competitive strengths, business strategy, future financial position, budgets, projected costs and plans, and objectives of management, among others, are forward-looking statements. In some cases you can identify forward-looking statements by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "may," "objective," "plan," "should," "will," and "would" or similar terminology. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information.

     Although we believe that it is important to communicate our future expectations to our investors, we can give no assurance that these expectations will prove to be correct. We may be unable to predict accurately or control future events. The factors listed in the section captioned "Risk Factors," as well as other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial condition. We are under no obligation to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $
million, or approximately $          million if the underwriters' over-allotment
option is exercised in full, from the sale of       shares of common stock
offered by us at an assumed initial public offering price of $     per share,
after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

     The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public equity markets. As of the date of this prospectus, we have no specific plans to use the net proceeds from this offering other than as set forth below.

     We intend to use the net proceeds from this offering primarily to increase our sales and marketing activities, expand our international operations, fund product development and for general corporate purposes, including working capital. We also may use a portion of the net proceeds to acquire complementary businesses, products or technologies; however, we currently have no commitments or agreements, and are not involved in any negotiations, to do so. We have not determined the amount of net proceeds to be used specifically for each of the foregoing purposes. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and currently intend to retain all available earnings generated by our operations for the development and growth of our business. Accordingly, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table describes our capitalization as of December 31, 1999:

     - On an actual basis;

     - On a pro forma basis to reflect the conversion of all outstanding shares of our convertible preferred stock into 11,300,570 shares of common stock immediately prior to completion of this offering; and

     - On a pro forma as adjusted basis to reflect the sale of
       shares of common stock offered by us at an assumed initial public
       offering price of $     per share, after deducting underwriting discounts
       and commissions and estimated offering expenses payable by us.

     You should read this table together with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                   AS OF DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
Cash and cash equivalents...................................  $ 16,404   $ 16,404     $
                                                              ========   ========     ========
Capitalized lease obligations, excluding current
  installments..............................................  $    467   $    467     $
                                                              --------   --------     --------
Stockholders' equity:
  Series A convertible preferred stock, $.01 par value,
     2,220,000 shares authorized, 1,649,634 shares
     outstanding, actual; no shares outstanding, pro forma
     and pro forma as adjusted..............................        16         --
  Series B convertible preferred stock, $.01 par value,
     7,823,740 shares authorized, 6,144,270 shares
     outstanding, actual; no shares outstanding, pro forma
     and pro forma as adjusted..............................        61         --
  Series C convertible preferred stock, $.01 par value,
     3,777,778 shares authorized, 3,506,666 shares
     outstanding, actual; no shares outstanding, pro forma
     and pro forma as adjusted..............................        35         --
  Undesignated preferred stock, $.01 par value, 6,178,482
     shares authorized, no shares outstanding, actual, pro
     forma and pro forma as adjusted........................        --         --
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 21,542,806 shares issued (including
     treasury shares) and outstanding, actual; 32,843,376
     shares outstanding, pro forma;                shares
     outstanding, pro forma as adjusted.....................       216        328
  Additional paid-in capital................................    39,418     39,418
  Treasury stock -- common shares at cost, 143,592 shares...      (239)      (239)
  Stock subscriptions receivable............................    (1,327)    (1,327)
  Accumulated other comprehensive loss......................        (9)        (9)
  Accumulated deficit.......................................   (22,196)   (22,196)
                                                              --------   --------     --------
  Total stockholders' equity................................    15,975     15,975
                                                              --------   --------     --------
     Total capitalization...................................  $ 16,442   $ 16,442     $
                                                              ========   ========     ========

     Share numbers in the table exclude:

     - 11,139,212 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 1999, at a weighted average exercise price of $3.36 per share; and

     - 5,757,798 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 1999, of which 4,743,824 are exercisable at the initial public offering price and the balance of which have a weighted average exercise price of $1.14 per share.

                                    DILUTION

     If you invest in our common stock, your ownership interest will be diluted by the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Our pro forma net tangible book value as of December 31, 1999 was approximately $13.9 million, or $0.42 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less the amount of our total liabilities, divided by the number of shares of common stock outstanding after giving pro forma effect to the conversion of all outstanding shares of our convertible preferred stock into 11,300,570 shares of common stock immediately prior to completion of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to our sale of shares of common stock offered by us at an assumed initial public
offering price of $     per share, and after deducting underwriting discounts
and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 1999 would have been
$            , or $     per share. This represents an immediate increase in pro
forma net tangible book value of $     per share to existing stockholders and an
immediate dilution of $     per share to new investors. The following table
illustrates this per share dilution:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $  0.42
  Increase per share attributable to new investors..........
                                                              -------
  Pro forma as adjusted net tangible book value per share
     after this offering....................................
                                                                         -------
  Dilution per share to new investors.......................             $
                                                                         =======

     The following table sets forth, on a pro forma as adjusted basis as of December 31, 1999, the differences between existing stockholders and new investors with respect to the total number of shares purchased from us, the total consideration paid to us and the average price per share paid to us before deducting underwriting discounts and commissions and estimated offering expenses:

                                 SHARES PURCHASED      TOTAL CONSIDERATION
                                ------------------    ---------------------    AVERAGE PRICE
                                NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                -------    -------    ----------    -------    -------------
Existing stockholders.........                   %    $                   %       $
New investors.................
                                -------     -----     ----------     -----
  Total.......................              100.0%    $              100.0%
                                =======     =====     ==========     =====

     The foregoing table assumes no exercise of options or warrants outstanding as of December 31, 1999. As of December 31, 1999, there were 11,139,212 shares of common stock issuable upon the exercise of stock options at a weighted average exercise price of $3.36 and 5,757,798 shares of common stock issuable upon the exercise of outstanding warrants, of which 4,743,824 are exercisable at the initial public offering price and the balance of which have a weighted average exercise price of $1.14 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data and selected pro forma data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The 1999 pro forma consolidated statement of operations data gives effect to the acquisitions of ActionWare and EMT in November 1999 as if these acquisitions had been completed on January 1, 1999. Each acquisition was accounted for under the purchase method of accounting. The consolidated financial statements as of and for the year ended December 31, 1999 have been audited by KPMG LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1998, and for the two year period then ended, have been audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, and the reports thereon, are included elsewhere in this prospectus.

                                         FROM
                                     SEPTEMBER 1,
                                   1995 (INCEPTION)
                                       THROUGH                 YEAR ENDED DECEMBER 31,
                                     DECEMBER 31,     -----------------------------------------
                                         1995          1996       1997       1998        1999      PRO FORMA
                                   ----------------   -------    -------    -------    --------     1999(2)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)       (UNAUDITED)
HISTORICAL CONSOLIDATED
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Franchise......................       $   --        $   452    $    --    $   260    $  4,669     $  4,669
  Product and related services...           40            339        221        350       1,793        4,744
                                        ------        -------    -------    -------    --------     --------
         Total revenues..........           40            791        221        610       6,462        9,413
  Cost of revenues...............           44            150         82        560       1,200        1,694
                                        ------        -------    -------    -------    --------     --------
Gross profit (loss)..............           (4)           641        139         50       5,262        7,719
                                        ------        -------    -------    -------    --------     --------
Operating expenses:
  Research and development.......           90            999        890        993       3,146        4,452
  Sales and marketing............           --            449        629      2,156       9,915       10,438
  General and administrative.....          104            202        283      2,119       4,449        5,584
  In-process research and
    development..................           --             --         --         --       1,304           --
                                        ------        -------    -------    -------    --------     --------
         Total operating
           expenses..............          194          1,650      1,802      5,268      18,814       20,474
                                        ------        -------    -------    -------    --------     --------
Operating loss...................         (198)        (1,009)    (1,663)    (5,218)    (13,552)     (12,755)
Interest expense, net............           --             46        222        149          87          138
                                        ------        -------    -------    -------    --------     --------
Net loss before income taxes.....         (198)        (1,055)    (1,885)    (5,367)    (13,639)     (12,893)
Provision for income taxes.......           --             --         --         --           4            4
                                        ------        -------    -------    -------    --------     --------
Net loss.........................         (198)        (1,055)    (1,885)    (5,367)    (13,643)     (12,897)
Preferred stock dividend.........           --             --         49         --          --           --
                                        ------        -------    -------    -------    --------     --------
Net loss applicable to common
  stockholders...................       $ (198)       $(1,055)   $(1,934)   $(5,367)   $(13,643)     (12,897)
                                        ======        =======    =======    =======    ========     ========
Basic and diluted net loss per
  share..........................       $(0.03)       $ (0.18)   $ (0.23)   $ (0.33)   $  (0.73)       (0.68)
                                        ======        =======    =======    =======    ========     ========
Shares used to compute basic and
  diluted net loss per share.....        6,000          6,000      8,342     16,072      18,570       19,082
                                        ======        =======    =======    =======    ========     ========
Pro forma basic and diluted net
  loss per share
  (unaudited)(1).................                                                      $  (0.46)
                                                                                       ========
Shares used to compute pro forma
  basic and diluted net loss per
  share (unaudited)(1)...........                                                        29,870
                                                                                       ========

-------------------------
(1) The pro forma basic and diluted net loss per share (unaudited) reflects the conversion of all outstanding shares of our convertible preferred stock into 11,301 shares of common stock as if the shares had been issued and converted at the beginning of 1999. See Note 1 to our consolidated financial statements.

(2) Includes adjustments directly attributable to the acquisitions, including the amortization of goodwill and other intangibles of $453 attributable to the acquisitions, amortized on a straight line basis over three to five-year periods, and the reversal of the in-process research and development charge recorded in connection with the acquisition of ActionWare.

                                                                       AS OF DECEMBER 31,
                                                          ---------------------------------------------
                                                          1995    1996      1997      1998       1999
                                                          ----    -----    ------    -------    -------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:

Cash and cash equivalents...............................  $ 40    $  43    $   14    $ 1,594    $16,404
Working capital (deficit)...............................   351     (845)     (913)    (1,303)    11,834
Total assets............................................   502      648     1,618      2,685     27,319
Notes payable to stockholder, less current
  installments..........................................    --       --        60         30         --
Capitalized lease obligations, excluding current
  installments..........................................    --       65        53         89        467
Convertible preferred stock.............................    --       --         1         38        112
Total stockholders' equity (deficit)....................   430     (722)      304       (728)    15,975

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of factors including those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are a leading applications service provider, or ASP, offering proprietary Web-based software applications that enable small and mid-sized businesses to cost-effectively take their operations online and automate their business processes. Our ZLand.com product line of software applications together with related services provide e-business solutions for our customers. We offer our software applications to our customers on a rental basis and deliver our products and services through a franchise network.

     We were organized in September 1995. From September 1995 to the end of 1998, our efforts were principally devoted to the development of our franchise distribution model and our ZLand.com product line. We also sold custom Web site development services during this period. We commenced sales of our current ZLand.com product line in April 1998. During 1999, we significantly expanded our corporate infrastructure, our ZLand.com product line and our U.S. franchise network, and initiated operations in Australia, Canada, Egypt, Germany and the United Kingdom. In November 1999, we launched our first brand building campaign through print advertising in major publications.

  Recent Acquisitions

     In November 1999, we acquired all of the outstanding stock of Appintec Corp., dba ActionWare, or ActionWare, a California corporation, for 475,000 shares of our common stock valued at $4.50 per share and $320,000 in cash. The aggregate purchase price was $2.5 million. ActionWare develops and markets customer relationship management software and provides related maintenance and programming services. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the results of operations of ActionWare have been included in our consolidated financial statements since the date of the acquisition.

     In November 1999, we also acquired all of the outstanding stock of Emerging Market Technologies, Inc., or EMT, a Delaware corporation, for 85,000 shares of our common stock valued at $4.50 per share and $180,000 in cash. The aggregate purchase price was $563,000. EMT markets and sells software and provides consulting services. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the results of operations of EMT have been included in our consolidated financial statements since the date of acquisition.

     In January 2000, we acquired substantially all of the assets of Central Technologies, Inc., a California corporation, for 322,222 shares of our common stock valued at $4.50 per share. The aggregate purchase price was $1.4 million net of cash acquired. Central Technologies provides products and services to serve the needs of accountants, including financial management and reporting software applications for small to mid-sized businesses. The acquisition will be accounted for using the purchase method of accounting.

  Revenues

     Our revenues consist of franchise fees and fees for product rental and related services. In 1999, a substantial portion of our revenues consisted of franchise fees generated as a result of the rapid expansion of our franchise network during that period. We expect that our product and related services revenues will constitute an increasing percentage of our total revenues in the future as these franchises expand operations.

     Franchise revenues are derived from the sale of territory licenses under our franchise agreements. All franchises are granted for a seven year period, and are renewable for an additional seven years at the election of the franchisee and upon payment of a renewal fee. Generally, we receive the franchise fee at the time the franchise agreement is executed. In 1999, we granted payment terms of up to 12 months to several franchisees who purchased large multi-territory franchises.

     We recognize franchise revenues in three stages based upon the value of the services we provide to the franchisees during each stage. We recognize approximately 50% of the franchise fee upon completion of the franchisee's initial franchisee training, which represents the point at which a franchisee is able to commence operations and the franchise fee becomes nonrefundable. We recognize approximately 25% of the franchise fee, representing our estimate of the value of the additional training and assistance required to be provided to the franchisee in the initial year of operations, ratably over the first year of the franchise agreement. We recognize approximately 25% of the franchise fee, representing our estimate of the value provided by us to the franchisee over the term of the franchise agreement, ratably over its seven-year term. In those instances in which we granted payment terms, we recognize the unpaid fee in accordance with the above policy only when we believe that collection is probable. Our franchise revenue recognition policy is in accordance with Statement of Financial Accounting Standards (SFAS) No. 45, "Accounting for Franchise Fee Revenue," and the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 (SAB 101).

     Our product and related services revenues is composed of an upfront design and development fee, a monthly rental fee and fees for related services. We recognize the upfront design and development fees when design and development is complete and the product is available for customer use. We recognize product and related services revenues from sales of our proprietary software and related services sold through our franchises and company-owned sales offices. We recognize product rental and related services revenues ratably over the one year service period. Our product and related services revenue policies follow the guidance of American Institute of Certified Public Accountants Statements of Position 97-2 and 98-9, "Software Revenue Recognition."

     Historically, our franchisees acted as the principal contracting parties with, and we supplied the product to, our customers. Although we billed the customer and collected the revenues, franchisees bore collection risk. We remitted 60% of the fees to the franchisees and retained the balance. As a result, through 1999, we recognized revenues on a net basis, representing 40% of the total transaction value. Beginning in 2000, our contracts provide that we are the principal contracting party with our customers and we establish pricing and bear the risk of loss.

  Costs and Expenses

     Cost of revenues consists primarily of network operating center costs, personnel expenses related to services provided to customers and those franchisees with which we have operating assistance agreements, and costs of franchisee training. In 1997, we capitalized software development costs related to products that had reached technological feasibility. These costs were amortized to cost of revenues over the two years ended December 31, 1999.

     Research and development expenses consist primarily of compensation and related costs for research and development personnel, including independent contractors and consultants, and operating expenses for facilities and equipment relating to research and development functions.

     Sales and marketing expenses consist of personnel and related costs primarily for our direct sales force and marketing staff, commissions on sales of our franchises and marketing programs, including trade shows, advertisements, promotional activities and media events.

     General and administrative expenses consist primarily of personnel and related costs for corporate functions, including finance, accounting, legal, human resources, facilities, fees for professional services, and amortization of goodwill and other intangibles.

Years Ended December 31, 1997, 1998 and 1999

  Revenues

     Revenues increased from $221,000 in 1997 to $610,000 in 1998 and $6.5 million in 1999. Our 1997 revenues consisted mainly of sales of custom Web site development services. Revenues in 1998 included $350,000 in product and related services revenues and $260,000 of franchise fee revenues. Product and related services revenues increased to $1.8 million in 1999, following the release of version 2.0 of our ZLand.com product line in October of that year. Franchise fee revenues increased to $4.7 million in 1999 due to substantial expansion of our U.S. and international franchise network.

     Three franchisees represented approximately 41% of our total revenues in 1999. We recognized approximately $615,000 of franchise fee revenues from the licensing of a franchise with Dorado Resources Corp., of which approximately $465,000 is payable in 2000. We believe that collection of the unpaid portion of the fee is probable. We recognized approximately $2.1 million of franchise fee revenues from the licensing of franchises with two different eGlobal partnerships, all of which was paid during 1999.

  Cost of Revenues

     Cost of revenues totaled $82,000 in 1997, $560,000 in 1998 and $1.2 million in 1999. Cost of revenues in each of 1998 and 1999 included $441,000 of amortization of software development costs that were capitalized in 1997. Excluding the $441,000 amortization charge in 1998, cost of revenues increased $37,000 from 1997 to 1998. The increase of $640,000 from 1998 to 1999 resulted primarily from increased franchisee training and cost of higher product and related services revenues.

  Research and Development

     Research and development expenses increased from $890,000 in 1997 to $993,000 in 1998 and $3.1 million in 1999. The increase during 1999 was primarily related to the addition of software engineers and development activity associated with version 2.0 of the ZLand.com product line released in October 1999. We believe that investments in research and development are essential to our future success and expect that research and development expenses will increase in future periods.

  Sales and Marketing

     Sales and marketing expenses increased from $629,000 in 1997 to $2.2 million in 1998 and $9.9 million in 1999. The increase in 1998 was primarily attributable to costs associated with the opening of our first company-owned sales office and the introduction of the ZLand.com product line. The increase in 1999 was related to the addition of sales and marketing employees during the year to support our rapidly expanding franchise distribution model, the costs associated with the launch of our brand building campaign, which commenced in November 1999, and $1.2 million in commissions payable in connection with the licensing of franchises. We expect that our sales and marketing expenses will continue to increase due to the planned growth of our sales force, expansion of our franchise network, and the establishment of company-owned sales offices in U.S. and international locations. We also expect increases in marketing programs and other promotional activities.

  General and Administrative

     General and administrative expenses increased from $283,000 in 1997 to $2.1 million in 1998 and $4.4 million in 1999. The increases are primarily attributable to increases in personnel to support the internal growth in our operations, expansion of our facilities and other increased infrastructure costs as we have concentrated on building our management team and establishing our administrative infrastructure. We expect general and administrative expenses to increase as we add personnel and incur additional costs related to the anticipated growth of our operations, our continuing expansion into international markets and our operation as a public company.

  In-Process Research and Development

     In connection with our acquisition of ActionWare in 1999, we incurred a charge for in-process research and development of $1.3 million in 1999, which represents the portion of the purchase price for ActionWare that was allocated to technology-in-process for which there is no alternative future use. This amount was written off to operations at the time of acquisition.

     ActionWare had, at the time of acquisition, one major in-process research and development project that was approximately 20% complete. We acquired ActionWare to obtain completed technology as well as to complete the development effort on this in-process project, as we believed the project in process had economic value but had not yet reached technological feasibility and had no alternative future uses. We are continuing development efforts and estimate that the cost to complete development will be approximately $5 million. We expect the first new products to be developed by ActionWare to be available for marketing within one year.

  Interest Expense, Net

     Interest expense, net was $222,000 in 1997, $149,000 in 1998 and $87,000 in
1999. Interest expense relates primarily to capitalized lease obligations and other short-term borrowings. The decrease in interest expense in 1998 and 1999 is attributable to repayments of our short-term borrowings with the proceeds of equity financings.

QUARTERLY OPERATING RESULTS

     The following table presents our historical unaudited consolidated quarterly results of operations data for our most recent four quarters ended December 31, 1999. This data is unaudited and derived from our audited annual consolidated financial statements and notes included elsewhere in this prospectus. In the opinion of management, this quarterly financial information has been prepared on the same basis as our annual financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial results included in the table below. This statement of operations data should be read in conjunction with the consolidated financial statements and related notes included in this prospectus. Our results of operations have fluctuated and are likely to continue to fluctuate in the future. Results of operations for any previous periods are not necessarily comparable to future periods.

                                                                THREE MONTHS ENDED
                                            -----------------------------------------------------------
                                             MARCH 31,      JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
                                                1999          1999           1999             1999
                                            ------------    ---------    -------------    -------------
                                                                  (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Franchise...............................    $   592        $   976        $ 1,131          $ 1,970
  Product and related services............        178            204            394            1,017
                                              -------        -------        -------          -------
          Total revenues..................        770          1,180          1,525            2,987
Cost of revenues..........................        175            279            311              435
                                              -------        -------        -------          -------
Gross profit..............................        595            901          1,214            2,552
                                              -------        -------        -------          -------

Operating expenses:
  Research and development................        324            510            840            1,472
  Sales and marketing.....................        738          1,077          3,458            4,642
  General and administrative..............        655            513          1,275            2,006
  In-process research and development.....         --             --             --            1,304
                                              -------        -------        -------          -------
          Total operating expenses........      1,717          2,100          5,573            9,424
                                              -------        -------        -------          -------
Operating loss............................    $(1,122)       $(1,199)       $(4,359)         $(6,872)
                                              =======        =======        =======          =======

     Our revenues have increased in each period presented. These increases have been due to the implementation and expansion of our franchise model, yielding increasing franchise fees, and subsequent product and related services revenues as our customer base has grown. Total cost of revenues has increased more slowly than revenues, resulting in gross profit margin expansion due to the efficiencies involved with selling a growing number of franchises. Total operating expenses have increased in absolute dollars in each period presented as we have expanded our infrastructure to support our growing operations.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations to date primarily through the sale of equity securities. Through December 31, 1999, we raised approximately $45 million through equity financings. At December 31, 1999, we had $16.4 million in cash and cash equivalents.

     Cash used in operating activities totaled $686,000 in 1997, $3.7 million in 1998, and $8.6 million in 1999. The increase in 1998 was primarily due to net losses in the period. The increase in 1999 was primarily due to net losses in the period and increases in accounts receivable and prepaid expenses and other current assets, partially offset by increases in deferred revenues and accrued expenses, as well as in-process research and development and equity instruments issued for services.

     Cash used in investing activities totaled $973,000 in 1997, $87,000 in 1998, and $2.4 million in 1999. The decrease from 1997 to 1998 was primarily due to capitalization of software development costs in 1997. The increase in 1999 was primarily due to the purchase of property and equipment.

     Cash provided by financing activities totaled $1.6 million in 1997, $5.4 million in 1998 and $25.8 million in 1999. The increases in each period resulted primarily from the net proceeds from issuances of common and convertible preferred stock and borrowings on our leasing credit lines.

     We have credit agreements with three leasing companies that provide lines of credit for capital equipment purchases. The aggregate amount available under these facilities at December 31, 1999 was $1.2 million, and the aggregate amount outstanding was $725,000. The interest rates on these lines of credit at December 31, 1999 ranged from 8.99% to 11.75%. Expenditures for property and equipment, including those subsequently financed under capitalized lease obligations, are primarily for purchases of computer hardware and software used in our operations, including expenditures for management information systems, telecommunications systems and hosting of customer applications.

     We used cash for capital expenditures of $67,000 in 1997, $87,000 in 1998, and $1.6 million in 1999. Historically, capital expenditures have been used to make leasehold improvements to our leased office space and to purchase computer hardware and software, telecommunications equipment, and furniture and fixtures to support our growth. We expect our capital expenditures to continue to increase significantly and anticipate spending approximately $8 million in 2000 as we expand our operations in the United States and abroad. We do not at present have any material commitments for capital expenditures.

     We believe that the net proceeds from this offering, combined with current cash balances and borrowings under our leasing lines of credit, will be sufficient to fund our requirements for working capital and capital expenditures for at least the next 12 months. Thereafter, we may sell additional equity or debt securities or seek additional credit lines. We may need to raise additional funds sooner in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new service offerings and competing technological and market developments.

YEAR 2000 READINESS

     Computer systems and software must accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many software and computer systems that accepted only two digit entries needed to be upgraded in order to accept dates beginning January 1, 2000. To date, we have not experienced any date related problems with our software. In addition, we have not been made aware of, nor have we experienced, date related problems with any third-party software. We have tested our software and our internal systems for potential problems relating to the leap year that occurred in 2000 and have not experienced any date related problems resulting from leap year dates. In addition, we do not believe that we will incur material costs in the future because of date related problems.

FOREIGN CURRENCY EXCHANGE RATE RISK

     To date, substantially all of our recognized revenues have been denominated in U.S. dollars and our exposure to foreign currency exchange rate changes has been immaterial. We expect, however, that a significant portion of future product and related services revenues and franchise revenues will be derived from our international operations and will be denominated in foreign currencies. As a result, our future operating results may be subject to significant fluctuations based upon changes in the exchange rates of certain currencies in relation to the U.S. dollar.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for all fiscal quarters or fiscal years beginning after June 15, 1999. In August 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. This statement defers the effective date of SFAS No. 133 to all fiscal quarters or fiscal years which begin after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. Application of this standard is not expected to have a material impact on our consolidated financial position or results of operations.

                                    BUSINESS

OVERVIEW

     We are a leading applications service provider, or ASP, offering proprietary Web-based software applications and related services that enable small and mid-sized businesses to cost-effectively take their operations online and automate their business processes. Our ZLand.com e-business solutions optimize business functions throughout the enterprise, such as e-commerce, sales force automation, supply-chain management, customer support, human resources and financial management. Our software applications are fully scalable, platform independent and are hosted in secure, third party data centers. Our applications are deployed rapidly through the Internet to our customers on a rental basis and are integrated easily with their business processes and existing information technology systems.

     We offer our ZLand.com product line to our customers on a rental basis through a network of local sales offices staffed by e-business experts. We employ a unique franchise distribution model to target what we believe is an under-serviced market consisting of small and mid-sized businesses, or businesses with between one and 1,000 employees. Our typical customer has between 20 and 100 employees. We believe that our franchise distribution strategy is the only cost effective method to penetrate and service our target market successfully.

     As of March 2000, we offered our solutions throughout the United States from 37 sales offices. We also have offices in Australia, Canada, Egypt, Germany and the United Kingdom. Our customer base has grown to over 700 customers as of March 2000 from approximately 190 customers as of January 1999.

INDUSTRY BACKGROUND

Rapid Growth in Business Use of the Internet

     An increasing number of businesses are using the Internet to enable fast and efficient communications with their customers, vendors and employees. For example, companies are increasingly requiring their vendors to order, invoice and pay through the Internet. IDC projects that the market for business-to-business e-commerce will grow from $97 billion in 1999 to $1.4 trillion in 2003. In comparison, IDC projects that the market for business-to-consumer e-commerce will grow from $34 billion to $209 billion over the same period.

     In the last several years, many businesses have emerged with operating models that are exclusively dependent on the Internet, while traditional businesses of all sizes are working quickly to Web-enable their businesses on an enterprise-wide level. Many traditional businesses seek to establish their initial Web presence with a simple, static, online marketing brochure. As these businesses become more familiar with the Internet as a communications platform, an increasing number are seeking to automate more complex, mission-critical functions on the Web.

Increasing Trend Toward Outsourcing

     While businesses are facing competitive pressure to Web-enable their business processes, many of them -- particularly small and mid-sized businesses -- lack the necessary expertise or resources to do so and therefore seek to outsource such services. Reasons for the growth in outsourcing include:

     - the desire of companies to focus on their core businesses;

     - the increased costs that businesses experience in developing and maintaining their networks and software applications;

     - the rapid pace of technological change that shortens time to obsolescence and increases capital expenditures as companies attempt to capitalize on leading-edge technologies;

     - the challenges faced by companies in hiring, motivating and retaining qualified software engineers and IT employees; and

     - the desire of companies to reduce deployment time and risk.

The Competitive Needs of Small and Mid-Sized Businesses to Automate Key Business Processes

     According to IDC, there are currently approximately 7.5 million businesses in the United States with less than 100 employees and such businesses will devote more IT dollars to the Web than any other segment with the exception of the government. IT spending by these businesses is projected by IDC to grow from $20 billion in 1999 to $85 billion in 2003. Additionally, according to country census data for 1998 and 1999, there are more than 40 million businesses with between one and 500 employees located in Europe and Asia.

     Small and mid-sized businesses generally lag their large company counterparts in adopting comprehensive or enterprise-wide e-business solutions due to lack of technical resources, ill-defined or unquantified objectives, budgetary constraints and cost-of-solution barriers to entry. We believe that these businesses need integrated software applications that take advantage of the Internet to improve core business processes, thereby reducing costs for these businesses and enhancing their competitive position.

OUR OPPORTUNITY

     We believe that many of the software products and services currently offered by IT providers are too complex and costly to be effective for small and mid-sized businesses. To date, many small and mid-sized businesses seeking to Web-enable their operations have acquired "boxed" software from different vendors for a variety of business functions, resulting in patchwork solutions that are poorly integrated. Moreover, the infrastructure required to support these packages, which may include hiring specialized IT personnel and investing in costly hardware systems, is beyond the capabilities and financial resources of many small and mid-sized businesses.

     In addition, many small and mid-sized businesses have had to seek IT implementation solutions from multiple providers, including local system integrators, independent Web site designers and hardware and software vendors. Dealing with multiple suppliers can be costly as each supplier provides its own product or service and has limited knowledge of the bundle of products and services required to provide a customer with a complete e-business solution. As a result, many small and mid-sized businesses delay their acquisition of Web-based e-business software applications or forego implementation of the applications altogether.

     We believe that a significant market opportunity exists for a single-source provider of Web-based business software applications to small and mid-sized businesses. These businesses require a scalable, cost effective, end-to-end solution that is easy to implement and rapidly automates their mission critical business operations throughout the enterprise.

THE ZLAND.COM SOLUTION

     Our proprietary ZLand.com e-business software applications are specifically tailored to the needs of small and mid-sized businesses, providing a fully integrated and scalable suite of front- and back-office software solutions. We believe that by automating the critical business operations of small and mid-sized businesses, our ZLand.com solutions enable our customers to achieve significant cost savings and productivity enhancements. We believe that our solutions provide small and mid-sized businesses with many of the online capabilities that Fortune 500 companies enjoy when interacting with their vendors, customers, employees and other constituencies.

     We provide the following key competitive advantages and benefits to our customers:

One-Stop, End-to-End Solution

     Our solutions enable small and mid-sized businesses to automate critical business operations throughout the enterprise. Our proprietary ZLand.com product line consists of more than 160 software applications grouped into 20 solution sets. These solution sets address a broad range of business functions, from establishing a basic Web presence, to selling products over the Internet, to automating business processes, including sales force and supply-chain automation, customer support, human resources and
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

financial management. By offering an enterprise-wide solution, our customers are able to use ZLand.com as their single source provider of e-business software applications.

Rapid Time to Value

     Time to market and the ability to quickly recognize measurable value in e-business initiatives are critical factors for small and mid-sized businesses. We believe that our customers can deploy our solution much more rapidly than alternative approaches. Our templated solution allows most customers to begin using standard ZLand.com e-business software applications within a relatively short period of time. Incorporation of a customer's data, text and graphical images enables us to provide each of our customers with an individualized solution, while still maintaining rapid delivery and the low cost benefits of a standard product. Our customers can implement those applications that fit their immediate needs, and can add applications as their businesses expand. We believe that our customers incur significantly lower capital investment and operating expenses compared to alternative approaches, and therefore can recognize a meaningful return on investment quickly.

High-Value Delivery Model

     Our proprietary ZLand.com software applications are hosted in secure, third party network operating centers and delivered to our customers through the Internet. This ASP model allows customers to rent our products without incurring significant up-front costs. Our customers benefit from integrated e-business capabilities without the cost of acquiring additional hardware and employing dedicated IT personnel. This approach also enables our customers to receive reliable performance and secure computing resources on a 24 x 7 basis. We believe that our ASP delivery model is ideally suited for small and mid-sized businesses and enables non-technical customers to easily deploy our products.

Scalable, Flexible Solutions

     Our proprietary ZLand.com software applications are designed to deploy rapidly throughout the enterprise and integrate easily with our customers' business processes and existing IT systems. Our solutions are scalable and flexible, enabling our customers to implement additional applications in a cost effective manner as their business needs evolve. For example, a customer initially might choose only to have a Web site to promote its products or services. The customer later may add applications enabling e-commerce (e.g., online catalogs and product fulfillment), or add a complete solution that integrates many of its back-office business processes with its Web site. The scalability of our solutions helps our customers minimize their costs by permitting them to rent and use only those functions they currently need, while providing the flexibility to continually and easily add functions as the enterprise expands. In addition, we have designed our ZLand.com suite of e-business software applications so that we can deploy the same solution internationally using local language and business rules.

Unique Network of Local e-Business Experts

     Many small and mid-sized businesses that seek to implement an e-business strategy are unable to stay abreast of the latest Internet and software technology. These businesses require access to on-site e-business expertise. We believe that our franchise network of local sales offices staffed by e-business experts provides the only effective means of servicing these businesses. Our local e-business experts help our customers identify the solutions of the most immediate value to them and develop an e-business strategy that meets their needs.

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

STRATEGY

     Our objective is to become the leading worldwide provider of Web-based business software applications for small and mid-sized businesses. Key elements of our strategy to achieve this objective include:

Build a Global ZLand.com Brand

     We believe that building a strong brand is critical to attracting and expanding a broad and diverse customer base of small and mid-sized businesses. In November 1999, we launched our first brand building campaign through print advertising in major publications targeted at small and mid-sized businesses. We intend to launch a more extensive and global brand-building campaign in 2000, which will include print, radio, Internet advertising and other programs to further develop our brand. Our brand-building programs will leverage our corporate positioning statement, "e-business for everyone."

Rapidly Expand Through Our Unique Franchise Distribution Model

     We believe that we acquire our customers at a low cost by delivering our e-business solutions through a distribution system composed primarily of franchise sales offices. Because the majority of small and mid-sized businesses are not located in major metropolitan areas, we believe that our franchise distribution model is the only cost effective means to penetrate and service our target market successfully on a large scale. Because we have invested significant time and resources to develop and test our franchise system and distribution model, we believe that we are poised to expand rapidly and efficiently.

Continue to Enhance Our End-to-End Solutions

     Our e-business software solutions enable our customers to link their front-end Web presence with their back-end enterprise systems efficiently and cost-effectively. When we identify a product that we believe should be added to our product line, we either develop it internally, acquire or license it. To date, we have internally developed the majority of our software products. In November 1999, we acquired ActionWare, a company that had already developed a sales force automation application, after we determined that market demand for such a product existed. In January 2000, we acquired Central Technologies, Inc., a company that had developed financial management and reporting software applications for small to mid-sized businesses. We are integrating these applications into our ZLand.com product line. As we expand our product line, we intend to continue to enhance our platform technology so that we can maintain a leading solution.

Continue Our International Expansion

     We intend to continue to target small and mid-sized businesses worldwide and expand our global presence. We currently have sales offices in the United States, Australia, Canada, Egypt, Germany and the United Kingdom. We intend to expand our operations in these countries using a localized version of the software and enter additional foreign markets. We believe that we can replicate the infrastructure and processes that support our distribution model in most countries.

Leverage Our Community of Customers and Enter into Strategic Partnerships

     We currently provide our solutions to more than 700 customers and intend to aggressively expand our customer base. We believe that we have a significant opportunity to leverage a large customer base of small and mid-sized businesses. We believe that our customer base will be extremely attractive to vendors that seek to offer their products and services to this market. We intend to take advantage of other revenue opportunities that we may derive from our community of customers by entering into strategic partnerships.

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

PRODUCTS AND RELATED SERVICES

     Our product line currently consists of more than 160 software applications organized into 20 solution sets. These solutions sets contain bundles of applications that address different combinations of our customers' e-business needs. Additional solution sets can be employed to further expand and tailor a customer's solution, either at the time of original deployment or at a later date as the customer's needs evolve. Our product line spans a wide range of e-business activities including:

     - e-marketing -- communicating company and product information through the Internet.

     - e-commerce -- selling products and services through the Internet.

     - e-operations -- using Web-based applications and databases to streamline key front- and/or back-office business processes.

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

The following table identifies our software applications:

                                     E-COMMERCE
  E-MARKETING APPLICATIONS          APPLICATIONS                            E-OPERATIONS APPLICATIONS
  ------------------------          ------------        ------------------------------------------------------------------
Customer About Page            Auction                  Accounts Payable               HQ Job Postings
Customer FAQ                   Customer Catalog         Accounts Receivable            Information Services Central
Customer Info Center           Customer Financial       Activity Manager               Services
Customer Product Library       Forms                    Budgets                        Information Services Company
Employee Advertising           Customer Returns         Checks                         Directory
Resources                      Customer Self Service    Collections Manager            Information Services Company
Employee FAQ                   Dealer Allocator         Contact Manager                Newsletter
Employee Web Resources         Dealer Locator           Customer Company Directory     Information Services Reading File
Finance About Page             Order Fulfillment        Customer Suggestion Box        Information Services Room &
Finance FAQ                     Integrator              Customer Training Schedule     Resource
HQ About Company               Reseller Auction         Employee Admin Forms           Reservation
HQ About Page                  Reseller Catalog         Employee Bulletin Board        Inventory Manager
HQ Email Referral              Reseller Financial       Employee Central Services      Investor Bulletin Board
HQ Homepage                    Forms                    Employee Classifieds           Investor Company Directory
HQ Site Map                    Reseller Service         Employee Company Directory     Investor Financial Reports
HR About Page                  Request                  Employee Company Newsletter    Investor News
HR FAQ                         Reverse Auction          Employee Goal Tracker          Investor Reading File
Information Services About     Shopping Cart            Employee President's Message   Investor Suggestion Box
Page                                                    Employee Manual                Invoicing
Information Services FAQ                                Employee Reading File          Marketing Campaign Manager
Investor About Page                                     Employee Suggestion Box        Meeting Manager
Investor FAQ                                            Employee Room & Resource       Mfg Central Services
Mfg About Page                                          Reservation                    Mfg Company Directory
Mfg FAQ                                                 Employee Union Notices         Mfg Company Newsletter
Press About Page                                        Finance Central Services       Mfg Policy & Procedures Manual
Press Awards                                            Finance Company Directory      Mfg Reading File
Press Calendar                                          Finance Company Newsletter     Mfg Room & Resource Reservation
Press FAQ                                               Finance Reading File           Mfg Suggestion Box
Press Product Library                                   Finance Room & Resource        Mfg Technical Manual
Press Releases                                          Reservation                    Mfg Union Notices
Press Testimonial                                       Finance Suggestion Box         Opportunity Manager
Reseller About Page                                     General Ledger                 Order Entry
Reseller FAQ                                            Group Calendaring              Payroll Entry
Reseller Info Center                                    Help Desk Manager              Payroll Reporting
Reseller Product Library                                HR Admin Forms                 Press Relations Company Directory
Reseller Web Resources                                  HR Applicant Tracking          Project Tracker
Sales/Mktg About Page                                   HR Benefits Administration     Purchase Orders
Sales/Mktg Advertising                                  HR Bulletin Board              Reseller Bulletin Board
Resources                                               HR Central Services            Reseller Company Directory
Sales/Mktg FAQ                                          HR Company Directory           Reseller Lead Resources
Sales/Mktg Web Resources                                HR Company Newsletter          Reseller Reading File
Trade Press                                             HR Employee Classifieds        Reseller Research Resources
Vendor About Page                                       HR Employee Manual             Reseller Suggestion Box
Vendor FAQ                                              HR Job Postings                Reseller Training Schedule
White Papers                                            HR New Hire Processing         Sales/Mktg Central Services
                                                        HR President's Message         Sales/Mktg Company Directory
                                                        HR Reading File                Sales/Mktg Company Newsletter
                                                        HR Room & Resource             Sales/Mktg Lead Resources
                                                         Reservation                   Sales/Mktg Literature Library
                                                        HR Suggestion Box              Sales/Mktg Manual
                                                        HR Training Manual             Sales/Mktg Reading File
                                                        HR Training Schedule           Sales/Mktg Research Resources
                                                                                       Sales/Mktg Room & Resource
                                                                                        Reservation
                                                                                       Sales/Mktg SFA
                                                                                       Sales/Mktg Suggestion Box
                                                                                       Sales/Mktg Training Schedule
                                                                                       Time Sheet Entry
                                                                                       Training Manual
                                                                                       Training Schedule
                                                                                       Vacation Scheduler
                                                                                       Vendor Bidding System
                                                                                       Vendor Bulletin Board
                                                                                       Vendor Company Directory
                                                                                       Vendor Freq Purchased Products

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

Templated Approach

     Our product design employs a templated approach that enables our customers to rapidly deploy a solution set and tailor it to achieve a unique look and feel. Each customer's interaction with our applications is personalized using standard definitions contained in our predefined templates. For example, our Web site development application incorporates each customer's personal information as part of the application set-up process using a simple fill-in-the-blank online configuration questionnaire and the inclusion of customer-specific images in a graphics library. With this technique, each customer determines the look and feel of its Web site while the application infrastructure remains standard. Our templated approach allows us to deliver and manage the ZLand.com product line so that a large number of customers are able to tailor our standard applications to their individual needs.

Product Attributes

     ZLand.com's suite of e-business software applications has been designed to achieve the following integration attributes:

Field-driven personalization.............  Each customer can alter the look and feel of its Web site, as well as certain
                                           functions, within an otherwise standard
                                           application.
Centralized security.....................  Each authenticated user has a single user identification and password that
                                           specifies the resources and functions
                                           that the user can access.
Uniform navigation.......................  All of our applications share a common navigation style, so that learning a new
                                           application only requires understanding
                                           its features.
Single logical database..................  All applications used by a customer share common access to that customer's data,
                                           ensuring consistency.

Services

     We offer services, which are complementary to or included with our product line, such as e-business consulting, site hosting and administration, product support, integration of existing IT systems and application customization. When combined with the ZLand.com product line, our services provide our customers with a total e-business solution. These services include the following:

     - E-business Consulting. Our e-business experts provide Internet-strategy consulting, Internet-marketing enhancement, Web site audit and design, and business process improvement services.

     - Site Hosting and Administration. Our third-party network operating centers provide Internet access via multiple T3 lines, with fully redundant equipment, data backup and 24 x 7 support.

     - Product Support. We offer a comprehensive customer assistance program through our technical support staff that provides timely resolution of customer technical inquiries through telephone, e-mail, and Web site capabilities.

     - Integration of Existing IT Systems. Our e-business experts help integrate the customer's established existing IT systems with our suite of e-business software applications.

     - Customization of Applications. We offer custom development to enhance our existing applications or develop new applications to meet a customer's demands.

Alliances

     We have implemented an alliance partnership program to provide our customers with "point-and-click" access to the products and services of major brand name companies through our suite of

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

e-business software applications. We believe that our alliances will assist us in gaining broad market acceptance as well as enhance our marketing, sales and distribution capabilities. In addition to increasing the value of our product line to our customers, the program provides ZLand.com with an opportunity to increase customer loyalty and build our brand. We believe the program provides an effective sales channel for our alliance partners to build brand loyalty and reach new small and mid-sized businesses.

CUSTOMERS

     We target small and mid-sized businesses, which we characterize as enterprises with between one and 1,000 employees. Our typical customer has between 20 and 100 employees. Currently, we have more than 700 customers across a wide range of industries. We provide our products and services to our customers through renewable one-year contracts. Our customers typically pay a one-time set-up fee for customer specific design and development and a recurring monthly fee, which vary based on the scope of the customers' requirements.

     The following provides representative examples of customer experiences in the areas of e-marketing, e-commerce and e-operations:

E-Marketing: Trigon Electronics

     Trigon's problem. Trigon Electronics sells high-end security products through its dealer network to industrial customers nationwide, some of whom are large and sophisticated. As a result, Trigon needed to continually educate and update its dealer network. Trigon also needed to use the Internet to market to prospective customers directly, providing leads to the dealer network.

     ZLand.com's solution. Using our suite of ZLand.com e-business software applications, we helped Trigon build a Web site that Trigon can continually update. Trigon uses the Web site to make product literature available online for immediate use by its dealer network, and as a central reference point for dealers and OEM customers to find product descriptions, photos, specifications, part numbers and even programming instructions. Trigon employs our Dealer Locator e-marketing application in its dealer network. Using our proprietary applications to Web-enable its marketing practices allows Trigon to better serve its dealers and makes it possible for the dealers to more easily pursue sales opportunities.

E-Commerce: Goldman Promotions

     Goldman's problem. Goldman Promotions is in the highly competitive promotional products and fulfillment services industry and needed to differentiate itself from its competitors. Goldman has clients in a broad range of industries that were seeking to use Goldman to manage their promotional incentive programs which include product fulfillment. In order to efficiently run its business, Goldman was seeking an online solution consisting of centralized Web site stores that could be customized for its wide range of clients.

     ZLand.com's solution. We helped Goldman quickly and economically Web-enable its business by building customized online stores and catalogs for its various clients. Goldman's clients can now sell promotional merchandise on line through these online stores.

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

E-Operations: Toastmasters International

     Toastmasters International's problem. Communicating with present and potential members through 9,000 chapters worldwide presented Toastmasters International with the challenge of keeping both their extensive catalog of items and listing of clubs current and constantly available.

     ZLand.com's solution. We helped Toastmasters International establish a club locator using our e-operations technology. Potential members are now able to find a club in their area by entering their zip code. In addition, the ZLand.com suite of e-business applications provides real-time pricing of freight on shipments ordered from the site. The increased efficiency yields benefits in member satisfaction, streamlined internal operations and cost reductions.

SALES AND MARKETING

Sales

     We sell our e-business solutions through a network of local sales offices staffed by e-business experts. A team consisting of sales and technical experts from a local sales office typically will work with a prospect's senior management team to identify the customer's service needs. Once a customer implements our solutions, our local e-business experts provide ongoing support. Our account management activities include recommending service extensions and upgrades that are consistent with a customer's e-business strategy and budget.

Marketing

     During 1999, we began testing several marketing programs designed to build the ZLand.com brand while simultaneously generating sales leads. This first brand building campaign, which was launched in November 1999, included print advertising in major publications targeted at small and mid-sized businesses. We intend to engage in a more extensive brand-building campaign in 2000, which may include programs such as print, radio and Internet advertising, direct mail and e-mail campaigns, outbound telemarketing, vertical market trade shows, local business development seminar programs and a coordinated public relations program. Our marketing programs are intended to present a consistent corporate image and provide high quality materials for use by our local sales offices.

FRANCHISE OPERATIONS

     We have divided our target markets into territories based upon the number of businesses located within each defined area. Each territory contains, on average, approximately 3,000 small to mid-sized businesses located within each defined area. Our distribution network consists of:

     - franchisee-owned and operated offices;

     - franchisee-owned offices that are operated with the assistance of a ZLand.com general manager typically for an additional fee; and

     - ZLand.com owned and operated offices.

     Of our 43 worldwide sales offices, 22 are franchisee-owned and operated, 16 are franchisee-owned but are assisted by a ZLand.com general manager and 5 are owned and operated by ZLand.com. We intend to significantly increase the proportion of sales offices that we own and operate.

Franchise Agreement

     Our U.S. and most of our foreign franchisees enter into renewable seven year franchise agreements with us which permit them to operate in a defined territory, or block of territories, using the ZLand.com system of operations. The current franchise fee per territory in the U.S. is $30,000, but may vary from country to country. Franchisees are responsible for all capital expenditures and other costs associated with the commencement of their operations. Most franchisees are required to contribute 1% of gross sales (a minimum of $500 per month) to a marketing cooperative fund, and are required to spend a minimum of

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

$2,500 each month on local advertising during their first year of operation, and thereafter spend the greater of 3% of gross sales or $1,000 per month on local promotions.

     Under the franchise agreement:

     - franchisees must adhere strictly to ZLand.com system standards, which are set forth in our Business Manual;

     - franchisees may only sell products and services authorized by ZLand.com;

     - franchisees must deliver periodic, financial and other reports to us;

     - franchisees must maintain sales of at least 50% of the average sales of similarly situated franchisees;

     - we have broad inspection rights; and

     - we have the right to terminate non-performing or non-compliant franchisees.

     Our agreements governing franchises located in foreign territories may differ from our U.S. franchise agreements in order to comply with foreign laws and regulations.

Sales Office Network

     Our 38 franchisee-owned sales offices are licensed to operate in 388 territories. These franchisees hold options for an additional 443 territories. In some cases, we license blocks of territories, typically contiguous within a defined geographic region. Multiple-territory offices benefit from certain economies of scale. We currently offer franchises in 48 states and are in the process of completing the regulatory compliance requirements for the remaining two states. We also offer franchises in Australia, Canada, Egypt, Germany and the United Kingdom. We use a qualification profile that is intended to identify franchise candidates with successful direct sales and direct sales management experience who are interested in technology and who have a good working knowledge of general business practices.

     We have five company-owned sales offices located in Munich; Sydney; San Jose, California; Atlanta, Georgia and at our corporate headquarters in Southern California. We plan to add company-owned and operated sales offices in major metropolitan areas in the U.S. in 2000. We expect company-owned and operated sales offices to generate product and related services revenue and to provide a controlled environment to test new product strategies and marketing campaigns.

CUSTOMER SUPPORT AND TRAINING

     We believe that customer training and support are critical to the success of our business model. The technical staff in our local sales offices provide the first level of support to our customers. If the local technical staff cannot resolve a customer support issue, they refer it to a ZLand.com support center. Those support centers provide services on a 24 x 7 basis which customers can access directly. We have deployed an incident tracking system to record and manage support and feedback issues ranging from product improvement suggestions to bug reporting. We provide local, hands-on site administrator training to each of our customers as an important part of our end-to-end solution. This training enables our customers to have full control over the data in their ZLand.com software applications.

TECHNOLOGY

Product Development

     Our product development group focuses on Web-based software applications. Our applications are based on a variety of technologies that principally consist of Dynamic HTML, XML, CGI, Java and Lotus Domino. This group develops new applications and incorporates these applications into our product line. Our product development group also identifies, selects and implements the various technologies, including network storage and back-up, that provide the basic infrastructure for both our internal network and the solutions that we offer our customers.

     Our software architecture consists of a presentation and security layer, a business logic layer and a data storage layer. The user interacts exclusively with the presentation layer, which formats the user's data for display in the user's browser. The business logic layer performs all user requests for modifying the data, maintains transactional integrity, and interacts with the data storage layer for managing the permanent storage index that cross-references the data. This architecture provides an industry standards-based methodology without a significant dependence on a single third-party vendor. It also provides an application environment that can be easily adapted to include additional functions and modules.

Network Operating Centers

     We currently lease network operating center capacity from Solid Technology, Inc. We have entered into an agreement to lease additional capacity from Exodus Communications, Inc. Our network infrastructure is specified and designed to provide reliable storage of our Web-based applications and data. Our network infrastructure also includes multi-level network redundancy to provide the highest levels of network uptime, reliability and customized network security, and fast, guaranteed response time and availability of customers' content. Our infrastructure is also specified and designed to scale to support continued growth.

     When selecting our network operating centers, we consider the scope of electronic tools that the facility has available to automate the customer support function. To enhance customer data reliability, our network operating centers use digital audio tape backups and writeable CD-ROMs to store applications and data files. For system-wide reliability, RAID 5 storage provides fault redundancy at the operating system level. For security, all servers have SSL-enabled security levels within their operating systems. A firewall is used to protect both the operations of the data center and the contents of customer files and applications.

COMPETITION

     Our competitors vary in size and in the scope and breadth of services that they offer. We primarily encounter competition from the following types of companies:

     - custom software development firms and systems integrators and consultants;

     - interactive advertising agencies and graphic design firms;

     - traditional enterprise resource planning firms;

     - software tool makers, such as IBM and Microsoft, that target "do-it-yourself" customers;

     - value-added resellers of IBM and Microsoft products that sell software services;

     - e-commerce companies that focus on solutions for online sales;

     - companies that focus on one or more business segments such as supply chain management, procurement or human resources; and

     - Internet service providers and ASPs that offer value-added hosting services and applications for small and mid-sized businesses.

     In addition, because there are relatively low barriers to entry in the software applications rental market, we expect additional competition from other established and emerging companies as the market continues to develop and expand. We also expect competition to increase as a result of software industry consolidations and formations of alliances among industry participants.

     We believe that the principal competitive factors affecting our market include a significant base of reference customers, breadth and depth of solution, product quality and performance, customer service, core technology and brand building. We believe that our focus on value and efficiency to small and mid-sized businesses, our ASP delivery model, our broad, proprietary product mix, and our local franchise distribution model position us to compete effectively. Although we believe that our solutions currently compete favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

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

INTELLECTUAL PROPERTY RIGHTS

     We have registered our logo and the name Z Land(R) as trademarks and service marks with the U.S. Patent and Trademark Office, and have filed or are in the process of filing trademark registration applications for the marks ZLand.com and "e-business for everyone." ZLand.com and the ZLand.com logo and service marks are in use in the U.S. In addition, the ZLand.com logo and the ZLand.com and "e-business for everyone" trademarks and service marks are in use in several foreign countries. We also are in the process of filing applications to register these trademarks in several countries. Our franchisees are granted the right to use the ZLand.com name and our other service marks in their franchise license agreements with us.

     We require our customers to enter into license agreements, which impose restrictions on their ability to use our software. In addition, we require persons with access to our proprietary information to execute confidentiality agreements with us and restrict access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

     We generally enter into confidentiality agreements with our employees and consultants. Our confidentiality agreements require that our employees and consultants not disclose any of our proprietary information. Despite these and other efforts to protect our proprietary information, unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and our efforts might not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as well as those of the United States.

GOVERNMENT REGULATION

Franchise Regulation

     We must comply with regulations adopted by the Federal Trade Commission, or the FTC, and with foreign and state laws that regulate the offer and sale of franchises as well as the franchise relationship. The FTC's Trade Regulation Rule on Franchising, or the FTC Rule, and certain state laws require that we furnish prospective franchisees with a franchise offering circular containing information prescribed by, and otherwise comply with, the FTC Rule and applicable state laws and regulations at least 10 days before any sale can be effected. Foreign laws and regulations may also require disclosure of specified information to prospective franchisees, and in some jurisdictions, the registration of the franchisor with a governmental or quasi-governmental agency, prior to the offer or sale of franchises.

     We also must comply with a number of state and foreign laws that regulate substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor's ability to terminate or not renew a franchise without good cause, prohibit interference with the right of free association among franchisees, disapprove the transfer of a franchise or discriminate among franchisees with regard to charges, royalties and other fees. To date, these laws have not had an adverse effect on our operations. The failure to comply with these laws may adversely affect us.

     Bills intended to further regulate certain aspects of franchise relationships have been introduced into the United States Congress on several occasions during the last decade, but none have been enacted. Any changes to the FTC Rule or state or foreign franchise laws, or future court or administrative decisions could affect our franchise business.

Regulation of the Internet and E-Commerce

     The United States Congress recently has passed legislation that regulates certain aspects of the Internet, including online content, copyright infringement, user privacy, taxation, access charges and liability for third-party activities. The European Union also has recently enacted several directives relating to the Internet, including directives that address the use of personal data, e-commerce activities, security, commercial piracy, consumer protection and taxation of e-commerce transactions. Governmental authorities in the United States and abroad are considering, and may consider in the future, other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation are uncertain but may include intellectual property ownership, libel, privacy protection, consumer protection, including deceptive advertising, pricing, quality of products and services. We cannot predict how courts will interpret existing and new laws, and therefore are uncertain as to how new laws or the application of existing laws will affect our business. In addition, our business may be indirectly affected by legislation that affects the ability of our customers to engage in e-commerce activities. Increased regulation of the Internet may decrease the growth in the use of the Internet, which could decrease the demand for our products and services, increase our cost of doing business or otherwise harm our business, results of operations and financial condition.

EMPLOYEES

     As of March 15, 2000, ZLand.com had a total of 240 employees, consisting of 77 in research and development, 111 in sales and marketing, 20 in customer support, professional services and training, and 32 in administration and finance. Of these employees, 212 were located in the United States and 28 were located outside of the United States. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

FACILITIES

     Our headquarters and our principal sales, marketing, research and development and administrative office occupies approximately 67,000 square feet in Aliso Viejo, California. This lease expires on February 28, 2005. In addition, we also lease office space in Atlanta, Georgia, San Jose, Emeryville and Moorpark, California, Munich, Germany and Sydney, Australia.

LEGAL PROCEEDINGS

     From time to time we may be involved in litigation or arbitration that arises in the normal course of business operations. In particular, we may from time to time be involved in litigation or arbitration with franchisees who are terminated for nonperformance or noncompliance with their franchise agreements. We are not currently a party to any pending material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers, and their respective ages and positions as of March 15, 2000, are as follows:

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
John W. Veenstra..........................  55    Chairman of the Board, Chief Executive Officer and
                                                  Director
Glenn E. Abood............................  38    President and Chief Operating Officer
Kevin S. Palatnik.........................  42    Chief Financial Officer and Senior Vice President,
                                                  Finance
Joan Nagelkirk............................  54    President of North American Operations and Director
Jim Ensell................................  38    Senior Vice President, Products and Services
Rich Wyckoff..............................  40    Senior Vice President, Corporate Marketing
Gregg Amber...............................  43    Senior Vice President, General Counsel and Secretary
Hans Severiens(1).........................  70    Director
Sidney Jansma, Jr.(1)(2)..................  56    Director
Jack Harding(1)(2)........................  45    Director
Thomas Glasgow, Jr.(2)....................  53    Director
Wolfgang Hanrieder........................  39    Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     JOHN W. VEENSTRA co-founded ZLand.com in September 1995 and has served as the Chairman of the Board of Directors and Chief Executive Officer since that time. In addition, Mr. Veenstra served as President from September 1995 to May 1999. Mr. Veenstra provided consulting services to us between September 1995 and October 1, 1997, when he became an employee. Prior to founding ZLand.com, he was the Chief Executive Officer of First Electronic Forms, Inc. from its formation in 1991 until its sale to Wallace Computer Services, Inc. in 1993. Mr. Veenstra served as Vice President and General Manager, Electronic Forms Division of Wallace Computer Services from 1993 to January 1995. Mr. Veenstra is married to Joan Nagelkirk, our President of North American Operations and a director. Mr. Veenstra holds a B.A. in economics from Calvin College and an M.B.A. in finance from Wayne State University.

     GLENN E. ABOOD has served as our President and Chief Operating Officer since June 1999. From January 1997 to June 1999, he was Vice President and General Manager for the design and verification business unit of Cadence Design Systems, a software and services provider for the electronic design automation industry. Prior to joining Cadence, Mr. Abood was President and Chief Executive Officer of Silicon Valley Research, Inc., from May 1995 to December 1996. From February 1984 to April 1995, Mr. Abood held various sales and management positions at Zycad Corp. Mr. Abood holds a B.S.E.E. from the University of Delaware and an M.S. in electrical engineering from Worcester Polytechnic Institute.

     KEVIN S. PALATNIK joined us as Senior Vice President and Chief Financial Officer in February 2000. From January 1999 to February 2000, he was Vice President and General Manager for the Education Services business unit of Cadence Design Systems. From July 1994 to January 1999, Mr. Palatnik held several positions within Cadence including Vice President-Operations, Vice President-Corporate Financial Planning and Analysis and Group Director-Finance. Prior to joining Cadence Design Systems, Mr. Palatnik held various financial positions with IBM Corporation, most recently as the Plant Controller for the Storage Systems Division in San Jose, CA. Mr. Palatnik serves as a director of usateetimes.com. Mr. Palatnik holds a B.S. in industrial engineering, a B.S. in operations research and an M.B.A. from Syracuse University.

     JOAN NAGELKIRK co-founded ZLand.com in September 1995 with her husband, John Veenstra, our Chairman and Chief Executive Officer, and served as our Chief Financial Officer from that time until

December 1998 and from April 1999 to February 2000. In February 2000, Ms. Nagelkirk became President of North American Operations. In addition, she has served as a director since September 1995. Ms. Nagelkirk provided consulting services to us between September 1995 and October 1, 1997, when she became an employee. Ms. Nagelkirk was Vice President of First Electronic Forms, Inc., from 1991 until its sale to Wallace Computer Services, Inc. in 1993. Ms. Nagelkirk served as Director of Licensed Operations, Electronics Forms Division of Wallace Computer from 1993 to January 1995. Ms. Nagelkirk holds a B.A. in psychology from Calvin College and an M.A. in psychology from St. Francis College.

     JIM ENSELL joined us as Vice President of Services Operations in July 1999 and was promoted to the position of Senior Vice President of Products and Services in January 2000. Prior to joining us, Mr. Ensell served as Vice President, Consulting Services for Cadence Design Systems and prior to that, as Vice President, Marketing for Cadence DSM Business Unit. Until 1997, he was Vice President and General Manager of Consulting Services and GateField Sales at Zycad Corporation, where he also served as Vice President and General Manager of the Zycad Services Division. Mr. Ensell holds a B.S. in electrical engineering from Villanova University and an M.S. in electrical engineering and computer science from the University of Pennsylvania.

     RICH WYCKOFF joined us as Vice President of Marketing in September 1999 and was promoted to the position of Senior Vice President of Corporate Marketing in January 2000. Prior to joining us, Mr. Wyckoff served as Vice President of Corporate Marketing with Cadence Design Systems from September 1995 to September 1999. From May 1995 through October 1995, Mr. Wyckoff was the principal and founder of the Image Group. Mr. Wyckoff holds a B.A. in communications and an M.A. in mass media from the University of California, Santa Barbara.

     GREGG AMBER joined us as Senior Vice President, General Counsel and Secretary in December 1999. From March 1998 through November 1999, Mr. Amber was a partner with the law firm of Rutan & Tucker, LLP. Prior to that time, and since January 1995, he was a partner with the law firm of Snell & Wilmer LLP. He is also corporate secretary and a director of Litronic Inc. Mr. Amber holds a B.A. in political science and mathematics from Principia College and a J.D. from Stanford Law School.

     HANS SEVERIENS joined our board of directors in January 1998. Since 1995, Mr. Severiens has served as the coordinator of the "Band of Angels," a Silicon Valley group of high-tech executives investing in high-tech start-ups, which he founded, and has served as a general partner of Band of Angels Fund L.P. since July 1999. Since 1968, Mr. Severiens has been actively involved in the venture capital and investment banking business, having served as president of the U.S. subsidiary of MIP Equity Fund, as a partner in Bay Ventures II, and as vice president of Merrill Lynch, Morgan Stanley Dean Witter, and Mitchell Hutchins. He is a Trustee of Golden Gate University (San Francisco), and a director of the Enterprise Network (Cupertino, California). Mr. Severiens holds a B.A. in physics from Harvard University and a Ph.D. in nuclear physics from Johns Hopkins University.

     SIDNEY JANSMA, JR. co-founded ZLand.com in September 1995, and has served on our board of directors since 1997. Mr. Jansma has been President and Chief Executive Officer of Wolverine Gas & Oil Company, Inc., an oil and gas exploration and production company, for over 12 years. He is a director of the American Petroleum Institute, past Chairman, President and Treasurer of the Michigan Oil and Gas Association, and past Chairman of Bethany Christian Services, a private adoption agency with operations in 29 states. Mr. Jansma holds a B.A. in economics and philosophy from Calvin College and an M.B.A. in corporate finance and accounting from the University of Michigan.

     JACK HARDING joined our board of directors in August 1999. He is Chairman and Chief Executive Officer of The Dorset Group, a venture management and investment firm. From October 1997 to May 1999, he served as President and Chief Executive Officer of Cadence Design Systems, the world's largest provider of software and services for electronic design. From May 1997 to October 1997, Mr. Harding served as Senior Vice President of the Strategic Business Group of Cadence Design Systems. From December 1994 to May 1997, Mr. Harding was President and Chief Executive Officer of Cooper and Chyan Technologies, which was acquired by Cadence Design Systems in 1997. Mr. Harding is Chairman of the Board of SafeCorp.com, an information security consulting firm. He also serves as a director for inSilicon, a provider of semiconductor intellectual property. He is a Senior Fellow at the Institute for Development Strategies, Graduate School of Public Policy, Indiana University. Mr. Harding holds a B.A. in Economics and Chemistry from Drew University, where he is a member of the Board of Trustees.

     THOMAS GLASGOW, JR. joined our board of directors in December 1999. From 1973 until 1998, Mr. Glasgow was employed in a number of management positions by McDonald's Corporation, most recently as Executive Vice President and Chief Operations Officer in charge of restaurant systems worldwide. In that position, Mr. Glasgow was responsible for the operations, training, product development, operations development, equipment development, supply chain management and security departments. Mr. Glasgow is currently a director of NSF International, Inc., Compliance Control, Inc. and First Union Bank -- Asheville, as well as Memorial Mission Healthcare Foundation, University of North Carolina-Asheville Foundation, and YMCA of Western North Carolina. Mr. Glasgow holds a B.A. in business from Michigan State University.

     DR. WOLFGANG HANRIEDER joined our board of directors in February 2000. Since 1997, Dr. Hanrieder has been a partner of STAR Ventures Management, a Munich, Germany based investment firm specializing in IT and healthcare companies. Prior to that time, he was a Manager of Siemens from January 1990 to May 1996 and a Manager of Siemens Nixdorf Information Systems from May 1996 to September 1997. Dr. Hanrieder holds an M.B.A. from the Massachusetts Institute of Technology and a M.S. and Ph.D. in physics from the Technical University of Munich, Germany.

     All directors hold office until the next annual meeting of stockholders or the election and qualification of their successors. Officers are elected annually by the board of directors and serve at its discretion.

DIRECTOR COMPENSATION AND INDEMNIFICATION

     We reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attendance at stockholders', board and committee meetings. We granted to each of Messrs. Glasgow, Harding, Jansma and Severiens an option to purchase 100,000 shares of common stock at an exercise price equal to fair market value on the date of their election to the board, vesting over a period of two years. In addition, in recognition of their services on the board, in December 1998 we granted Mr. Jansma an option to purchase 150,000 shares and Mr. Severiens an option to purchase 100,000 shares, each at $0.50 per share, with vesting over three years for Mr. Jansma and over two years for Mr. Severiens, and in November 1999 we granted Mr. Jansma an option to purchase 100,000 shares and Mr. Severiens an option to purchase 50,000 shares, each at $4.50 per share with vesting over two years.

     We have entered into indemnification agreements with each of our current directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are not aware of any threatened litigation that may result in claims for indemnification.

BOARD COMMITTEES; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The board of directors has established an audit committee and a compensation committee. The audit committee, consisting of Messrs. Jansma, Harding and Severiens, reviews the adequacy of our internal controls and the results and scope of the audit and other services provided by our independent auditors. The compensation committee, consisting of Messrs. Jansma, Harding and Glasgow, establishes salaries and other forms of compensation for our executive officers.

     None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served as one of our directors or as a member of our compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation paid or accrued by us to our Chief Executive Officer and each of our other executive officers who earned more than $100,000 in salary and bonus, for services rendered to us in all capacities during the year ended December 31, 1999. These individuals will be referred to as the named executive officers in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL                LONG TERM
                                                COMPENSATION        COMPENSATION AWARDS
                                              ----------------   -------------------------    ALL OTHER
        NAME AND PRINCIPAL POSITION            SALARY    BONUS   SHARES UNDERLYING OPTIONS   COMPENSATION
        ---------------------------           --------   -----   -------------------------   ------------
John W. Veenstra(1).........................  $163,000    --             2,100,000                  --
  Chief Executive Officer
Joan Nagelkirk(2)...........................  $ 16,667    --               585,200                  --
  President of North American Operations
Glenn E. Abood(3)...........................  $136,308    --             1,800,000             $21,200(4)
  President and Chief Operating Officer
Richard Bjorkman(5).........................  $129,764    --                30,000                  --

---------------
(1) Includes $43,000 earned by Mr. Veenstra during fiscal 1999 but deferred for payment until January 2000, at the election of Mr. Veenstra. Mr. Veenstra's annual base salary beginning in June 1999 was increased to $240,000.

(2) Ms. Nagelkirk served as our Chief Financial Officer during 1999. Excludes $220,000 paid to a consulting firm owned by the daughter of Mr. Veenstra and Ms. Nagelkirk, for consulting services performed by Ms. Nagelkirk. See "Related Party Transactions." Ms. Nagelkirk's annual base salary beginning in December 1999 was established at $200,000.

(3) Reflects salary paid to Mr. Abood since he joined ZLand.com in June 1999. Mr. Abood's annual base salary is $240,000.

(4) Represents an auto allowance and travel and living expenses paid by us in fiscal 1999.

(5) Mr. Bjorkman served as our Chief Financial Officer from December 1998 to April 1999. Between April 1999 and January 2000, when he left the company, Mr. Bjorkman served as our Vice President, Finance.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth information regarding options granted to the named executive officers during the fiscal year ended December 31, 1999.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1999

                                                                                    POTENTIAL REALIZABLE VALUE
                              NUMBER OF     PERCENTAGE                               AT ASSUMED ANNUAL RATES
                              SECURITIES     OF TOTAL     EXERCISE                 OF STOCK PRICE APPRECIATION
                              UNDERLYING     OPTIONS        PRICE                       FOR OPTION TERM(4)
                               OPTIONS      GRANTED TO       PER      EXPIRATION   ----------------------------
            NAME              GRANTED(1)   EMPLOYEES(2)   SHARE(3)       DATE           5%             10%
            ----              ----------   ------------   ---------   ----------   ------------   -------------
John W. Veenstra............  1,800,000        24.7%        $4.50        (5)        $5,094,000     $12,909,312
Glenn E. Abood..............  1,800,000        24.7%        $4.50        (5)        $5,094,000     $12,909,312
Joan Nagelkirk..............    400,000         5.5%        $4.50      11/30/09     $1,132,000     $ 2,868,736
Richard Bjorkman............          0           0%            0           N/A     $        0     $         0

---------------
(1) Twenty-five percent of the shares subject to each of these options vest one year after the grant date with remaining 75% vesting at a rate of 1/36 per month thereafter, with the exception of options to purchase 200,000 shares granted to each of Messrs. Veenstra and Abood which vested immediately upon grant.

(2) Based on options to purchase 7,290,800 shares granted to employees during the fiscal year ended December 31, 1999, including named executive officers.

(3) The stock option exercise price was established based on the fair market value on the date of grant of the underlying common stock, as determined by our board of directors.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the fair market value of our common stock on December 31, 1999, $4.50 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(5) Expires as to 1,200,000 shares in June 2009 and as to 600,000 shares in November 2009.

FISCAL YEAR END OPTION VALUES

     There were no exercises of options by any named executive officers in the fiscal year ended December 31, 1999. The following table sets forth, for each of the named executive officers, the year-end value of unexercised options as of December 31, 1999:

                                         NUMBER OF SECURITIES
                                        UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                              OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                          DECEMBER 31, 1999               DECEMBER 31, 1999
                                     ----------------------------    ----------------------------
               NAME                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
               ----                  -----------    -------------    -----------    -------------
John W. Veenstra...................    352,000        1,748,000       $608,000        $592,000
Glenn E. Abood.....................    200,000        1,600,000              0               0
Joan Nagelkirk.....................    127,600          457,600       $510,400        $230,400
Richard Bjorkman...................      4,708           25,292       $ 18,832        $101,168

     These values are based on the deemed fair market value as of December 31, 1999, or $4.50 per share, minus the exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS, TERMINATION AND CHANGES OF CONTROL

     In July and May 1999, we entered into at-will employment agreements with each of John W. Veenstra and Glenn E. Abood, respectively. The minimum annual base salary for each these individuals under their respective employment agreements is $240,000. In December 1999, we entered into an at-will employment agreement with Joan Nagelkirk, providing for a minimum base salary of $200,000. In addition, each employment agreement provides for eligibility for participation in our benefit plans and incentive compensation payments of between 50% (40% in the case of Ms. Nagelkirk) and 75% of the employee's annual base salary upon attainment of certain pre-defined goals that are determined by the board of directors, the employee covered by the agreement and, in the case of Mr. Abood, the Chief Executive Officer.

     If the employee's employment with us is terminated "without cause," the employee will be entitled to receive his or her annual base salary and benefits for a period of 12 months following termination and a bonus equal to 50% (40% in the case of Ms. Nagelkirk) of the employee's annual base salary. In the case of a termination of employment due to voluntary resignation or if the employee is terminated "for cause," the employee will be entitled to receive his or her annual base salary and bonus pro-rated in accordance with the period of employment with us during the applicable fiscal year, provided that pre-determined goals were met. In the event of a termination of employment due to death or disability or following a change of control of the company, the employment agreements provide that the employee will be entitled to receive a lump sum severance payment equal to two years of the employee's annual base salary and a bonus equal to 50% (40% in the case of Ms. Nagelkirk) of his or her annual base salary at the employee's then current annual rate. Additionally, the employee will be entitled to continue to receive full benefits for a period of 12 months following the termination.

     Pursuant to the employment agreements, we granted options to purchase shares of our common stock to these employees. Messrs. Veenstra and Abood each received an option to purchase 1,000,000 shares. Twenty-five percent of the shares subject to these options will vest in July 2000 and the remaining shares will vest at a rate of 2.0833% per month thereafter. In addition, under our employment agreements with Messrs. Veenstra and Abood, we granted to each of them, as a contract bonus, another option to purchase 200,000 shares of our common stock at $4.50 per share. The shares subject to these options vested immediately upon grant. Furthermore, in November 1999, our board of directors granted options to purchase an additional 600,000 shares each to Messrs. Veenstra and Abood, and 400,000 shares to Ms. Nagelkirk, on the same terms as the 1,000,000 share options, but with vesting beginning in November 2000.

     Upon termination of an employee's employment, the employment agreements provide for specific treatment of outstanding options. In the event of a resignation or termination by us "for cause," the employee will have one year from the date of termination to exercise his or her vested options. If an employee's employment is terminated "without cause," due to death or disability or following a change in control of the company, the employee's outstanding options will accelerate and become immediately exercisable for a period of one year.

1997 STOCK PLAN

     Our 1997 Stock Plan was approved by our stockholders in November 1997. Amendments and restatements of that Plan were approved by our stockholders in November 1998, May 1999 and December 1999. A maximum of 18,000,000 shares of common stock are reserved for issuance under the Plan. The Plan gives broad powers to our board to grant various kinds of stock-based incentives. As of the date of this prospectus, the only awards granted under the Plan have been stock bonuses, stock purchase grants and stock options.

     Out of the 18,000,000 shares reserved for issuance under the Plan, we have made stock bonus grants, stock purchase grants, or had stock options exercised, for a total of 2,186,712 shares, which are included in the outstanding shares of common stock as of March 15, 2000. We also have granted outstanding stock options to purchase up to 12,617,090 shares, of which 3,156,740 have a $0.50 per share exercise price, 2,870 have a $1.305 per share exercise price, 25,744 have a $3.26 per share exercise price and 9,431,736 have a $4.50 per share exercise price.

                           RELATED PARTY TRANSACTIONS

     In August 1997, we sold 3,334,008 shares of our common stock at the then fair market value of $0.05 per share to Grey Fox, Inc., a company wholly owned by the Veenstra Farm Preservation Trust, which is beneficially owned by the adult children of John W. Veenstra, our Chief Executive Officer and Chairman of the Board, and Joan Nagelkirk, our President of North American Operations and one of our directors, in exchange for cancellation of $166,700 owed to Grey Fox by us.

     Additionally, as of September 1997, we owed Grey Fox $398,000 which consisted of $92,000 borrowed from Grey Fox and the remainder for consulting services provided on behalf of Grey Fox by John W. Veenstra and Joan Nagelkirk from January 1996 to September 1997. On October 1, 1997, the Grey Fox consulting contract was terminated and both John W. Veenstra and Joan Nagelkirk became our employees. On October 31, 1997, we sold 795,566 shares of our common stock at the then fair market value of $0.50 per share to Grey Fox in exchange for our obligations to Grey Fox.

     During the three month period ending December 31, 1997, we paid to Quatt, Inc., a consulting firm owned by the daughter of John W. Veenstra and Joan Nagelkirk, $26,250 in fees for consulting services provided to us on behalf of Quatt, Inc. by John W. Veenstra and Joan Nagelkirk. In 1998, we paid $70,000 to Quatt, Inc. for consulting services provided by Mr. Veenstra and Ms. Nagelkirk, $30,000 of which was attributable to services provided in 1997. In addition to such compensation, we issued convertible promissory notes and common stock warrants to each of Mr. Veenstra and Ms. Nagelkirk for their consulting services in 1998, on identical terms as issued to other creditors of ours. The aggregate amount of the convertible promissory notes was $140,000 (representing $132,000 for services provided by Mr. Veenstra and $8,000 for services provided by Ms. Nagelkirk). In March, 1999, Mr. Veenstra converted a promissory note in the amount of $81,493 (including accrued interest) into 81,492 shares of Series B Preferred Stock (post-split). The remaining notes were repaid by us in full in March 1999. In 1999, we paid to Quatt, Inc. $280,000 for services provided by Ms. Nagelkirk, $60,000 of which was attributable to services provided in 1998.

     In October 1999, we entered into a franchise agreement with Joan Nagelkirk for two territories in California, for an aggregate initial franchise fee of $60,000. The initial franchise fee is due within 30 days following the expiration of the lock-up period in connection with the public offering of our common stock.

     In August 1999 and as amended in February 2000, we entered into a consulting agreement with Jack Harding, one of our directors. Under this agreement, during the year ended December 31, 1999, we paid Mr. Harding $72,000 in cash and options to purchase an aggregate of 492,000 shares of our common stock at an exercise price of $4.50 per share.

     In connection with the employment of Jim Ensell in July 1999, we entered into a loan agreement with Mr. Ensell in the aggregate amount of $125,000 to cover relocation expenses from his prior employer. The term of the loan is three years, with no interest. The principal becomes due and payable within thirty days of Mr. Ensell's voluntary termination of his employment with us. Pursuant to the loan, $75,000 will be forgiven in $25,000 increments on each of the first three anniversary dates of the loan.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of March 15, 2000 by:

     - each person who is known by us to own beneficially more than five percent of our common stock;

     - each of our directors;

     - each of our executive officers; and

     - all directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 15, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the address for each of the following stockholders is c/o ZLand.com, Inc., 27081 Aliso Creek Road, Aliso Viejo, California 92656.

                                                                              PERCENTAGE OF OWNERSHIP
                                                    NUMBER OF SHARES     ---------------------------------
            NAME OF BENEFICIAL OWNER               BENEFICIALLY OWNED    BEFORE OFFERING    AFTER OFFERING
            ------------------------               ------------------    ---------------    --------------
Veenstra Farm Preservation Trust(1)..............      8,672,844              26.08%                 %
Starwood Investments, L.P.(2)....................      3,000,000               8.78%                 %
Fortman Cline AG(3)..............................      1,781,554               5.14%                 %
Sidney Jansma, Jr.(4)............................        659,142               1.97%                 %
Glenn E. Abood(5)................................        410,000               1.22%                *
John W. Veenstra(6)..............................        384,402               1.14%                *
Hans Severiens(7)................................        263,342                  *                 *
Joan Nagelkirk(8)................................        146,800                  *                 *
Jack Harding(9)..................................        183,833                  *                 *
Thomas Glasgow, Jr.(10)..........................        120,833                  *                 *
Wolfgang Hanrieder(11)...........................          8,333                  *                 *
Gregg Amber(12)..................................             --                  *                 *
Jim Ensell(13)...................................         61,988                  *                 *
Rich Wyckoff.....................................         10,000                  *                 *
Kevin S. Palatnik................................             --                  *                 *
All Officers and Directors as a Group (12
  persons).......................................      2,248,673                6.5%                 %

---------------
  *  Less than 1%

 (1) The address for Veenstra Farm Preservation Trust is 8161 South 200th Avenue, Holton, Michigan 49425. The Veenstra Farm Preservation Trust is beneficially owned by the adult children of John W. Veenstra and Joan Nagelkirk, who disclaim any beneficial ownership of the shares. One of the beneficiaries, Jennifer Veenstra, and the husband of another of the beneficiaries, Peter Scharnell, are employed by us.

 (2) Includes 910,000 shares underlying a warrant. The 910,000 shares underlying this warrant may also be deemed to be beneficially owned by Robert Geist, as trustee of the Robert A. Geist Revocable Trust dated October 13, 1993, which is general partner of Starwood Investments, L.P.

 (3) Includes 1,400,000 shares underlying a warrant and includes shares held by Fortman Cline AG under its former name, Berrin Lord Holding AG. The address of Fortman Cline AG is Farberstrasse 33, CH 8008 Zurich Switzerland.

 (4) Includes 200,520 shares underlying options and warrants. Also includes 30,000 shares of which Mr. Jansma has beneficial ownership as manager of Covenant Properties LLC.

 (5) Includes 280,000 shares underlying options and warrants.

 (6) Includes 382,666 shares underlying options.

 (7) Includes 127,084 shares underlying options. Also includes 136,258 shares of which Mr. Severiens has beneficial ownership as trustee of the C.T. Severiens Trust dated October 21, 1990.

 (8) Consists solely of 146,800 shares underlying options.

 (9) Includes 163,833 shares underlying options. Also includes 20,000 shares of which Mr. Harding has beneficial ownership as general partner of Harding Partners, LP, a Pennsylvania limited partnership.

(10) Includes 20,833 shares underlying options.

(11) Consists solely of 8,333 shares underlying options.

(12) Excludes 14,000 shares held by Mr. Amber's wife as her sole and separate property, and as to which Mr. Amber disclaims beneficial ownership.

(13) Includes 40,000 shares underlying a warrant.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share. As of March 15, 2000, we had outstanding:

     - 21,949,628 shares of common stock;

     - 11,300,570 shares of convertible preferred stock, which will be converted into 11,300,570 shares of common stock immediately prior to completion of this offering;

     - options to purchase an aggregate of 12,617,090 shares of our common stock at a weighted average per share exercise price of $3.50; and

     - warrants to purchase up to 5,707,688 shares of our common stock, of which 4,743,824 are exercisable at the initial public offering price and the balance of which have a weighted average exercise price of $1.19 per share.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to the rights of holders of preferred stock, if any, holders of common stock are entitled to such dividends as the board of directors may declare out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to prior distribution rights of holders of preferred stock, if any. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     Our board of directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of the undesignated preferred stock in one or more series. Our board of directors is also authorized to establish from time to time the number of shares to be included in each such series, to fix or alter the rights, preferences, privileges and restrictions, including voting, conversion, liquidation, dividend and redemption, of the shares of each wholly unissued series and any restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or the conversion of any outstanding securities into shares of such series). Holders of common stock will not be entitled to vote upon such matters.

JUNIOR PREFERRED STOCK AND RIGHTS AGREEMENT

     Prior to the closing of this offering, we intend to file a certificate of designation that provides for the issuance of up to 100,000 shares of Series A Junior Participating Preferred Stock and contains the designations, preferences and relative rights, qualifications and restrictions of the Series A Junior Participating Preferred Stock created in connection with our rights plan, which are described in general terms below. We refer to our Series A Junior Participating Preferred Stock as Junior Preferred Stock.

     On February 14, 2000, our board of directors adopted our rights plan, which is commonly known as a poison pill and which expires ten years from the closing of this offering. In connection with the adoption of our rights plan, our board of directors declared, effective as of the closing of this offering, a dividend of one stockholder right for each share of our common stock which is outstanding as of the closing of this offering and a dividend of one stockholder right for each share of our common stock that becomes outstanding between the closing of this offering and the earlier of the expiration date and the distribution date. The distribution date is the earlier to occur of the following:

     - ten days after a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding shares of our common stock, or

     - ten business days after the commencement or announcement of a tender offer or exchange offer which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of our common stock.

     Each stockholder right entitles its holder to purchase one one-thousandth of a share of Junior Preferred Stock at a price of $200, subject to adjustment for stock splits and the like. Prior to the distribution date, our stockholder rights will not be exercisable and will be transferable only with and represented by the certificates for our common stock. After the distribution date, separate right certificates will evidence our stockholder rights.

     Shares of Junior Preferred Stock are not redeemable but will be entitled, when, as and if declared, to a minimum preferential cumulative quarterly dividend payment of $1.00 per share and an aggregate dividend and minimum preferential liquidation payment of 1,000 times any dividend or liquidation payment paid per share of our common stock. Upon any transaction in which shares of our common stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 1,000 times the amount received for each share of our common stock.

     Subject to adjustments for stock splits and the like, each share of Junior Preferred Stock will have 1,000 votes, voting together with our common stock upon any matter submitted to our stockholders for a vote. In addition, the affirmative vote of the holders of two-thirds of the outstanding shares of Junior Preferred Stock is required to amend our certificate of incorporation so as to adversely affect the rights of the Junior Preferred Stock. Also, if at the time of any annual meeting of stockholders for the election of directors, six quarterly dividends payable on any shares of Junior Preferred Stock are in default, the number of directors constituting our board of directors will be increased by two, and the holders of Junior Preferred Stock may elect two directors who will hold office until removed by the holders of Junior Preferred Stock or until the default in dividend payments is cured.

     If we are acquired in a change of control transaction or there is a sale of 50% or more of our consolidated assets or earning power, each holder of a stockholder right other than the acquiror may receive upon the exercise of the stockholder right that number of shares of common stock of the acquiror having a market value of two times the exercise price of the right. If any person or group becomes a 15% beneficial owner before a change of control or sale transaction, each holder of a stockholder right other than the acquiror could purchase one one-thousandth of a share of Junior Preferred Stock or shares of our common stock having a market value of two times the exercise price of the right, or our board of directors may order the exchange of each stockholder right not owned by the acquiror for one share of our common stock or one one-thousandth of a share of Junior Preferred Stock.

     Our stockholder rights have certain anti-takeover effects. Our stockholder rights will cause substantial dilution to a person or group that attempts to acquire our company on terms not approved by our board of directors, except for an offer conditioned on a substantial number of stockholder rights being acquired. The stockholder rights should not interfere with any merger or other business combination approved by our board of directors because each stockholder right may be redeemed by us for $.01 before the distribution date. For so long as the stockholder rights are redeemable, we may amend them in any manner except for the redemption price. After that time, we may amend them in any manner that does not negatively affect the interests of holders of the stockholder rights.

WARRANTS

     As of March 15, 2000, there were warrants outstanding to purchase 5,707,688 shares. Of these, warrants to purchase 101,238 shares at $0.485 per share will expire in July 2001, warrants to purchase 10,300 shares at $0.50 per share will expire in March 2003, warrants to purchase 455,000 shares at $1.00 per share will expire between February 2003 and December 2003, warrants to purchase 329,546 shares at $1.00 per share will expire in March 2004, warrants to purchase 67,780 shares at $4.50 per share will expire between July 2004 and January 2005, warrants to purchase 1,985,824 shares at a price equal to the initial public offering price per share will expire between December 2003 and March 2004, and warrants to purchase 2,758,000 shares at a price equal to the initial public offering price per share will expire in one-third increments seven months, thirteen months and nineteen months from the closing of this offering, respectively.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Our certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages to us resulting from breach of his or her fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     Our bylaws provide that:

     - we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law, subject to limited exceptions; and

     - we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

     We currently have liability insurance for our directors and officers and intend to extend that coverage for public securities matters.

REGISTRATION RIGHTS

     After the closing of this offering, the holders of 15,128,772 shares and the holders of warrants to purchase 5,327,416 shares are entitled to registration rights with respect to those shares. If we propose to register any of our securities under the Securities Act of 1933, the holders of the registration rights are entitled to notice and to include their shares in the registration at our expense, subject to limitations or exclusions based on marketing factors. In addition, certain of the registration rights holders may require us, at our own expense, but on not more than two occasions and not within six months following the effective date of any other registration statement, to file a registration statement covering the resale of their shares, and we are required to use our best efforts to effect the registration, subject to certain conditions and limitations. Further, certain other registration rights holders may require us to register their shares, at our expense, on Form S-3 when that form becomes available to us, subject to certain conditions and limitations.

CERTAIN ANTI-TAKEOVER PROVISIONS

Issuance of Preferred Stock

     Subject to any limitations prescribed by Delaware law, our board of directors is authorized by our certificate of incorporation to issue, without stockholder approval, preferred stock with rights superior to the rights of the holders of our common stock. As a result, preferred stock could be issued relatively quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of our company or make removal of management more difficult.

Poison Pill

     Our board of directors has adopted a rights plan, which is commonly known as a poison pill, and has declared, effective as of the closing of this offering, a dividend of stockholder rights on shares of our common stock. These stockholder rights have certain anti-takeover effects and generally will cause substantial dilution to a person or group that attempts to acquire our company on terms not approved by our board of directors. See "-- Junior Preferred Stock and Rights Agreement."

Stockholder Meetings

     Our bylaws provide that special meetings of stockholders for any purpose may be called at any time by our board of directors but may not be called by any other person or persons.

Advance Notification of Stockholder Nominations and Proposals

     Our bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Nominations and proposals may be made at an annual meeting of stockholders only pursuant to our company's notice of meeting or any notice supplement, by or at the direction of our board of directors, or by any stockholder who is a stockholder of record of the company at the time the notice of meeting is delivered to the Secretary of the company, who is entitled to vote at the meeting and who complies with the notice procedures described in our bylaws.

Delaware Anti-Takeover Law

     We are a Delaware corporation that may become subject to Section 203 of the Delaware General Corporation Law as a result of or following the initial public offering of common stock as described in this prospectus. Under Section 203, certain "business combinations" between an "interested stockholder" and a Delaware corporation that has a class of voting stock (i) listed on a national securities exchange, (ii) authorized for quotation on the Nasdaq Stock Market or
(iii) held of record by more than 2,000 stockholders, are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such an election), (ii) the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder, (iii) upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iv) the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock that the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or transactions that increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who became beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     If our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future and at a time and price that we consider appropriate.

     Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of outstanding options or warrants. As of March 15, 2000, we had approximately 560 holders of common stock. All of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by our affiliates, or persons who directly or indirectly control, are controlled by or are under common control with us. Shares held by affiliates may generally only be sold in compliance with the limitations of Rule 144 of the Securities Act described below. This leaves shares eligible for sale in the public market as follows:

NUMBER OF SHARES                                DATE
----------------                                ----
                    After 180 days from the date of this prospectus, subject, in some cases, to volume limitations.
                    At various times after 181 days from the date of this
                    prospectus, subject, in some cases, to volume limitations.

LOCK-UP AGREEMENTS

     We, our officers and directors and most of our existing stockholders and option holders have agreed not to dispose of, or announce the intention to dispose of, directly or indirectly, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which
       will equal approximately             shares immediately after this
       offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 concerning that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about ZLand.com, Inc.

RULE 144(k)

     Under Rule 144(k) as currently in effect, a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our non-executive employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this prospectus in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                     , 2000, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc. and Friedman, Billings, Ramsey & Co., Inc., are acting as representatives, the following respective numbers of shares of common stock:

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
Credit Suisse First Boston Corporation......................
FleetBoston Robertson Stephens Inc..........................
Friedman, Billings, Ramsey & Co., Inc.......................
                                                              --------
          Total.............................................
                                                              ========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to                additional shares of common stock at the initial
public offering price less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and the selling group members may allow a discount of $     per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the discounts and commissions and estimated
expenses of $       we will pay. The underwriting fee will be equal to the
public offering price per share of common stock less the amount paid by underwriters to us per share of common stock. The underwriting discount per
share will be equal to      % of the initial public offering price per share of
common stock.

                                                        PER SHARE                           TOTAL
                                             -------------------------------   -------------------------------
                                                WITHOUT            WITH           WITHOUT            WITH
                                             OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                             --------------   --------------   --------------   --------------
Underwriting discounts and commissions paid
  by us....................................     $                $                $                $
Expenses payable by us.....................     $                $                $                $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     In December 1999, affiliates of Credit Suisse First Boston Corporation and FleetBoston Robertson Stephens Inc. purchased an aggregate of 133,332 shares of our Series C Convertible Preferred Stock at a purchase price of $599,994 on the same terms as those on which we offered these securities to other investors. These shares will convert automatically into 133,332 shares of common stock immediately prior to completion of this offering.

     We, our officers and directors and most of our existing stockholders and option holders have agreed not to dispose of, or announce the intention to dispose of, directly or indirectly, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to             shares of common stock for employees, directors and
other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent that these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

     We will apply to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "ZLND." Prior to this offering, there has been no public market for the common stock.

     The initial public offering price will be determined by negotiation between us and the representatives, and does not reflect the market price for the common stock following the offering. The principal factors considered in determining the initial public offering price will be:

     - the information in this prospectus and otherwise available to the representatives;

     - market conditions for initial public offerings;

     - the history of and prospects for the industry in which we compete;

     - our past and present operations;

     - our past and present earnings and current financial position;

     - the ability of our management;

     - our prospects for future earnings;

     - the present state of our development and our current financial condition;

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     - the general condition of the securities markets at the time of this offering.

     We can offer no assurance that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active trading market for the common stock will develop and continue after this offering.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be greater than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that: (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Stoel Rives LLP. Partners of Rutan & Tucker, LLP own 128,444 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements of ZLand.com, Inc. and subsidiaries as of and for the year ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Appintec Corp., dba ActionWare, as of and for the year ended June 30, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     Effective December 28, 1999, KPMG LLP was engaged as our independent auditors and replaced PricewaterhouseCoopers LLP, who had previously served as our independent auditors. The decision to change independent auditors was approved by our Board of Directors. In the period from January 1, 1997 to December 31, 1998, PricewaterhouseCoopers LLP issued no audit report that was qualified or modified as to uncertainty, audit scope or accounting principles, no adverse opinions or disclaimers of opinion on any of our financial statements, and there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the consolidated financial statements for such years. Prior to December 28, 1999, we had not consulted with KPMG LLP on items which involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information about ZLand.com and the shares offered by this prospectus, please refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus concerning the content of any contract or other document referred to are not necessarily complete, and, in each instance, if such contract or documents is filed as an exhibit, we refer you to the copy of such contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by such reference to such exhibit. A copy of the registration statement, and its exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Commission's public facilities by calling 1-(800)-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is www.sec.gov.

     When we complete this offering, we will be required to file annual, quarterly and special reports, proxy statements and other information with the Commission. We intend to furnish our stockholders with annual reports containing audited financial statements and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                        ZLAND.COM, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Reports...............................  F-2, F-3
Consolidated Balance Sheets as of December 31, 1998 and 1999
  and December 31, 1999 Pro Forma (unaudited)...............       F-4
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999..........................       F-5
Consolidated Statements of Stockholders' Equity (Deficit)
  and Comprehensive Loss for the years ended December 31,
  1997, 1998 and 1999.......................................       F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and
  1999......................................................       F-8
Notes to Consolidated Financial Statements..................       F-9
Schedule II -- Valuation and Qualifying Accounts............       S-1

                         APPINTEC CORP., DBA ACTIONWARE

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-28
Balance Sheet as of June 30, 1999...........................  F-29
Statement of Operations for the year ended June 30, 1999....  F-30
Statement of Stockholders' Deficit for the year ended June
  30, 1999..................................................  F-31
Statement of Cash Flows for the year ended June 30, 1999....  F-32
Notes to Financial Statements...............................  F-33

Unaudited Pro Forma Condensed Statement of Operations.......  F-39

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
ZLand.com, Inc.:

     We have audited the accompanying consolidated balance sheet of ZLand.com, Inc. and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we have also audited the consolidated financial statement schedule as of and for the year ended December 31, 1999. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZLand.com, Inc. and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP
Orange County, California
February 14, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
ZLand.com, Inc.:

     In our opinion, the accompanying consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss and cash flows for each of the two years in the period ended December 31, 1998 present fairly, in all material respects, the financial position, results of operations and cash flows of ZLand.com, Inc. at December 31, 1998 and for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of ZLand.com, Inc. for any period subsequent to December 31, 1998.

                                          PRICEWATERHOUSECOOPERS LLP

Costa Mesa, California
April 19, 1999

                        ZLAND.COM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                        1999
                                                               1998        1999       PRO FORMA
                                                              -------    --------    -----------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,594    $ 16,404     $ 16,404
  Accounts receivable, net of allowance for doubtful
    accounts of $125 and $124 at December 31, 1998 and 1999,
    respectively............................................      295       4,939        4,939
  Prepaid expenses and other current assets.................       34       1,368        1,368
  Current portion of stockholder note receivable............       68          --           --
                                                              -------    --------     --------
         Total current assets...............................    1,991      22,711       22,711
Property and equipment, net.................................      239       1,774        1,774
Goodwill and other intangibles, net of accumulated
  amortization of $41 at December 31, 1999..................       --       2,047        2,047
Other assets................................................       14         787          787
Software development costs, net of accumulated amortization
  of $441 and $882 at December 31, 1998 and 1999,
  respectively..............................................      441          --           --
                                                              -------    --------     --------
                                                              $ 2,685    $ 27,319     $ 27,319
                                                              =======    ========     ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Convertible notes payable, net............................  $ 1,065    $     --     $     --
  Note payable to former stockholder........................      111          28           28
  Current installments of notes payable to stockholder......       63          --           --
  Current installments of capitalized lease obligations.....       83         352          352
  Accounts payable..........................................      593       1,124        1,124
  Accrued expenses..........................................      780       3,224        3,224
  Deferred revenue..........................................      599       6,149        6,149
                                                              -------    --------     --------
         Total current liabilities..........................    3,294      10,877       10,877
Notes payable to stockholder, less current installments.....       30          --           --
Capitalized lease obligations, excluding current
  installments..............................................       89         467          467
                                                              -------    --------     --------
                                                                3,413      11,344       11,344
                                                              -------    --------     --------
Commitments and contingencies (note 11)
Subsequent events (notes 7(f) and 12)
Stockholders' equity (deficit):
  Series A convertible preferred stock, $.01 par value;
    2,220,000 shares authorized; 1,605,226 and 1,649,634
    shares issued and outstanding at December 31, 1998 and
    1999, respectively; 0 shares issued and outstanding pro
    forma (unaudited).......................................       16          16           --
  Series B convertible preferred stock, $.01 par value;
    7,823,740 shares authorized; 2,171,000 and 6,144,270
    shares issued and outstanding at December 31, 1998 and
    1999, respectively; 0 shares issued and outstanding pro
    forma (unaudited).......................................       22          61           --
  Series C convertible preferred stock, $.01 par value;
    3,777,778 shares authorized; 0 and 3,506,666 shares
    issued and outstanding at December 31, 1998 and 1999,
    respectively; 0 shares issued and outstanding pro forma
    (unaudited).............................................       --          35           --
  Undesignated preferred stock, 6,178,482 shares authorized;
    0 shares issued and outstanding at December 31, 1998 and
    1999 and pro forma (unaudited), respectively............       --          --           --
  Common stock, $.01 par value; 100,000,000 shares
    authorized; 17,782,230 and 21,542,806 shares issued
    (including treasury shares) and outstanding at December
    31, 1998 and 1999, respectively; 32,843,376 issued and
    outstanding pro forma (unaudited).......................      178         216          328
  Additional paid-in capital................................    7,609      39,418       39,418
  Treasury stock -- common shares at cost; 0 and 143,592
    shares at December 31, 1998 and 1999, respectively......       --        (239)        (239)
  Stock subscriptions receivable............................       --      (1,327)      (1,327)
  Accumulated other comprehensive loss......................       --          (9)          (9)
  Accumulated deficit.......................................   (8,553)    (22,196)     (22,196)
                                                              -------    --------     --------
         Total stockholders' equity (deficit)...............     (728)     15,975       15,975
                                                              -------    --------     --------
                                                              $ 2,685    $ 27,319     $ 27,319
                                                              =======    ========     ========

See accompanying notes to consolidated financial statements.

                        ZLAND.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1997       1998        1999
                                                              -------    -------    --------
Revenues:
  Franchise.................................................  $    --    $   260    $  4,669
  Product and related services..............................      221        350       1,793
                                                              -------    -------    --------
          Total revenues....................................      221        610       6,462
Cost of revenues............................................       82        560       1,200
                                                              -------    -------    --------
          Gross profit......................................      139         50       5,262
                                                              -------    -------    --------

Operating expenses:
  Research and development..................................      890        993       3,146
  Sales and marketing.......................................      629      2,156       9,915
  General and administrative................................      283      2,119       4,449
  In-process research and development.......................       --         --       1,304
                                                              -------    -------    --------
          Total operating expenses..........................    1,802      5,268      18,814
                                                              -------    -------    --------
          Operating loss....................................   (1,663)    (5,218)    (13,552)
Interest expense, net.......................................      222        149          87
                                                              -------    -------    --------
          Net loss before income taxes......................   (1,885)    (5,367)    (13,639)
Provision for income taxes..................................       --         --           4
                                                              -------    -------    --------
          Net loss..........................................   (1,885)    (5,367)    (13,643)
Preferred stock dividend....................................       49         --          --
                                                              -------    -------    --------
          Net loss applicable to common stockholders........  $(1,934)   $(5,367)   $(13,643)
                                                              =======    =======    ========
Basic and diluted net loss per share........................  $  (.23)   $  (.33)   $   (.73)
                                                              =======    =======    ========
Shares used to compute basic and diluted net loss per
  share.....................................................    8,342     16,072      18,570
                                                              =======    =======    ========
Pro forma basic and diluted net loss per share
  (unaudited)...............................................                        $   (.46)
                                                                                    ========
Shares used to compute pro forma basic and diluted net loss
  per share (unaudited).....................................                          29,870
                                                                                    ========

See accompanying notes to consolidated financial statements.

                        ZLAND.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE LOSS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                         SERIES A             SERIES B             SERIES C
                                       CONVERTIBLE          CONVERTIBLE          CONVERTIBLE
                                     PREFERRED STOCK      PREFERRED STOCK      PREFERRED STOCK        COMMON STOCK
                                    ------------------   ------------------   ------------------   -------------------
                                     SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT
                                    ---------   ------   ---------   ------   ---------   ------   ----------   ------
Balance at December 31, 1996......         --    $--            --    $--            --    $--      6,000,000    $ 60
Issuance of Common Stock under
 stock purchase agreement.........         --     --            --     --            --     --      3,334,008      34
Issuance of Common Stock in
 exchange for services............         --     --            --     --            --     --        340,000       3
Common Stock options exercised....         --     --            --     --            --     --        325,992       3
Issuance of Common Stock for
 cash.............................         --     --            --     --            --     --      2,000,000      20
Conversion of 10% convertible
 promissory notes, plus accrued
 interest, to Series A Convertible
 Preferred Stock..................  1,690,980     17            --     --            --     --             --      --
Common Stock issued in exchange
 for license agreement............         --     --            --     --            --     --        200,000       2
Common Stock issued for debt
 conversion.......................         --     --            --     --            --     --        895,566       9
Issuance of Common Stock pursuant
 to warrants exercise.............         --     --            --     --            --     --        800,876       8
Issuance of Series A Convertible
 Preferred Stock pursuant to
 warrants exercise................    197,752      2            --     --            --     --             --      --
Issuance of warrants in
 conjunction with convertible
 notes............................         --     --            --     --            --     --             --      --
Amortization of deferred
 compensation.....................         --     --            --     --            --     --             --      --
Dividends.........................         --     --            --     --            --     --             --      --
Net loss..........................         --     --            --     --            --     --             --      --
                                    ---------    ---     ---------    ---     ---------    ---     ----------    ----
Balance at December 31, 1997......  1,888,732     19            --     --            --     --     13,896,442     139
Common Stock options exercised....         --     --            --     --            --     --      1,157,460      12
Issuance of Common Stock pursuant
 to warrants exercise.............         --     --            --     --            --     --        240,000       2
Issuance of common stock for cash,
 net of issuance costs of
 $97,100..........................         --     --            --     --            --     --      2,695,000      27
Issuance of Series B Convertible
 Preferred Stock..................         --     --     2,171,000     22            --     --             --      --
Repurchase of Series A Convertible
 Preferred Stock..................   (283,506)    (3)           --     --            --     --             --      --
Repurchase of Common Stock........         --     --            --     --            --     --       (206,672)     (2)
Issuance of Common Stock warrants
 in conjunction with convertible
 notes............................         --     --            --     --            --     --             --      --
Issuance of Common Stock warrants
 for services.....................         --     --            --     --            --     --             --      --
Issuance of Common Stock warrants
 in connection with equity
 financing........................         --     --            --     --            --     --             --      --
Net loss..........................         --     --            --     --            --     --             --      --
                                    ---------    ---     ---------    ---     ---------    ---     ----------    ----
Balance at December 31, 1998......  1,605,226     16     2,171,000     22            --     --     17,782,230     178
Common Stock options exercised....         --     --            --     --            --     --        298,846       3
Issuance of Common Stock for cash
 and notes........................         --     --            --     --            --     --        459,134       4
Issuance of Common Stock for
 services.........................         --     --            --     --            --     --        285,036       3


                                                                                         ACCUMULATED
                                    ADDITIONAL      TREASURY STOCK                          OTHER
                                      PAID-IN     -------------------   SUBSCRIPTIONS   COMPREHENSIVE   ACCUMULATED
                                      CAPITAL      SHARES     AMOUNT     RECEIVABLE         LOSS          DEFICIT
                                    -----------   ---------   -------   -------------   -------------   -----------
Balance at December 31, 1996......    $   470            --   $   --       $    --           $--         $ (1,252)
Issuance of Common Stock under
 stock purchase agreement.........        132            --       --            --            --               --
Issuance of Common Stock in
 exchange for services............         14            --       --            --            --               --
Common Stock options exercised....         13            --       --            --            --               --
Issuance of Common Stock for
 cash.............................        980            --       --            --            --               --
Conversion of 10% convertible
 promissory notes, plus accrued
 interest, to Series A Convertible
 Preferred Stock..................        803            --       --            --            --               --
Common Stock issued in exchange
 for license agreement............         98            --       --            --            --               --
Common Stock issued for debt
 conversion.......................        439            --       --            --            --               --
Issuance of Common Stock pursuant
 to warrants exercise.............         53            --       --            --            --               --
Issuance of Series A Convertible
 Preferred Stock pursuant to
 warrants exercise................         94            --       --            --            --               --
Issuance of warrants in
 conjunction with convertible
 notes............................        137            --       --            --            --               --
Amortization of deferred
 compensation.....................         50            --       --            --            --               --
Dividends.........................         49            --       --            --            --              (49)
Net loss..........................         --            --       --            --            --           (1,885)
                                      -------     ---------   -------      -------           ---         --------
Balance at December 31, 1997......      3,332            --       --            --            --           (3,186)

Common Stock options exercised....        567            --       --            --            --               --
Issuance of Common Stock pursuant
 to warrants exercise.............        118            --       --            --            --               --
Issuance of common stock for cash,
 net of issuance costs of
 $97,100..........................      1,234            --       --            --            --               --
Issuance of Series B Convertible
 Preferred Stock..................      2,149            --       --            --            --               --
Repurchase of Series A Convertible
 Preferred Stock..................       (125)           --       --            --            --               --
Repurchase of Common Stock........         (8)           --       --            --            --               --
Issuance of Common Stock warrants
 in conjunction with convertible
 notes............................        148            --       --            --            --               --
Issuance of Common Stock warrants
 for services.....................         97            --       --            --            --               --
Issuance of Common Stock warrants
 in connection with equity
 financing........................         97            --       --            --            --               --
Net loss..........................         --            --       --            --            --           (5,367)
                                      -------     ---------   -------      -------           ---         --------
Balance at December 31, 1998......      7,609            --       --            --            --           (8,553)

Common Stock options exercised....        714            --       --          (230)           --               --
Issuance of Common Stock for cash
 and notes........................      2,062            --       --          (338)           --               --
Issuance of Common Stock for
 services.........................      1,160            --       --            --            --               --


                                         TOTAL
                                     STOCKHOLDERS'     COMPREHENSIVE
                                    EQUITY (DEFICIT)       LOSS
                                    ----------------   -------------
Balance at December 31, 1996......      $   (722)
Issuance of Common Stock under
 stock purchase agreement.........           166
Issuance of Common Stock in
 exchange for services............            17
Common Stock options exercised....            16
Issuance of Common Stock for
 cash.............................         1,000
Conversion of 10% convertible
 promissory notes, plus accrued
 interest, to Series A Convertible
 Preferred Stock..................           820
Common Stock issued in exchange
 for license agreement............           100
Common Stock issued for debt
 conversion.......................           448
Issuance of Common Stock pursuant
 to warrants exercise.............            61
Issuance of Series A Convertible
 Preferred Stock pursuant to
 warrants exercise................            96
Issuance of warrants in
 conjunction with convertible
 notes............................           137
Amortization of deferred
 compensation.....................            50
Dividends.........................            --
Net loss..........................        (1,885)        $ (1,885)
                                        --------         --------
Balance at December 31, 1997......           304         $ (1,885)
                                                         ========
Common Stock options exercised....           579
Issuance of Common Stock pursuant
 to warrants exercise.............           120
Issuance of common stock for cash,
 net of issuance costs of
 $97,100..........................         1,261
Issuance of Series B Convertible
 Preferred Stock..................         2,171
Repurchase of Series A Convertible
 Preferred Stock..................          (128)
Repurchase of Common Stock........           (10)
Issuance of Common Stock warrants
 in conjunction with convertible
 notes............................           148
Issuance of Common Stock warrants
 for services.....................            97
Issuance of Common Stock warrants
 in connection with equity
 financing........................            97
Net loss..........................        (5,367)        $ (5,367)
                                        --------         --------
Balance at December 31, 1998......          (728)        $ (5,367)
                                                         ========
Common Stock options exercised....           487
Issuance of Common Stock for cash
 and notes........................         1,728
Issuance of Common Stock for
 services.........................         1,163

                                         SERIES A             SERIES B             SERIES C
                                       CONVERTIBLE          CONVERTIBLE          CONVERTIBLE
                                     PREFERRED STOCK      PREFERRED STOCK      PREFERRED STOCK        COMMON STOCK
                                    ------------------   ------------------   ------------------   -------------------
                                     SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT
                                    ---------   ------   ---------   ------   ---------   ------   ----------   ------
Issuance of Common Stock pursuant
 to warrant exercise..............         --     --            --     --            --     --      1,873,882      19
Conversion of Series A Convertible
 Preferred Stock..................     (1,012)    --            --     --            --     --          1,012      --
Conversion of Series B Convertible
 Preferred Stock..................         --     --       (11,554)    --            --     --         11,554      --
Repurchase of Series A Convertible
 Preferred Stock..................   (181,672)    (2)           --     --            --     --             --      --
Repurchase of Common Stock........         --     --            --     --            --     --             --      --
Issuance of Series A Convertible
 Preferred Stock pursuant to
 warrant exercise.................    227,092      2            --     --            --     --             --      --
Issuance of Series B Convertible
 Preferred Stock for cash.........         --     --     3,514,178     35            --     --             --      --
Conversion of convertible notes
 payable to Series B Convertible
 Preferred Stock..................         --     --       470,646      4            --     --             --      --
Issuance of Series C Convertible
 Preferred Stock for cash.........         --     --            --     --     3,777,778     38             --      --
Issuance of Common Stock for
 purchase of Emerging Markets
 Technologies.....................         --     --            --     --            --     --         85,000       1
Issuance of Common Stock for
 purchase of ActionWare...........         --     --            --     --            --     --        475,000       5
Conversion of Series C Convertible
 Preferred Stock..................         --     --            --     --      (271,112)    (3)       271,112       3
Grant of Common Stock options for
 services.........................         --     --            --     --            --     --             --      --
Grant of Common Stock warrants for
 services.........................         --     --            --     --            --     --             --      --
Foreign currency translation
 adjustment.......................         --     --            --     --            --     --             --      --
Net loss..........................         --     --            --     --            --     --             --      --
                                    ---------    ---     ---------    ---     ---------    ---     ----------    ----
Balance at December 31, 1999......  1,649,634    $16     6,144,270    $61     3,506,666    $35     21,542,806    $216
                                    =========    ===     =========    ===     =========    ===     ==========    ====


                                                                                         ACCUMULATED
                                    ADDITIONAL      TREASURY STOCK                          OTHER
                                      PAID-IN     -------------------   SUBSCRIPTIONS   COMPREHENSIVE   ACCUMULATED
                                      CAPITAL      SHARES     AMOUNT     RECEIVABLE         LOSS          DEFICIT
                                    -----------   ---------   -------   -------------   -------------   -----------
Issuance of Common Stock pursuant
 to warrant exercise..............      5,031            --       --            --            --               --
Conversion of Series A Convertible
 Preferred Stock..................         --            --       --            --            --               --
Conversion of Series B Convertible
 Preferred Stock..................         --            --       --            --            --               --
Repurchase of Series A Convertible
 Preferred Stock..................        (86)           --       --            --            --               --
Repurchase of Common Stock........         --      (143,592)    (239)           --            --               --
Issuance of Series A Convertible
 Preferred Stock pursuant to
 warrant exercise.................        108            --       --            --            --               --
Issuance of Series B Convertible
 Preferred Stock for cash.........      3,479            --       --            --            --               --
Conversion of convertible notes
 payable to Series B Convertible
 Preferred Stock..................        466            --       --            --            --               --
Issuance of Series C Convertible
 Preferred Stock for cash.........     16,218            --       --          (759)           --               --
Issuance of Common Stock for
 purchase of Emerging Markets
 Technologies.....................        382            --       --            --            --               --
Issuance of Common Stock for
 purchase of ActionWare...........      2,133            --       --            --            --               --
Conversion of Series C Convertible
 Preferred Stock..................         --            --       --            --            --               --
Grant of Common Stock options for
 services.........................         90            --       --            --            --               --
Grant of Common Stock warrants for
 services.........................         52            --       --            --            --               --
Foreign currency translation
 adjustment.......................         --            --       --            --            (9)              --
Net loss..........................         --            --       --            --            --          (13,643)
                                      -------     ---------   -------      -------           ---         --------
Balance at December 31, 1999......    $39,418      (143,592)  $ (239)      $(1,327)          $(9)        $(22,196)
                                      =======     =========   =======      =======           ===         ========


                                         TOTAL
                                     STOCKHOLDERS'     COMPREHENSIVE
                                    EQUITY (DEFICIT)       LOSS
                                    ----------------   -------------
Issuance of Common Stock pursuant
 to warrant exercise..............         5,050
Conversion of Series A Convertible
 Preferred Stock..................            --
Conversion of Series B Convertible
 Preferred Stock..................            --
Repurchase of Series A Convertible
 Preferred Stock..................           (88)
Repurchase of Common Stock........          (239)
Issuance of Series A Convertible
 Preferred Stock pursuant to
 warrant exercise.................           110
Issuance of Series B Convertible
 Preferred Stock for cash.........         3,514
Conversion of convertible notes
 payable to Series B Convertible
 Preferred Stock..................           470
Issuance of Series C Convertible
 Preferred Stock for cash.........        15,497
Issuance of Common Stock for
 purchase of Emerging Markets
 Technologies.....................           383
Issuance of Common Stock for
 purchase of ActionWare...........         2,138
Conversion of Series C Convertible
 Preferred Stock..................            --
Grant of Common Stock options for
 services.........................            90
Grant of Common Stock warrants for
 services.........................            52
Foreign currency translation
 adjustment.......................            (9)              (9)
Net loss..........................       (13,643)         (13,643)
                                        --------         --------
Balance at December 31, 1999......      $ 15,975         $(13,652)
                                        ========         ========

See accompanying notes to consolidated financial statements.

                        ZLAND.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                               1997       1998        1999
                                                              -------    -------    --------
Cash flows from operating activities:
  Net loss..................................................  $(1,885)   $(5,367)   $(13,643)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      307        655         737
    Amortization of deferred compensation...................       50         --          --
    Amortization of discount on convertible notes payable...       --         47          --
    Provision for doubtful accounts.........................       10        121         286
    Equity instruments issued for services..................       --         97       1,305
    Impairment of long-lived assets.........................       --        128          --
    Forgiveness of stockholder note receivable..............       --         --          68
    In-process research and development.....................       --         --       1,304
    Changes in assets and liabilities, excluding effects of
      acquisitions:
      Accounts receivable...................................      (66)      (334)     (4,709)
      Prepaid expenses and other current assets.............      (31)        29      (1,321)
      Other assets..........................................       --         --        (319)
      Accounts payable......................................      352         70         425
      Accrued expenses......................................      613        336       2,017
      Deferred revenue......................................      (36)       493       5,256
                                                              -------    -------    --------
         Net cash used in operating activities..............     (686)    (3,725)     (8,594)
                                                              -------    -------    --------
Cash flows from investing activities:
  Purchases of property and equipment.......................      (67)       (87)     (1,605)
  Acquisitions of businesses, net of cash acquired..........      (24)        --        (377)
  Software development costs................................     (882)        --          --
  Cash paid for investments held under cost method..........       --         --        (450)
                                                              -------    -------    --------
         Net cash used in investing activities..............     (973)       (87)     (2,432)
                                                              -------    -------    --------
Cash flows from financing activities:
  Principal payments on capitalized lease obligations.......      (47)       (88)       (171)
  Proceeds from leasing lines of credit.....................       --        144         719
  Collection of receivables from affiliates.................       47         --          --
  Proceeds from note payable................................      112        795          --
  Proceeds from issuance of convertible debt and warrants...      361      1,165          --
  Principal payments on notes payable.......................       --       (713)       (771)
  Proceeds from issuance of Common Stock....................    1,061      1,347       1,728
  Proceeds from issuance of Preferred Stock and warrants....       96      2,171      19,121
  Exercise of stock options and warrants....................       --        699       5,537
  Repurchase of Common Stock................................       --       (128)       (239)
  Repurchase of Series A Convertible Preferred Stock........       --         --         (88)
                                                              -------    -------    --------
         Net cash provided by financing activities..........    1,630      5,392      25,836
                                                              -------    -------    --------
         Net increase (decrease) in cash and cash
           equivalents......................................      (29)     1,580      14,810
Cash and cash equivalents, beginning of year................       43         14       1,594
                                                              -------    -------    --------
Cash and cash equivalents, end of year......................  $    14    $ 1,594    $ 16,404
                                                              =======    =======    ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest....................  $    21    $    17    $     67
  Cash paid during the year for income taxes................        2          1           3
                                                              =======    =======    ========
Supplemental disclosure of noncash investing and financing
  activities:
  Capitalized lease obligations incurred for purchase of
    property and equipment..................................  $    57    $   144          --
  Common Stock issued for acquisition of businesses.........       --         --       2,521
  Conversion of convertible notes payable and related
    accrued interest into Series B Convertible Preferred
    Stock...................................................       --         --         470

See accompanying notes to consolidated financial statements.

                        ZLAND.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 (1) BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) THE COMPANY

     ZLand.com, Inc. and subsidiaries (ZLand or the Company), founded in September 1995, is an applications service provider, or ASP, offering proprietary Web-based software applications that enable small and mid-sized businesses to cost-effectively take their operations online and automate their business processes. The Company provides solutions to its customers on a rental basis through a franchise network of local e-business professionals.

     The Company originally operated as Z Land LLC, a California limited liability company (Z Land LLC) and Zavada LLC, a Nevada limited liability company (Zavada), which were formed in September 1995. Z Land LLC and Zavada were owned by the same members in the same proportions. In December 1996, Z Land LLC and Zavada were merged into Z Land Acquisition, Inc., a California corporation formed specifically for this purpose by the same members. Z Land Acquisition, Inc. subsequently changed its name to ZLand, Inc. following the dissolution of Z Land LLC and Zavada. The transaction was treated as a combination of interests under common control. During 1999, the Company reincorporated in the state of Delaware, and the Company's name was changed to ZLand.com, Inc.

(B) PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the consolidated accounts of the Company and its wholly owned subsidiaries, including subsidiaries in Germany, Australia, Netherlands, Ireland and the Cayman Islands, as well as an 80%-owned subsidiary, Commercial Interiors Network, Inc. All significant intercompany transactions and balances have been eliminated in consolidation. Losses of majority-owned subsidiaries are not allocated to minority interests if such allocation results in the minority interest becoming negative. Through December 31, 1997, the Company's 80%-owned subsidiary incurred cumulative operating losses, and no allocation of losses has been made in excess of the original capital contribution of the minority interest. During 1998, Commercial Interiors Network, Inc. ceased operations.

(C) PRO FORMA PRESENTATION

     In accordance with the terms of the preferred stock, each of the shares of preferred stock are converted into common stock upon the closing of an initial public stock offering, as defined (see note 7). The accompanying unaudited pro forma consolidated balance sheet reflects the conversion of all outstanding Series A, Series B and Series C Convertible Preferred Stock into Common Stock. Unaudited pro forma basic and diluted net loss per share for 1999 have been computed assuming the conversion of all outstanding shares of convertible preferred stock into common stock as if the shares had been converted at the beginning of 1999.

(D) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

(E) REVENUE RECOGNITION

     The Company recognizes franchise revenues in three stages based upon the value of the services provided to the franchisees during each stage. The Company recognizes a portion of the franchise fee upon completion of initial franchisee training, which represents the point at which a franchisee commences operations and the franchise fee becomes nonrefundable. A portion of the franchise fee, representing the

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Company's estimate of the value of the additional training and assistance required to be provided to the franchisee in the initial year of operations, is recognized ratably over the first year of the franchise agreement. A portion of the franchise fee, representing the Company's estimate of the value provided by the Company to the franchisee over the term of the franchise agreement, is recognized ratably over the seven-year term of the franchise agreement. Generally, the entire franchise fee for the initial franchise period is due upon signing of the franchise agreement. In those instances in which payment terms are granted, the unpaid fee is recognized in accordance with the above policy only when management believes collection is probable. The Company's franchise revenue recognition policy is in accordance with Statement of Financial Accounting Standards (SFAS) No. 45, "Accounting for Franchise Fee Revenue," and the Securities and Exchange Commission's Staff Accounting Bulletin No. 101.

     With regard to product and related services revenues, the Company recognizes all upfront design and development as revenue once design and development is complete and the product is available for customer use, and recognizes rental revenues ratably over the one year service period, following the guidance of American Institute of Certified Public Accountants Statements of Position 97-2 and 98-9, "Software Revenue Recognition." Revenue related to operating assistance agreements is recognized as the services are performed.

(F) CASH AND CASH EQUIVALENTS

     The Company considers all money market funds and other highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(G) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company applies the provisions of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS No. 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1998 and 1999, management believes that the fair value of all financial instruments approximated carrying value.

(H) FOREIGN CURRENCY TRANSLATION

     The Company's non-U.S. subsidiaries use local currencies as their functional currencies. Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment are translated to U.S. dollars at year-end rates. Income and expense items are translated at average rates of exchange prevailing during the year. Translation adjustments are recorded in accumulated other comprehensive loss. At December 31, 1999, $9 was included in accumulated other comprehensive loss related to foreign currency translation adjustments. The Company incurred no foreign currency transaction gain or loss during the years presented.

(I) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Assets held under capitalized lease obligations are recorded at the present value of the minimum lease payments at lease inception. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years. Leasehold improvements are amortized using the straight-line method over the lesser of the useful life of the improvement or the term of the related lease.

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(J) CAPITALIZED SOFTWARE COSTS

     The Company capitalizes costs incurred for the development of computer software when projects reach technological feasibility, and continues to capitalize such costs until the products are available for release to the general public. Capitalized costs include direct labor and related expenses for software produced by the Company and the costs of software purchased from third parties. Software development costs incurred prior to technological feasibility are expensed as incurred. The Company amortizes capitalized product development costs based upon the greater of the amount using the rates that current gross revenues for a product bears to the total of current and anticipated future gross revenues for that product or the straight-line method over the remaining estimated life of the product commencing the month after the date of product release. The Company capitalized $882 of total software development costs in 1997. Technological feasibility for subsequent products developed was determined to occur shortly prior to release and any software development costs to be capitalized were considered insignificant. Therefore, no amounts were capitalized in 1998 or 1999. Amortization expense for the years ended December 31, 1997, 1998 and 1999 totaled $0, $441 and $441, respectively.

(K) LONG-LIVED ASSETS

     The Company applies the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under the provisions of SFAS No. 121, the recoverability of long-lived assets is assessed by determining whether the carrying value of the asset can be recovered through projected undiscounted future operating cash flows over its remaining life. The amount of impairment, if any, is measured based upon projected discounted future operating cash flows. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. During 1998, the Company wrote-down approximately $128 of impaired long-lived assets. The write-down included the remaining goodwill related to an acquisition and $100 related to another investment, which management deemed was no longer recoverable.

(L) DEFERRED REVENUE

     Deferred revenue relates to the portion of cash and notes received for initial franchise fees relating to the Company's ongoing requirements under its franchise agreements and proceeds received for product rentals recognized over the term of the agreements.

(M) STOCK-BASED COMPENSATION

     As described in note 7, the Company has elected to follow the accounting provisions of Accounting Principles Board Opinion No. (APB) 25, Accounting for Stock Issued to Employees, for stock-based compensation and to furnish the pro forma disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, when the exercise price of the Company's employee stock options equals the fair market value of the underlying stock on the date of grant, no compensation expense is recorded.

     Equity instruments issued to nonemployees are measured at the fair value of the equity instruments using the stock price and other measurement assumptions as of the earlier of the date at which a performance commitment to earn the equity instruments is reached or the date at which the performance is complete.

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(N) INCOME TAXES

     The Company accounts for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 uses the asset and liability method of accounting for income taxes, which recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(O) NET LOSS PER SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.

     The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of incremental shares of common stock issuable upon the exercise of stock options and warrants and upon conversion of Series A, B and C convertible preferred stock.

     The following table sets forth potential common shares that are excluded from the diluted net loss per share calculation for the years ended December 31, 1997, 1998 and 1999 because they are antidilutive for the periods indicated:

                                                    1997          1998          1999
                                                  ---------    ----------    ----------
Series A convertible preferred stock............  1,888,732     1,605,226     1,649,634
Series B convertible preferred stock............         --     2,171,000     6,144,270
Series C convertible preferred stock............         --            --     3,506,666
Warrants........................................    617,630     3,973,714     5,757,798
Stock options...................................    297,000     3,257,100    11,139,212
                                                  ---------    ----------    ----------
                                                  2,803,362    11,007,040    28,197,580
                                                  =========    ==========    ==========

(P) OTHER COMPREHENSIVE LOSS

     The Company applies SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting of comprehensive income (loss) and its components. Other than the net loss and the $9 other comprehensive loss associated with foreign currency translation adjustments in 1999, the Company did not have any other components of comprehensive loss during 1999 or prior years.

(Q) ADVERTISING COSTS

     The cost of advertising is expensed as incurred. For the years ended December 31, 1997, 1998 and 1999, the Company incurred advertising expense of $101, $267 and $2,397, respectively.

(R) INTERNALLY DEVELOPED SOFTWARE

     During 1999, the Company adopted the provisions of Statement of Position
(SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which provides

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

guidance concerning recognition and measurement of costs associated with developing or acquiring software for internal use. The adoption of this SOP did not have a material effect on the Company's consolidated financial position or results of operations.

(S) SEGMENT REPORTING

     The Company applies SFAS No. 131, Disclosure about Segments of a Business Enterprise and Related Information, which requires entities to report financial and descriptive information about its reportable operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The Company operates in one business segment -- the development and marketing of Web-based software applications that enable small and mid-sized businesses to cost-effectively take their operations online and automate their business processes.

(T) INVESTMENTS

     The Company records investments in non-marketable equity securities at cost if it does not exhibit significant influence over the investee, and if its ownership percentage is less than 20%. These investments are reviewed periodically for impairment, if any, and the carrying value is written down if the Company determines that the investment is permanently impaired.

(U) CONCENTRATION OF CREDIT RISK

     During the years ended December 31, 1997 and 1998, no customers or franchisees accounted for more than 10% of total revenues or accounts receivable. As of and for the year ended December 31, 1999, three franchisees accounted for 17%, 15% and 9% and 24%, 0% and 58% of total revenues and accounts receivable, respectively.

     The Company performs ongoing credit evaluations of its customers' and franchisees financial condition and limits the amount of credit extended when deemed necessary, but generally does not require collateral. Management believes that any risk of loss is significantly reduced due to the number of its customers and varied geographic markets. The Company maintains a provision for potential credit losses.

(V) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 was effective for all fiscal quarters or fiscal years beginning after June 15, 1999. In August 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. This statement defers the effective date of SFAS No. 133 to all fiscal quarters or fiscal years which begin after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including those embedded in other contracts, and for hedging activities. Application of this standard is not expected to have a material impact on the Company's consolidated financial position or results of operations.

(W) RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 and 1998 consolidated financial statements to conform to the 1999 presentation.

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(2) ACQUISITIONS

     On November 24, 1999, the Company acquired all of the outstanding stock of Appintec Corp., dba ActionWare, a California corporation (ActionWare) for 475,000 shares of the Company's Common Stock valued at $4.50 per share and $320 in cash. The aggregate purchase price was $2,458. ActionWare is based in Emeryville, California, and develops and markets customer relationship management software and provides related maintenance and programming services. The acquisition has been accounted for using the purchase method of accounting, and accordingly, the results of operations of ActionWare have been included in the Company's consolidated financial statements since November 24, 1999.

     ActionWare had, at the time of acquisition, one major in-process technology project which was approximately 20% complete. The major project acquired relates to the development of Java based software programs to replace ActionWare's current AS 400 based software programs. The Company's purpose for the acquisition was to obtain completed technology as well as to complete the development effort on this in-process project, as the Company believed the project in process had economic value though it had not yet reached technological feasibility and had no alternative future uses. The Company is continuing development efforts and expects to have available for sale the first new products to be developed by ActionWare in November 2000. The Company believes the costs to complete these development efforts will be approximately $5,000 (unaudited). The primary risks and uncertainties associated with timely completion of the project lie in the Company's ability to attract and retain qualified software engineers in the current competitive environment. Should the project not be completed on a timely basis, the Company's market advantages would be reduced (e.g., lower revenues and/or margins), which could impact the marketability of the Company's planned products. Should the project prove to be unsuccessful, the impact on the fiscal 2000 results of operations will primarily consist of the engineering and start up efforts incurred to complete the project for which there would be no future value, plus the costs of any new efforts on replacement projects and/or costs to unwind the infrastructure if a decision was made not to pursue new efforts.

     On November 24, 1999, the Company also acquired all of the outstanding stock of Emerging Market Technologies, Inc., a Delaware corporation (EMT), for 85,000 shares of the Company's common stock valued at $4.50 per share and $180 in cash. The aggregate purchase price was $563. EMT is based near Atlanta, Georgia, and is engaged in the marketing and sale of software and providing consulting services which address the needs of a business interacting with its customers. The acquisition has been accounted for using the purchase method of accounting, and accordingly, the results of operations of EMT have been included in the Company's consolidated financial statements since November 24, 1999.

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The purchase price of the acquisitions was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition, as determined by a third-party appraisal. The purchased in-process research and development was valued using the income approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows. This intangible asset, which had no tax benefit, was charged to operations during the fourth quarter of 1999. The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets, totaling approximately $308 and $23 for ActionWare and EMT, respectively, was allocated to goodwill and is being amortized on a straight-line basis over five years. Approximately $2,643 and $418 of the purchase price for ActionWare and EMT, respectively, was allocated to identifiable intangible assets which, except for in-process research and development, are being amortized on a straight-line basis over periods ranging from three to five years. The total purchase price of the acquisitions was allocated as follows:

                                                          ACTIONWARE    EMT     TOTAL
                                                          ----------    ----    ------
Tangible assets.........................................    $  295      $261    $  556
Liabilities.............................................      (788)     (139)     (927)
Identifiable intangible assets:
  In-process research and development...................     1,304        --     1,304
  Completed technology..................................       738        --       738
  Assembled workforce...................................       420       228       648
  Customer base.........................................       120       125       245
  Other intangible assets...............................        61        65       126
Goodwill................................................       308        23       331
Deferred tax liability..................................      (738)       --      (738)
Reduction in ZLand deferred tax valuation allowance.....       738        --       738
                                                            ------      ----    ------
                                                            $2,458      $563    $3,021
                                                            ======      ====    ======

     Following are the summarized unaudited pro forma combined results of operations for the years ended December 31, 1998 and 1999, assuming the acquisitions had taken place at the beginning of each of those fiscal years. The unaudited pro forma results are not necessarily indicative of future operations or operations that would have been reported had the acquisitions been completed when assumed:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1998          1999
                                                              --------      ---------
                                                                    (UNAUDITED)
Net revenues................................................  $ 5,045       $  9,413
                                                              =======       ========
Net loss....................................................  $(5,483)      $(14,201)
                                                              =======       ========
Net loss per share..........................................  $  (.34)      $   (.76)
                                                              =======       ========

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 (3) PROPERTY AND EQUIPMENT

     Components of property and equipment are as follows:

                                                              YEAR ENDED DECEMBER
                                                                      31,
                                                              -------------------
                                                               1998        1999
                                                              ------      -------
Computer equipment..........................................  $ 457       $1,231
Office equipment and fixtures...............................    236          912
Leasehold improvements......................................     --          299
                                                              -----       ------
                                                                693        2,442
Less accumulated depreciation and amortization..............   (454)        (668)
                                                              -----       ------
                                                              $ 239       $1,774
                                                              =====       ======

     During 1997, the Company acquired office furniture and fixtures in exchange for services provided during 1996. The fair market value of the furniture acquired totaled $208 which is included in property and equipment, along with related accumulated depreciation.

     Assets acquired under capitalized lease obligations are included in property and equipment and totaled $356 and $1,204, with related accumulated amortization of $203 and $368 at December 31, 1998 and 1999, respectively.

 (4) INVESTMENT

     At December 31, 1999, other assets includes an investment in the Series A Preferred Stock of Web Connect Company, Inc. (Web Connect), which is recorded at its historical cost of $450, using the cost basis method of accounting as the Company's ownership interest is less than 5% in the entity. Although the market value of the investment is not readily determinable, management believes the fair value of the investment does not materially differ from its carrying amount.

     During 1999, the Company entered into an agreement to provide custom development services and ongoing support to Web Connect for $1,300, of which $683 was performed and recognized in 1999 in product and related services revenues.

 (5) NOTES PAYABLE TO STOCKHOLDER

     In November 1997, the Company entered into a $93 note payable for consulting services with a shareholder. This note is non-interest bearing and is due in equal monthly installments of $3 over three years beginning December 1997. The outstanding balance at December 31, 1998 was $93. The note was paid in 1999.

     In September 1998, the Company repurchased 283,506 shares of Series A Preferred stock from a former shareholder and issued a note for $125 at an interest rate of 10% per annum. The note is payable with an initial payment of $5 followed by monthly payments of $10, $15, and continuing payments of $20, until paid in full. At December 31, 1998, the Company had recorded accrued interest in the amount of $2 relating to this note. The outstanding balance at December 31, 1998 and 1999 was $111 and $28, respectively.

 (6) CONVERTIBLE NOTES PAYABLE

     At various times throughout 1998, the Company issued convertible notes and common stock warrants to various creditors and shareholders. The notes have a stated interest rate of 10% per annum. The notes

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

are unsecured and mature at the earlier of an equity financing of at least $5,000, or on June 30, 1999 and June 30, 2000. The notes can be converted at the election of the note holders to preferred Series B shares at $1.00 per share. At December 31, 1998, the outstanding balance was $1,065. The notes were retired in 1999 (see note 7).

     The estimated fair value of the warrants of $148 was determined using an option pricing model. As a result, the convertible notes payable of $1,165 were recorded net of a discount of $148, which was accreted over approximately a one year period. During the years ended December 31, 1998 and 1999, the accretion was approximately $48 and $100, respectively. At December 31, 1998, the unaccreted discount was $100. The warrants entitle the holders to purchase up to 582,600 shares of common stock at $1.00 per share on or before June 30, 2003.

     The Company had accrued interest related to these notes of $40 at December 31, 1998. The entire principal amount was classified as current at December 31, 1998. The entire balance of these notes was either redeemed or converted into Series B Convertible Preferred Stock in 1999 (see note 7).

 (7) STOCKHOLDERS' EQUITY (DEFICIT)

(A) STOCK SPLIT AND REINCORPORATION

     In December 1999, the Company completed a two-for-one stock split, effected in the form of a stock dividend of one share of the Company's stock for each share of stock outstanding to stockholders of record. All share, per share and related data presented in the consolidated financial statements and footnotes has been retroactively adjusted to reflect this stock split.

     Also in December 1999, the Company amended its certificate of incorporation and increased its total authorized shares to 120,000,000, of which 100,000,000 shares are Common Stock, and 20,000,000 shares are Preferred Stock. Of the 20,000,000 shares designated as Preferred Stock, 2,220,000 shares are designated as Series A Preferred Stock, 7,823,740 shares are designated as Series B Preferred Stock, 3,777,778 shares are designated as Series C Preferred Stock and 6,178,482 shares are undesignated. The Common Stock, and the Series A, B and C Preferred Stock each were changed to have a $.01 par value. This change in par value has been retroactively adjusted throughout the consolidated financial statements.

(B) CONVERTIBLE PREFERRED STOCK

     During the period from July 1996 to January 1997, the Company issued $465 of 10% Convertible Promissory Notes ("10% Notes"). In September 1997, the 10% Notes, with accrued interest thereon, were converted into 1,690,980 shares of Series A Convertible Preferred Stock at $.485 per share. The holders of the 10% Notes were granted warrants to purchase 526,082 shares of Series A Convertible Preferred Stock at an exercise price of $.485 per share. The value of the warrants at the time of issuance of $137 using the Black-Scholes pricing model was amortized as interest expense over the period the 10% Notes were outstanding. The warrants are exercisable at any time prior to June 2001. In December 1997, holders of these warrants exercised their rights to purchase 197,752 shares of Series A Convertible Preferred Stock at an exercise price of $.485 per share for aggregate proceeds of approximately $96.

     In December 1997, the Company offered to the holders of its warrants, in consideration for exercising their warrants to purchase Series A Convertible Preferred or Common Stock, as applicable, prior to January 15, 1998, additional shares of Common Stock at the rate of 50% of the number of shares exercised. In consideration for exercising their warrants, these Series A Convertible Preferred Stock warrant holders received 98,876 additional shares of Common Stock in accordance with the Company's offer. The Company recognized a preferred stock dividend and additional paid-in capital of approximately

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

$49 to reflect the inducement. The Company has reserved 328,330 shares of Series A Convertible Preferred Stock for the exercise of the remaining warrants.

     During the period from March 1997 to July 1997, the Company issued $306 of 10% Convertible Promissory Notes (the "Notes"). In September 1997, the Notes, with accrued interest thereon, were mandatorily converted into 638,816 shares of Series A Convertible Preferred Stock at $.485 per share. The holders of the Notes were granted warrants to purchase 612,000 shares of Common Stock at an exercise price of $.05 per share. These warrants were required to be exercised upon the mandatory conversion of the promissory note. In September 1997, these warrants were exercised for aggregate proceeds to the Company of $31. The value of the warrants at issuance was not material.

     In December 1998, the Company issued 2,171,000 shares of Series B Convertible Preferred Stock at $1.00 per share totaling $2,171. With each share purchased, a warrant was issued to purchase one share of Common Stock at the price of the shares when the Company completes an initial public stock offering. The value of the warrants at issuance was not material.

     During the second quarter of 1999, the Company repurchased 181,672 shares of Series A Convertible Preferred Stock for $88.

     In February 1999, the Company completed the issuance of a second round of 3,514,178 shares of Series B Convertible Preferred Stock at $1.00 per share for $3,514. This additional round of Series B Convertible Preferred Stock carries the same rights and privileges as the first round described above. With each share purchased, a warrant was issued to purchase one share of common stock at the price of the shares when the Company completes an initial public stock offering. The value of the warrants at issuance was not material.

     During 1999, warrants to purchase 1,873,882 shares of common stock with exercise prices ranging from $.50 to $4.50, were exercised for $5,050. Also during 1999, warrants to purchase 227,092 shares of Series A Convertible Preferred Stock, with an exercise price of $.50, were exercised for $110.

     In March 1999, the Company was required as a result of the issuance of the second round of Series B Convertible Preferred Stock, as described above, to retire the outstanding convertible notes as described in note 6. The notes were retired by repaying $719 to nonconverting note holders and issuing 446,000 shares of Series B Convertible Preferred Stock valued at $446 to converting note holders. In addition, $26 was paid in accrued interest and 24,646 shares of Series B Convertible Preferred Stock were issued for $25 of accrued interest relating to the converted notes (see note 6).

     In December 1999, the Company issued 3,777,778 shares of Series C Convertible Preferred Stock at $4.50 per share totaling $16,218, net of placement agent discount and commissions. Of this issuance 271,112 shares immediately converted into shares of common stock. As of December 31, 1999, the Company had not received $759 of the net proceeds and has recorded subscriptions receivable of this amount.

CONVERSION RIGHTS

     Each share of Series A, Series B and Series C Convertible Preferred Stock outstanding is convertible at the option of the holder into one share of common stock, subject to certain adjustments, and automatically converts immediately prior to completion of an underwritten public offering of common stock with gross proceeds of at least $5,000 and, for Series A and Series B, an offering price of no less than $1.50 per share. During 1999, 1,012 shares and 11,554 shares of Series A and Series B Convertible Preferred Stock, respectively, were converted into 12,566 shares of common stock. A total of 1,649,634,

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6,144,270 and 3,777,778 shares of common stock has been reserved for issuance in the event of the conversion of the remaining Series A, Series B and Series C Convertible Preferred Stock, respectively.

DIVIDEND AND VOTING RIGHTS

     Each share of Series A, Series B and Series C Convertible Preferred Stock entitles its holder to one vote for each common share into which such shares would convert. Dividends shall be paid, when and if declared by the Board of Directors, at the rate of $.02425, $.06 and $.27 per share of the outstanding Series A, Series B and Series C Convertible Preferred Stock, respectively, and shall be payable out of funds legally available. No dividends have been declared to date.

LIQUIDATION RIGHTS

     The holders of the Series A, Series B and Series C Convertible Preferred Stock are entitled to receive their original issuance price of $.485, $1.00 and $4.50 per share, respectively, in liquidation, plus an amount equal to all declared but unpaid dividends. Series A, Series B and Series C Convertible Preferred Stock share parity liquidation rights, prior to and in preference to any distribution to the holders of common stock. At December 31, 1999, the aggregate liquidation preference of the Series A, Series B and Series C Convertible Preferred Stock was approximately $800, $6,144 and $15,780, respectively.

(C) COMMON STOCK WARRANTS

     In September 1997, the Company issued warrants to purchase 109,300 shares of common stock at $.50 per share in connection with a consulting agreement. The warrants expire in September 2002. The Company recognized costs valued using the Black-Scholes pricing model totaling $35 at the time of issuance, which was charged to general and administrative expense. The Company has reserved 109,300 shares of Common Stock for the exercise of these warrants.

     In September 1997, the Company issued warrants to purchase 240,000 shares of common stock at an exercise price of $.50 per share in connection with placement services of an investment banker. The warrants expire in September 2002. In December 1997, the holder of these warrants exercised its right to purchase 60,000 shares of common stock and received an additional 30,000 shares of common stock in accordance with the Company's agreement to issue additional shares to warrant holders who exercised their warrants on or prior to January 15, 1998. The Company has reserved 180,000 shares of Common Stock for the exercise of the remaining warrants.

     In January 1998, the Company offered an additional 2,695,000 shares of common stock in a private placement offering. Proceeds of $1,300 from this offering were received between February and April 1998. In addition, warrants to purchase 300,000 shares of common stock were issued to cover issuance costs in connection with this financing. The Company valued such warrants using the Black-Scholes pricing model at $97 at the time of issuance, which was recorded net of issuance of common stock. The Company has reserved 300,000 shares of common stock for the exercise of these warrants.

     Between January and June 1998, the Company issued warrants to purchase 315,000 shares of Common Stock at a price ranging from $.50 to $1.00 per share, primarily in connection with a consulting agreement. The warrants expire between January and June 2003. The Company valued such warrants using the Black-Scholes pricing model at $97 as the performance under the consulting agreement was completed, which amount was charged to general and administrative expense. The Company has reserved 315,000 shares of Common Stock for the exercise of these warrants.

     During 1999, the Company issued warrants to purchase 435,000 shares of common stock at a price of $1.00 per share as commissions related to the issuance of Series B Convertible Preferred Stock. The fair

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

value of the warrants at the time of issuance was approximately $100, which was recorded within additional paid-in capital.

     During 1999, the Company issued warrants to purchase 55,670 shares of Common Stock at a price of $4.50 per share in connection with services provided. The Company recognized costs valued, using the Black-Scholes pricing model, at $52 at the time of completion of services, which was charged to operating expenses. The Company has reserved 55,670 shares of Common Stock for the exercise of these warrants.

(D) ISSUANCE OF COMMON STOCK AND STOCK OPTIONS FOR SERVICES

     During 1999, the Company issued 29,776 shares of Common Stock for services provided during 1999. The fair value of the shares at the time of issuance was approximately $134, which was charged to general and administrative expense. In addition, the Company issued 187,260 shares of Common Stock for services provided during 1999. The fair value of the shares at the time of issuance was approximately $723, and was charged to sales and marketing expense. In December 1999, the Company issued 68,000 shares of common stock to several franchisees in connection with the establishment of franchises with the Company. The fair value of the common stock of $306 was recorded as a reduction of revenue during 1999 in the accompanying consolidated statement of operations.

     In August 1999, the Company issued options to purchase 492,000 shares of Common Stock at an exercise price of $4.50 per share in connection with a consulting agreement with a member of the board of directors for services to be rendered through September 2001. The Company valued the options using the Black-Scholes pricing model totaling approximately $494, of which approximately $82 was charged to general and administrative expense in 1999. The agreement was amended subsequent to December 31, 1999 to remove any future performance requirements. As such, the Company plans to charge the remaining $412 to general and administrative expense in the first fiscal quarter of 2000 (unaudited). The Company also issued options to purchase 8,000 shares of Common Stock in connection with the achievement of certain sales goals. The Company recognized costs valued using the Black-Scholes pricing model totaling approximately $8 at the time of issuance, which was charged to sales and marketing expense.

(E) 1997 STOCK OPTION PLAN

     The Company has reserved an aggregate of 18,000,000 shares of Common Stock for issuance under its 1997 Stock Plan (the Plan). The Plan provides for grants of options to employees and consultants (including officers and directors) of the Company. Options must be granted at not less than 85% of fair value (as determined by the Board of Directors) at the date of grant (110% of fair value if the option holder also holds 10% or more of the voting stock of the Company). Except in the case of certain options granted to officers, directors and consultants, options typically vest over 4 years at a rate of 25% after 12 months with the remainder vesting at 1/36 a month over the remaining 3 years. Options granted to officers, directors and consultants vest over periods ranging from upon issuance to 4 years.

     In connection with the Plan, the Company also implemented an employee stock purchase plan ("ESPP") in accordance with Section 423 of the Internal Revenue Code whereby eligible employees may authorize payroll deductions of up to 10% of their salary to purchase shares of the Company's Common Stock at the fair market value of common stock on the exercise date. Approximately 290,732 shares were issued under this plan during 1999 for total consideration of $713.

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Stock option activity is summarized as follows:

                                                                             WEIGHTED-
                                                                              AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                             ----------    --------------
Outstanding at December 31, 1996...........................          --        $  --
  Granted..................................................     963,992          .19
  Exercised................................................    (665,992)         .05
  Canceled.................................................      (1,000)         .50
                                                             ----------
Outstanding at December 31, 1997...........................     297,000          .50
  Granted..................................................   4,331,560          .50
  Exercised................................................  (1,157,460)         .50
  Canceled.................................................    (214,000)         .50
                                                             ----------
Outstanding at December 31, 1998...........................   3,257,100          .50
  Granted..................................................   8,439,032         4.37
  Exercised................................................    (298,846)        2.40
  Canceled.................................................    (258,074)         .50
                                                             ----------
Outstanding at December 31, 1999...........................  11,139,212         3.36
                                                             ==========

     As of December 31, 1997, 1998 and 1999, the number of options exercisable was 297,000, 500,036 and 1,862,522, respectively, and the weighted average exercise price of those options was $.50, $.50 and $1.57, respectively.

                            OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                 -----------------------------------------    -------------------------
                                 WEIGHTED-     WEIGHTED-                      WEIGHTED-
                 OUTSTANDING      AVERAGE       AVERAGE       EXERCISABLE      AVERAGE
  RANGE OF          AS OF        EXERCISE      REMAINING         AS OF        EXERCISE
  EXERCISE       DECEMBER 31,    PRICE PER    CONTRACTUAL     DECEMBER 31,    PRICE PER
   PRICES            1999         OPTION      LIFE (YEARS)        1999         OPTION
-------------    ------------    ---------    ------------    ------------    ---------
$         .50..    3,167,712       $ .50         8.56          1,363,080        $ .50
1.31.........          2,870        1.31         9.92                 --         1.31
3.26.........         24,112        3.26         9.92                 --         3.26
4.50.........      7,944,518        4.50         9.70            499,442         4.50
                  ----------                                   ---------
      $.50 to
  $4.50......     11,139,212        3.36         9.38          1,862,522         1.57
                  ==========                                   =========

     In January 1997, the Company granted 325,992 Common Stock options at an exercise price of $.05 per share to employees in lieu of a cash bonus. These options vested and were exercised in 1997.

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, with the exception of the option grant discussed in the preceding paragraph, no compensation cost has been recognized for stock options issued to employees in the consolidated financial statements for the years ended December 31, 1997, 1998 and 1999 as all grants were made at fair values as determined by the Board of Directors. Had the Company determined compensation cost based upon the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                                                YEAR ENDED DECEMBER 31
                                                              ---------------------------
                                                               1997      1998      1999
                                                              ------    ------    -------
Net loss applicable to common stockholders, as reported.....  $1,934    $5,367    $13,643
Assumed stock compensation cost.............................       1        99        937
                                                              ------    ------    -------
Pro forma net loss..........................................  $1,935    $5,466    $14,580
                                                              ======    ======    =======
Basic and diluted net loss per share as reported............  $ (.23)   $ (.33)   $  (.73)
Pro forma diluted net loss per share........................  $ (.23)   $ (.34)   $  (.79)
                                                              ======    ======    =======

     The per share weighted-average fair value of stock options granted during fiscal year 1999 was $0.90 on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                 YEAR ENDED DECEMBER 31
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
Dividend yield..............................................      0.0%       0.0%       0.0%
Risk-free interest rate.....................................      6.3%       5.0%      5.46%
Average expected lives......................................  5 years    4 years    4 years
                                                              =======    =======    =======

     The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely-tradable, fully-transferable options without vesting restrictions, which significantly differ from the Company's stock option plans. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated fair value on the grant date.

     The Company applied the minimum value method in determining the fair value of the Company's employee stock options. The minimum value method is only allowed for non-public entities, as public entities are required to include an expected volatility factor in addition to the factors described above. As such, the pro forma effect of applying SFAS No. 123 above is not likely to be representative of the pro forma effects in future years.

(F) STOCKHOLDERS RIGHTS PLAN

     On February 14, 2000, the Board of Directors adopted a rights plan, which is commonly known as a poison pill, and which expires ten years from the closing of the Company's proposed initial public offering. In connection with the adoption of the rights plan, the Board of Directors declared, effective as of the closing of the Company's proposed initial public offering, a dividend of one stockholder right for each share of common stock which is outstanding as of the closing of the Company's proposed initial public offering and a dividend of one stockholder right for each share of common stock that becomes outstanding between the closing of the Company's proposed initial public offering and the earlier of the expiration date and the distribution date as defined.

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(8) INCOME TAXES

     The components of net loss before income taxes are as follows for the years ended December 31:

                                                        1997       1998        1999
                                                       -------    -------    --------
U.S. ................................................  $(1,885)   $(5,367)   $(12,161)
Foreign..............................................       --         --      (1,478)
                                                       -------    -------    --------
          Total......................................  $(1,885)   $(5,367)   $(13,639)
                                                       =======    =======    ========

     The provision for income tax expense attributable to income from continuing operations consists of the following for the year ended December 31, 1999:

Federal:
  Current...................................................  $--
  Deferred..................................................   --
                                                              ---
State:
  Current...................................................    2
  Deferred..................................................   --
                                                              ---
Foreign:
  Current...................................................    2
  Deferred..................................................   --
                                                              ---
          Total.............................................  $ 4
                                                              ===

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below:

                                                                 DECEMBER 31
                                                        -----------------------------
                                                         1997       1998       1999
                                                        -------    -------    -------
Deferred tax assets:
  Net operating loss..................................  $ 1,335    $ 3,396    $ 4,531
  Capitalized software................................       --        127      1,940
  Deferred revenue....................................       --         --      2,015
  Accrued vacation....................................       --         29        137
  Allowance for doubtful accounts.....................        4         54         53
  Other...............................................       12         --          2
                                                        -------    -------    -------
          Total gross deferred tax assets.............    1,351      3,606      8,678
Deferred tax liabilities -- Intangible assets.........       --         --       (738)
Less valuation allowance..............................   (1,351)    (3,606)    (7,940)
                                                        -------    -------    -------
     Net deferred tax assets..........................  $    --    $    --    $    --
                                                        =======    =======    =======

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     A reconciliation of the expected U.S. Federal tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal statutory tax rate to pretax income from continuing operations as follows:

                                                              1997     1998     1999
                                                              -----    -----    -----
Expected U.S. Federal tax...................................  (34.0)%  (34.0)%  (34.0)%
State taxes.................................................   (8.8)    (8.7)    (7.0)
Change in valuation allowance...............................   42.1     42.0     31.8
Intangible assets...........................................     --       --      8.8
Other.......................................................    0.7      0.7      0.4
                                                              -----    -----    -----
  Actual effective tax rate.................................    0.0%     0.0%     0.0%
                                                              =====    =====    =====

     At December 31, 1999, the Company had net operating loss carry forwards for income tax purposes of approximately $9,500 for both federal and state. These losses are available to offset future taxable income, if any, through 2011 and 2004, respectively. The future utilization of the net operating loss carry forwards may be subject to significant limitations under Internal Revenue Code
Section 382. Due to the uncertainty of whether the Company's future taxable income will be sufficient to utilize its net deferred tax assets, the Company has provided a full valuation allowance against the total net deferred tax assets.

 (9) RELATED PARTY TRANSACTIONS

(A) CONSULTING AGREEMENTS

     In 1997, the Company entered into consulting agreements with a stockholder and a relative of certain officers of the Company pursuant to which the Company received consulting services valued at $36. In exchange for services provided, the Company issued 340,000 options to purchase shares of common stock at an exercise price of $.05 per share, with the remaining $15 paid in cash during 1998.

     Also in 1997, the Company entered into an agreement for network operating services with a stockholder, and recorded a total of $54 in expenses. In addition, the Company received ongoing consulting services from stockholders during 1997, 1998 and 1999. For the years ended December 31, 1997, 1998 and 1999 the total value of these consulting services was $261, $240 and $220, respectively.

     During the year ended December 31, 1999, the Company issued options to purchase 492,000 shares of common stock to a member of the board of directors in addition to paying this member $72 in connection with a consulting agreement (see note 7).

(B) SALES AGREEMENT AND NOTE RECEIVABLE FROM STOCKHOLDER

     In July 1996, the Company sold six franchise territories to a stockholder in exchange for $39 in cash and a note receivable of $68. Interest was payable at the rate of 6% per annum. Payment terms were extended to be received in equal monthly installments beginning January 1999 through December 1999. In addition, there was accrued interest of $10 at December 31, 1998. During 1999, the stockholder returned the six territories to the Company. In return, the Company forgave the $68 note receivable and $14 of accrued interest receivable. Additionally, the Company issued 8,667 shares of Series C Convertible Preferred Stock for the $39 previously paid. No amounts were recorded in franchise revenues related to this transaction.

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(C) DEBT CONVERSION

     In October 1997, the Company owed $448 for amounts loaned by stockholders. This debt was converted into 895,566 shares of common stock at the then current value of $.50 per share in 1997.

(D) EMPLOYEE LOAN AGREEMENT

     In connection with the employment of an officer of the Company in July 1999, the Company entered into a $125 loan agreement. The agreement provides for a nominal interest rate. The imputed interest associated with this loan agreement was not material to the consolidated financial statements. The remaining balance at December 31, 1999 was included in prepaid expenses and other current assets in the accompanying balance sheet.

(10) INTERNATIONAL REVENUES AND SIGNIFICANT CUSTOMERS

     The Company operates in one industry segment -- the development and marketing of Web-based software applications that enable small and mid-sized businesses to cost-effectively take their operations online and automate their business processes. The Company provides solutions to its customers through a franchise network of local e-business professionals.

     The Company attributes sales to and revenues from customers in different geographical areas on the basis of customer locations, as follows:

                                                              1997    1998     1999
                                                              ----    ----    ------
Revenues:
  United States.............................................  $221    $610    $4,488
  Middle East...............................................    --      --       987
  Canada....................................................    --      --       615
  Europe....................................................    --      --       352
  Australia.................................................    --      --        20
                                                              ----    ----    ------
          Total revenues....................................  $221    $610    $6,462
                                                              ====    ====    ======

     The long lived assets of the Company's foreign subsidiaries are not material at December 31, 1999.

(11) COMMITMENTS AND CONTINGENCIES

(A) LEASES

     The Company leases certain computer equipment and office furniture and fixtures under long-term lease agreements which are reported as capitalized lease obligations. The terms of the leases are three years, with purchase options at the end of the respective lease terms. The Company intends to exercise such purchase options, which require minimal payments. Capitalized lease obligations at December 31, 1999 are at interest rates ranging from 8% to 17% and are payable at various dates through 2003. The borrowings are secured by the equipment purchased.

     The Company leases its facilities under two non-cancelable operating leases which expire in November 2002 and 2004, with options to extend the leases for five years at the then prevailing fair value. The Company leases its network operating centers under two non-cancellable operating leases which expire in fiscal year 2000. Rental expense is recorded using the straight-line method and totaled $95, $110 and $310 for the years ended December 31, 1997, 1998 and 1999, respectively.

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Future minimum lease payments under all non-cancelable capitalized and operating leases as of December 31, 1999 are as follows:

                                                              CAPITALIZED    OPERATING
                                                                LEASES        LEASES
                                                              -----------    ---------
Year ending December 31:
  2000......................................................     $428         $1,344
  2001......................................................      378          1,014
  2002......................................................      129            993
  2003......................................................       18            754
  2004......................................................       --            710
  Thereafter................................................       --             --
                                                                 ----         ------
          Total minimum lease payments......................      953         $4,815
                                                                              ======
  Less amounts representing interest........................      134
                                                                 ----
          Present value of future minimum capitalized lease
            obligations.....................................      819
  Less current installments of capitalized lease
     obligations............................................      352
                                                                 ----
          Capitalized lease obligations, excluding current
            installments....................................     $467
                                                                 ====

(B) LEASING LINES OF CREDIT

     The Company has three lines of credit in place at December 31, 1999 for leasing of equipment. The first line of credit expires in April 2002. At December 31, 1999, there was approximately $477 outstanding, and approximately $273 available under this line of credit. The interest rate on this line of credit was 11.75% at December 31, 1999. The second line of credit expires in December 2002. At December 31, 1999, there was approximately $248 outstanding and approximately $445 available under this line of credit. The interest rate on this line of credit at December 31, 1999 was 8.99%. The third line expires in October 2002. At December 31, 1999, no amounts were outstanding under this line of credit, and approximately $450 was available. The interest rate on this line of credit at December 31, 1999 was 10.75%.

(C) LITIGATION

     The Company is engaged in pending or threatened legal actions arising in the ordinary course of its business. With respect to these legal actions, the Company, based on advice of legal counsel, believes that it has adequate legal defenses and that the ultimate outcome will not have a material adverse effect on the Company's consolidated financial position or results of operations.

     Between October 1998 and March 2000, the Company sold franchises to ten general partnerships organized by VentureLink Capital Corporation (VentureLink), an unaffiliated company, pursuant to franchise agreements with the partnerships. These general partnerships financed the acquisition and initial operation of their franchises with funds raised from general partners. In March 1999, the Company received subpoenas from the Securities and Exchange Commission (the
SEC), seeking testimony from its Chairman and Chief Executive Officer, and its Vice President of Corporate Development, and production of documents relating to, among other things, the Company's franchise program and its relationship with VentureLink. After initial response to the subpoenas, the Company was advised that no further action was required. In February 2000, the Company received a new document subpoena to which they have responded. The Company has been advised that the SEC is conducting a fact-finding investigation into, among other things, the circumstances surrounding the organization of the general partnerships, their structure, operations and membership, the solicitation of investments in the general partnerships and the

                        ZLAND.COM, INC. AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

subsequent conversion of these partnerships to limited liability companies and the relationship between VentureLink and the Company. The Company has been advised that the investigation is broad in scope, and continuing. The Company is cooperating with the investigation fully. The Company believes that the investigation pertains to (but may not be limited to) possible violations of the securities laws arising from the offering and sales of the general partnership interests.

     The Company entered into a contract with VentureLink in October 1998, which was renewed in October 1999 for one year, pursuant to which the Company agreed to sell franchises to partnerships to be formed by VentureLink. In January 2000 the Company negotiated a termination and release of the contract with VentureLink, effective March 31, 2000.

     The Company cannot predict the outcome of the SEC investigation, the scope of the investigation, its conclusions or when it might be completed. If the SEC asserts and successfully prosecutes a claim against the Company or any of its personnel for involvement with VentureLink or for any other aspect of its operations, the Company could be liable for substantial damages and penalties and could be subjected to injunctive remedies as well.

     The Company does not believe that the outcome of this matter will have a material adverse effect on its consolidated financial position, results of operations or liquidity.

(12) SUBSEQUENT EVENT

     In January 2000, the Company acquired substantially all of the assets of Central Technologies, Inc., (Central) a California corporation for 322,222 shares of the Company's Common Stock valued at $4.50 per share. The aggregate purchase price was $1,350 net of cash acquired. Central is based in Moorpark, California and provides products and services to serve the needs of accountants, including financial management and reporting software applications for small to mid-sized businesses. The acquisition will be accounted for using the purchase method of accounting.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Appintec Corp., dba ActionWare:

     We have audited the accompanying balance sheet of Appintec Corp., dba ActionWare, as of June 30, 1999 and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Appintec Corp., dba ActionWare, as of June 30, 1999 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Orange County, California
January 19, 2000

                         APPINTEC CORP., DBA ACTIONWARE

                                 BALANCE SHEET
                                 JUNE 30, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

Current assets:
  Cash......................................................  $  13
  Accounts receivable, net of allowance for doubtful
     accounts of $22........................................    196
  Prepaid expenses and other current assets.................     16
                                                              -----
          Total current assets..............................    225
Property and equipment, net.................................    186
Other assets................................................     10
                                                              -----
                                                              $ 421
                                                              =====

               LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Bank line of credit.......................................  $ 197
  Accounts payable..........................................     71
  Accrued expenses..........................................    208
  Current portion of capitalized lease obligations..........     65
  Deferred revenue..........................................    221
                                                              -----
          Total current liabilities.........................    762
Long-term portion of capitalized lease obligations..........     93
                                                              -----
                                                                855
Commitments and contingencies (note 6)......................
Subsequent event (note 7)...................................
Stockholders' deficit:
  Common stock, 25,000,000 shares authorized; 4,225,250
     shares issued and outstanding..........................    399
  Accumulated deficit.......................................   (833)
                                                              -----
          Total stockholders' deficit.......................   (434)
                                                              -----
                                                              $ 421
                                                              =====

See accompanying notes to financial statements.

                         APPINTEC CORP., DBA ACTIONWARE

                            STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1999
                                 (IN THOUSANDS)

Revenue:
  Software licenses.........................................  $1,102
  Services and maintenance..................................   1,068
                                                              ------
          Total revenues....................................   2,170
                                                              ------
Cost of revenues:
  Software licenses.........................................      94
  Services and maintenance..................................     352
                                                              ------
          Total cost of revenues............................     446
                                                              ------
          Gross profit......................................   1,724
                                                              ------
Operating expenses:
  Research and development..................................     972
  Sales and marketing.......................................     390
  General and administrative................................     508
                                                              ------
          Total operating expenses..........................   1,870
                                                              ------
Operating loss..............................................    (146)
Other expense, net..........................................     (55)
                                                              ------
          Net loss before income taxes......................    (201)
Provision for income taxes..................................      12
                                                              ------
          Net loss..........................................  $ (213)
                                                              ======

See accompanying notes to financial statements.

                        APPINTEC, CORP., DBA ACTIONWARE

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                            YEAR ENDED JUNE 30, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   COMMON STOCK                           TOTAL
                                                -------------------    ACCUMULATED    STOCKHOLDERS'
                                                 SHARES      AMOUNT      DEFICIT         DEFICIT
                                                ---------    ------    -----------    -------------
Balance at June 30, 1998......................  2,822,625     $ 33        $(620)          $(587)
Common stock options exercised................    225,959       22           --              22
Issuance of common stock......................    496,666       50           --              50
Issuance of common stock for services
  provided....................................    680,000      294           --             294
Net loss......................................         --       --         (213)           (213)
                                                ---------     ----        -----           -----
Balance at June 30, 1999......................  4,225,250     $399        $(833)          $(434)
                                                =========     ====        =====           =====

See accompanying notes to financial statements.

                         APPINTEC CORP., DBA ACTIONWARE

                            STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1999
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net loss..................................................  $(213)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     98
     Issuance of common stock for services provided.........    294
     Changes in assets and liabilities:
       Accounts receivable..................................     (5)
       Prepaid expenses and other assets....................      4
       Accounts payable.....................................    103
       Accrued expenses and deferred revenue................    (92)
                                                              -----
          Net cash provided by operating activities.........    189
                                                              -----
Cash flows from investing activities:
  Purchases of property and equipment.......................    (86)
                                                              -----
          Net cash used in investing activities.............    (86)
                                                              -----
Cash flows from financing activities:
  Principal payments on capitalized lease obligations.......   (242)
  Proceeds from issuance of common stock....................     72
  Net borrowings on bank line of credit.....................      1
                                                              -----
          Net cash used in financing activities.............   (169)
                                                              -----
          Net decrease in cash..............................    (66)
Cash, beginning of year.....................................     79
                                                              -----
Cash, end of year...........................................  $  13
                                                              =====
Supplementary disclosures of cash flow information:
  Cash paid during the year for interest....................  $  39
  Cash paid during the year for income taxes................      1
                                                              =====

See accompanying notes to financial statements.

                         APPINTEC CORP., DBA ACTIONWARE

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) THE COMPANY

     Appintec Corp., a California corporation, dba ActionWare (the "Company" or "ActionWare"), was founded in 1981 and is in the business of designing, developing, producing and marketing software which addresses the needs of a business interacting with its customers, including automating front office operations in areas such as customer support, sales, field service, product quality assurance and help desk.

(B) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

(C) REVENUE RECOGNITION

     The Company licenses software under noncancelable license agreements. License fee revenues are recognized when a noncancelable license agreement is in force, the product has been shipped, the license fee is fixed or determinable and collectibility is reasonably assured. Maintenance and support revenue is recognized ratably over the contract period, usually one year. The Company's revenue recognition policies are in compliance with the American Institute of Certified Public Accountants' Statements of Position 97-2 and 98-9, Software Revenue Recognition.

(D) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation. Assets held under capitalized lease obligations are recorded at the lesser of cost or the present value of the minimum lease payments at lease inception. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

(E) CAPITALIZED SOFTWARE COSTS

     Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed". Because management believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no internally generated software development costs were capitalized as of June 30, 1999.

(F) LONG-LIVED ASSETS

     The Company applies the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under the provisions of SFAS No. 121, the recoverability of long-lived assets is assessed by determining whether the carrying value of the asset can be recovered through projected undiscounted future operating cash flows over its remaining life. The amount

                         APPINTEC CORP., DBA ACTIONWARE

                                 JUNE 30, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

of impairment, if any, is measured based upon projected discounted future operating cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(G) ACCOUNTING FOR STOCK OPTIONS

     The Company accounts for its employee stock-based compensation plans in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, using the intrinsic value-based method of accounting, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. The Company has made the pro forma net loss disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied.

     Equity instruments issued to nonemployees are measured using the fair value of the equity instruments using the stock price and other measurement assumptions as of the earlier of the date at which a performance commitment to earn the equity instruments is reached or the date at which the performance is complete.

(H) INCOME TAXES

     The Company accounts for income taxes using the asset and liability method as prescribed by SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns.

(I) COMPREHENSIVE LOSS

     The Company has adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes the rules for the reporting of comprehensive loss and its components. During 1999, the Company did not have any components of other comprehensive income, and thus net loss equals comprehensive loss in the accompanying financial statements.

(J) SEGMENT REPORTING

     The Company has adopted SFAS No. 131, Disclosure about Segments of a Business Enterprise and Related Information, which requires entities to report financial and descriptive information about its reportable operating segments. The Company operates in one segment -- the design, development, production, and marketing of software which address the needs of a business interacting with its customers.

(K) CONCENTRATION OF CREDIT RISK

     The Company is in the business of designing, developing, producing and marketing software which addresses the needs of a business interacting with its customers, including automating front office operations in areas such as customer support, sales, field service, product quality assurance and help desk. This market is characterized by rapid technological developments, frequent new product introductions and changes in end user requirements.

                         APPINTEC CORP., DBA ACTIONWARE

                                 JUNE 30, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     During the year ended June 30, 1999 and at June 30, 1999, no customers accounted for more than 10% of net revenues or net accounts receivable, respectively.

     The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary, but generally does not require collateral. Management believes that any risk of loss is significantly reduced due to the number of its customers and geographic sales areas. The Company maintains a provision for potential credit losses, and write-offs of accounts receivable were insignificant during the year ended June 30, 1999.

(L) NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 was effective for all fiscal quarters or fiscal years beginning after June 15, 1999. In August 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. This statement defers the effective date of SFAS No. 133 to all fiscal quarters or fiscal years which begin after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. Application of this standard is not expected to have a material impact on the Company's financial position or results of operations.

(2) PROPERTY AND EQUIPMENT

     A summary of property and equipment at June 30, 1999, at cost, is as follows:

Equipment...................................................  $  630
Furniture and fixtures......................................     103
Equipment under capitalized lease obligations...............     196
Software....................................................      76
Automobile..................................................      31
Leasehold improvements......................................      16
                                                              ------
                                                               1,052
Less accumulated depreciation and amortization..............    (866)
                                                              ------
                                                              $  186
                                                              ======

     Assets acquired under capitalized lease obligations are included in property and equipment and totaled $196, with related accumulated amortization of $41 at June 30, 1999.

(3) STOCKHOLDER'S DEFICIT

(A) ISSUANCE OF COMMON STOCK FOR SERVICES

     During fiscal year 1999, the Company issued 680,000 shares of common stock for services performed during the year. Of this amount, 500,000 shares related to services performed by a third party on the Company's Java software development at a fair value of $281. The fair value of the services was expensed to research and development during fiscal year 1999. The remaining 180,000 shares were issued for consulting services performed during the year. The fair value of these services of $13 was expensed to general and administrative expense during fiscal year 1999.

                         APPINTEC CORP., DBA ACTIONWARE

                                 JUNE 30, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(B) STOCK OPTION PLAN

     The Company granted 3,048,000 incentive stock options on March 1, 1997. Long-term employees were granted fully vested options and those recently employed were granted options that vested over a four-year period. The options were granted with an exercise price at the then fair market value of the common stock of $.10 per share. On June 1, 1998, an additional 1,222,500 options were granted with an exercise price at the then fair market value of $.25 per share. These options vested 20% on July 1, 1998 and thereafter one thirty-sixth on the first of the month for 36 months. During the year ended June 30, 1999, an additional 180,000 options were granted with an exercise price at the then fair market value of $.25 per share. For these grants, 140,000 of the options were fully vested when granted, and the remaining options vest ratably over 24 months. All of the options granted have 10-year terms.

     Stock option activity for the year ended June 30, 1999 is summarized as follows:

                                                                             WEIGHTED-
                                                                              AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                              ---------    --------------
Outstanding at June 30, 1998................................  2,829,875         $.16
  Granted...................................................    180,000          .25
  Exercised.................................................   (225,959)         .17
  Cancelled.................................................   (532,500)         .21
                                                              ---------
Outstanding at June 30, 1999................................  2,251,416          .16
                                                              =========

                             OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                ---------------------------------------------    ------------------------------
                                      WEIGHTED-
                                       AVERAGE      WEIGHTED-                         WEIGHTED-
                                      REMAINING      AVERAGE                           AVERAGE
   EXERCISE     OUTSTANDING AS OF    CONTRACTUAL    EXERCISE     OUTSTANDING AS OF    EXERCISE
    PRICES        JUNE 30, 1999         LIFE          PRICE        JUNE 30, 1999        PRICE
  ----------    -----------------    -----------    ---------    -----------------    ---------
  $      .10        1,356,875            7.7          $.10           1,313,750          $.10
         .25          894,541            9.0           .25             505,709           .25
                    ---------                                        ---------
   .10 - .25        2,251,416            8.2           .16           1,819,459           .14
                    =========                                        =========

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for stock options issued to employees in the financial statements for the year ended June 30, 1999. Had the Company determined compensation cost based upon the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss for the year ended June 30, 1999 would have increased to the pro forma amounts indicated below:

Net loss as reported........................................  $(213)
Assumed stock compensation cost.............................     (9)
                                                              -----
Pro forma net loss..........................................  $(222)
                                                              =====

     The fair value of each option grant is estimated on the date of grant using the minimum value method as prescribed in SFAS No. 123. Assumptions used for options granted during the year ended June 30, 1999 were as follows:

Dividend yield..............................................      0.0%
Risk-free interest rate.....................................     5.76%
Expected option term........................................  4 years
                                                              =======

                         APPINTEC CORP., DBA ACTIONWARE

                                 JUNE 30, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The minimum value method requires input of highly subjective assumptions in which changes in those assumptions could materially affect the fair value estimate. In addition, the minimum value method is only allowed for non-public entities as public entities are required to include an expected volatility factor in addition to the factors described above. As such, the pro forma effect of applying SFAS 123 above is not likely to be representative of the pro forma effects in future years.

(4) BANK LINE OF CREDIT

     The bank line of credit is with a domestic commercial bank and provides for borrowings up to $200. Interest is at the prime rate plus 4.5%, and the line of credit is secured by substantially all assets of the Company and is guaranteed by the Company's chief executive officer, who is also a shareholder. The line of credit expired on March 10, 2000 and was repaid in full.

(5) INCOME TAXES

     The provision for income tax expense for the year ended June 30, 1999 consists of the following:

Current:
  Federal...................................................  $--
  State.....................................................    1
                                                              ---
                                                                1
                                                              ---
Deferred:
  Federal...................................................   12
  State.....................................................   (1)
                                                              ---
                                                               11
                                                              ---
          Total.............................................  $12
                                                              ===

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at June 30, 1999 are presented below:

Net operating loss..........................................  $ 255
Accrued vacation............................................      2
                                                              -----
          Total deferred tax assets.........................    257
Less: valuation allowance...................................   (257)
                                                              -----
          Net deferred tax assets...........................  $  --
                                                              =====

     The expected U.S. Federal tax benefit attributable to loss from continuing operations for the year ended June 30, 1999 differed from the amounts computed by applying the U.S. Federal statutory tax rate to pretax loss from continuing operations as follows:

Expected U.S. Federal tax...................................  (34.0)%
State taxes.................................................    2.9
Change in valuation allowance...............................   33.8
Other.......................................................    3.2
                                                              -----
Actual effective tax rate...................................    5.9%
                                                              =====

     At June 30, 1999, the Company had net operating loss carryforwards for Federal and state income tax purposes of approximately $675 and $292, respectively. These losses are available to offset taxable income,

                         APPINTEC CORP., DBA ACTIONWARE

                                 JUNE 30, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

if any, through 2018 and 2003, respectively. The future utilization of the net operating loss carryforwards is subject to significant limitations due to the sale of the Company in November 1999 (see note 7). Due to uncertainty of whether the Company's future taxable income will be sufficient to utilize these tax benefits, the Company has provided a full valuation allowance against the deferred tax assets.

(6) COMMITMENTS AND CONTINGENCIES

(A) COMMITMENTS

     The Company leases certain computer equipment and office furniture and fixtures under long-term lease agreements which are reported as capitalized lease obligations. The terms of the leases are between three and five years, with bargain purchase options at the end of the respective lease terms. Capitalized lease obligations at June 30, 1999 are at interest rates ranging from 8% to 17% and are payable at various dates through 2004. The borrowings are secured by the assets leased.

     The Company leases its facility under a non-cancelable operating lease which expires in November 2000. Rent expense was approximately $155 for the year ended June 30, 1999.

     Future minimum lease payments under all non-cancelable capitalized lease obligations and operating leases as of June 30, 1999 are as follows:

                                                              CAPITALIZED
                                                                 LEASE       OPERATING
                                                              OBLIGATIONS     LEASES
                                                              -----------    ---------
Year ending June 30:
  2000......................................................     $ 61          $166
  2001......................................................       38            73
  2002......................................................       34            --
  2003......................................................       22            --
  2004 and thereafter.......................................        8            --
                                                                 ----          ----
          Total minimum payments............................      163          $239
                                                                               ====
  Amount representing interest..............................        5
                                                                 ----
          Present value of capitalized lease obligations....      158
  Less current portion......................................       65
                                                                 ----
          Noncurrent portion of capitalized lease
            obligations.....................................     $ 93
                                                                 ====

(B) CONTINGENCIES

     From time to time the Company may be party to suits and other judicial and administrative proceedings incidental to its business. Although occasional adverse decisions may occur, the Company believes that the final disposition of all such matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(7) SUBSEQUENT EVENT

     In November 1999, all of the Company's common stock was acquired by ZLand.com, Inc., (ZLand) for 475,000 shares of ZLand common stock and $320 in cash. ZLand is based in Aliso Viejo, California, and is an applications service provider offering proprietary Internet software applications that enable small and mid-sized businesses to cost-effectively take their operations online and automate their business processes.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following pro forma financial data is based upon data derived from ZLand.com, Inc.'s historical consolidated financial statements and has been prepared to illustrate the effects on this data of the acquisitions of ActionWare and EMT. The unaudited pro forma statement of operations for the year ended December 31, 1999 gives effect to the acquisitions as if these transactions had occurred as of January 1, 1999. The acquisitions were recorded using the purchase method of accounting.

     The pro forma financial data are not necessarily indicative of the results we would have obtained had these events occurred at the beginning of the period, as assumed, or of our future results as a combined entity.

                                                           YEAR ENDED DECEMBER 31, 1999
                                            ----------------------------------------------------------
                                                                              ACQUISITION
                                                                              ADJUSTMENTS    PRO FORMA
                                             ZLAND     ACTIONWARE     EMT         (A)        COMBINED
                                            --------   ----------   -------   -----------    ---------
Revenues:
  Franchise revenues......................  $  4,669     $   --     $    --     $            $  4,669
  Product and related services............     1,793      2,102         849                     4,744
                                            --------     ------     -------     -------      --------
Total revenues............................     6,462      2,102         849                     9,413
  Cost of revenues........................     1,200        374         120                     1,694
                                            --------     ------     -------     -------      --------
Gross profit..............................     5,262      1,728         729                     7,719
                                            --------     ------     -------     -------      --------
Operating expenses:
  Research and development................     3,146        924         382                     4,452
  Sales and marketing.....................     9,915        370         153                    10,438
  General and administrative..............     4,449        483         199         453(B)      5,584
  In-process research and development.....     1,304         --          --      (1,304)(C)        --
                                            --------     ------     -------     -------      --------
Total operating expenses..................    18,814      1,777         734        (851)       20,474
                                            --------     ------     -------     -------      --------
Operating loss............................   (13,552)       (49)         (5)        851       (12,755)
Interest expense, net.....................        87         56          (5)                      138
                                            --------     ------     -------     -------      --------
Net loss before income taxes..............   (13,639)      (105)         --         851       (12,893)
Provision for income taxes................         4         --          --                         4
                                            --------     ------     -------     -------      --------
Net loss..................................  $(13,643)    $ (105)    $    --     $   851      $(12,897)
                                            ========     ======     =======     =======      ========
Net loss per share: basic and diluted.....  $  (0.73)                                        $  (0.68)
                                            ========                                         ========
Shares used in per share computations:
  basic and diluted.......................    18,570                                           19,082
                                            ========                                         ========

---------------
(A)  Includes adjustments directly attributable to the acquisitions.

(B) Reflects the amortization of goodwill and other intangibles of $453 attributable to the acquisitions, amortized on a straight line basis over three to five year periods.

(C) Reflects the reversal of the in-process research and development charge recorded in connection with the acquisition of ActionWare.

                        ZLAND.COM, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           ADDITIONS
                                             BALANCE AT    CHARGED TO    DEDUCTIONS --
                                             BEGINNING     COSTS AND        AMOUNTS        BALANCE AT
                DESCRIPTION                  OF PERIOD      EXPENSES      WRITTEN OFF     END OF PERIOD
                -----------                  ----------    ----------    -------------    -------------
Year Ended December 31, 1997:
Allowance for doubtful accounts............     $ --          $ 10           $ --             $ 10
                                                ====          ====           ====             ====
Year Ended December 31, 1998:
Allowance for doubtful accounts............     $ 10          $121           $  6             $125
                                                ====          ====           ====             ====
Year Ended December 31, 1999:
Allowance for doubtful accounts............     $125          $286           $287             $124
                                                ====          ====           ====             ====

                [LOGO -- ZLAND.COM e-business for everyone(TM)]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by the registrant:

                                                              AMOUNT
                                                              -------
Securities and Exchange Commission registration fee.........  $13,200
Nasdaq National Market listing fee..........................  $
NASD filing fee.............................................  $ 5,500
Legal fees and expenses.....................................  $
Accounting fees and expenses................................  $
Blue sky qualification fees and expenses (including counsel
  fees).....................................................  $
Transfer agent and registrar fees...........................  $
Printing and engraving expenses.............................  $
Miscellaneous...............................................  $
                                                              -------
          TOTAL.............................................  $
                                                              =======

     All amounts except the Securities and Exchange Commission registration fee, the Nasdaq National Market listing fee and the NASD filing fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 107(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

     Article IV of the registrant's second restated certificate of incorporation provides for the elimination of personal liability for a director for breach of fiduciary duty as permitted by 102(b)(7) of the Delaware General Corporation Law. Article VI of the registrant's bylaws provide that the registrant shall indemnify its directors, officers and employees to the full extent permitted by
Section 145 of the Delaware General Corporation Law.

     The underwriting agreement (filed as Exhibit 1.1 hereto) provides for indemnification by the underwriters of the registrant and its directors, officers and controlling persons for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since March 1997, we have sold the following unregistered securities:

          (1) Pursuant to the merger of Z Land LLC and Zavada LLC into Z Land Acquisition, Inc., we assumed an existing agreement with Technology Strategies & Alliances, an independent consultant. Under the agreement, Z Land LLC agreed to issue a warrant to purchase 1% of the total number of shares of the company outstanding upon the close of our first round of equity financing as a transaction fee for providing strategic advisory services and assistance in raising capital. Accordingly, in September 1997, we issued a warrant to Technology Strategies & Alliances to purchase 109,300 shares of our common stock at a price of $0.50 per share (the same price per share paid by the investors participating in the round).

          (2) In August 1997, we issued and sold 3,334,008 shares of our common stock at the then fair market value of $0.05 per share to Grey Fox, Inc. in exchange for cancellation of $166,700 owed to Grey Fox by us for unpaid consulting fees. In October 1997, we sold 795,566 shares of our common stock to Grey Fox for $0.50 per share in exchange for cancellation of an outstanding debt of $398,000.

          (3) In August 1997, in connection with the issuance of $306,000 of convertible subordinated notes, we issued warrants to fourteen third-party lenders to purchase an aggregate of 612,000 shares of common stock for $0.05 per share. Pursuant to the terms of the notes, the unpaid principal and accrued interest on the notes existing after the closing of a $1 million equity financing was automatically convertible into shares of Series A Preferred Stock. Accordingly, in October 1997, we issued 638,816 shares of Series A Preferred Stock to the third-party lenders. In addition, all warrant holders exercised their warrants to purchase the shares of common stock in October 1997.

          (4) Pursuant to our 1997 Stock Plan, we issued an aggregate of 665,992 shares of common stock on August 12, 1997 for $0.50 per share, as stock bonuses to certain employees and directors in lieu of a cash bonus otherwise due to each of the employees or directors.

          (5) In September 1997, we issued 2,000,000 shares of our common stock to various third-party investors located in Canada, Switzerland and Guernsey for $1 million. We also issued two warrants to our Canadian-based placement agent in the transaction, CanAccord Capital Corporation, to purchase an aggregate of 240,000 shares of our common stock for $0.50 per share.

          (6) In October 1997, we issued 100,000 shares of our common stock to Patricia Tyson, an employee of the company, in exchange for cancellation of our $50,000 indebtedness to Ms. Tyson.

          (7) In December 1997, we issued an aggregate of 200,000 shares of our common stock to Solid Technology, Inc., Keith Buck, Craig Jones, James Batman, Don Thomson and Vassili Jabin in exchange for the transfer of certain intellectual property valued at $100,000.

          (8) In January 1998, we issued a warrant to CanAccord Capital Corporation to purchase 40,000 shares of common stock for $0.50 per share in connection with a bridge loan of $200,000.

          (9) During the period between February 1998 through April 1998, we sold 1,710,000 shares of our common stock for $0.50 per share to investors in the United States. We also sold an aggregate of 890,000 shares of common stock at the same purchase price to investors located in Canada. In connection with this financing, we issued warrants to purchase an aggregate of 171,000 shares of our common stock for $0.50 per share to Meridian Capital Holdings, Inc., our U.S. placement agent, and its designated representatives. In addition, we issued a warrant for the purchase of 89,000 shares of our common stock for $0.50 per share to CanAccord Capital Corporation, our Canadian placement agent.

          (10) In December 1997, we offered a 50% common stock bonus to any holder of preferred stock warrants or common stock warrants who agreed to exercise some or all of each such holder's respective warrants prior to December 31, 1997. As a result, in April 1998, we issued an aggregate of 128,876 shares of our common stock to three warrant holders who exercised their warrants, providing a bonus to each such holder of one share of common stock for every two shares of preferred or common stock so exercised by each of the three warrant holders.

          (11) In May 1998, we issued a warrant to purchase 75,000 shares of our common stock for $1.00 per share to El Camino Resources, Ltd. in connection with an equipment lease of which El Camino was lessor. In July 1999, we issued another warrant to El Camino to purchase 6,670 shares of common stock at an exercise price of $4.50 per share.

          (12) Between December 1998 and April 1999, we issued an aggregate of 5,685,178 shares of Series B Preferred Stock for $1.00 per share to various accredited investors. In the same transaction, we also issued warrants to purchase 5,685,178 shares of our common stock at a price equal to the initial public offering price. In connection with this transaction, we issued warrants to purchase 435,000 shares of our common stock for $1.00 per share to nine persons or entities as commissions.

          (13) Between July 1998 and November 1998, we issued $1.2 million of convertible bridge notes to various accredited investors. In connection with this transaction, we issued warrants to purchase 610,100 shares of our common stock for $1.00 per share. Upon conversion of certain of these notes in March 1999, we issued an aggregate of 470,646 shares of Series B Preferred Stock and warrants to purchase an aggregate of 470,646 shares of our common stock at the initial public offering price.

          (14) In October 1999, we issued two warrants to purchase up to an aggregate of 40,000 shares of common stock at $4.50 per share to two parties in connection with an agreement with Web Connect.

          (15) In November 1999, we issued an aggregate of 85,000 shares of our common stock, valued at $4.50 per share, to security holders of Emerging Market Technologies, Inc.

          (16) In December 1999, we issued an aggregate of 475,000 shares of our common stock, valued at $4.50 per share, to security holders of Appintec Corp., dba ActionWare, in connection with our acquisition of ActionWare.

          (17) In December 1999 and January 2000, in connection with a financing for $20.8 million, we issued an aggregate of 3,777,778 shares of Series C Preferred Stock to accredited investors for $4.50 per share, and issued an aggregate of 607,456 shares of our common stock to accredited investors for $4.50 per share.

          (18) In December 1999 and January 2000, pursuant to an incentive program for certain of our franchisees, we issued an aggregate of 88,000 shares of our common stock at a value of $4.50 per share.

          (19) In December 1999 and January 2000, we issued an aggregate of 133,660 shares of our common stock to certain individuals in connection with an agreement with HotNet.

          (20) In connection with certain equipment lease agreements, we issued warrants to LINC Capital, MicroTech Leasing Corp. and Infuzion Capital.com to purchase an aggregate of 21,110 shares of our common stock at an exercise price of $4.50 per share.

          (21) In January 2000, we issued an aggregate of 322,222 shares of our common stock, valued at $4.50 per share, to the sole security holder of Central Technologies, Inc. in connection with our acquisition of substantially all of the assets used in that company's business.

          (22) In January 2000, we issued a total of 80,000 shares of our common stock, at a value of $4.50 per share, pursuant to an incentive program with our original franchises.

          (23) Pursuant to our Second Amended and Restated 1997 Stock Plan, we have granted options to purchase an aggregate of 6,877,450 shares of common stock to our employees, directors, consultants and franchisees. We have granted to our executive officers options to purchase an aggregate of 6,065,200 shares of common stock. During the period between December 11, 1996 and April 16, 1999, all options granted, consisting of a total of 3,405,900 shares, had an exercise price of

     $0.50. Between April 29, 1999 and March 15, 2000, we granted options to purchase an aggregate of 9,508,135 shares exercisable at $4.50 per share. During December 1999, we granted options to purchase 2,870 shares of common stock at $1.305 and 25,744 options to purchase common stock at $3.26 in connection with the acquisitions of Emerging Market Technologies, Inc. and Appintec Corp., dba ActionWare, respectively.

          (24) Between December 1997 and March 15, 2000, we granted stock purchase rights under our Second Amended and Restated 1997 Stock Plan to our employees, directors and consultants. Of these, 1,391,184 shares of common stock were purchased for $0.50 per share prior to April 12, 1999, and 112,008 shares of common stock were purchased for $4.50 per share thereafter.

          (25) In March 2000, we sold 250,000 shares of common stock to two strategic partners for $6.00 per share.

     There were no underwriters for any of the transactions described above.

     None of the foregoing transactions involved any public offering. The issuance of securities described in paragraphs (2), (3), (7), (9) and (11)-(22) and (25) were deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Regulation D promulgated thereunder. There was no general solicitation by us or any of our officers or directors in connection with the sale of any of these securities, and we believe that each acquirer qualified as an accredited investor, as such term is defined in Rule 501 of the Securities Act. In addition, the recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. Prior to each issuance of securities, each recipient had access to the kind of information regarding the company that would have been disclosed had the securities been registered under the Securities Act.

     The sales of securities outside of the United States described in paragraphs (5) and (8) were conducted under the exemption from registration provided by Regulation S of the Securities Act. We did no engage in any directed selling efforts in the United States and the offer and sale of the securities was made only to persons located outside of the United States in offshore transactions.

     The sales of securities described in paragraphs (1) and (6) were conducted under the exemption from registration provided by Section 3(a)(11) of the Securities Act. We offered and sold the securities only to residents of the State of California, our state of incorporation at the time of issuance.

     The sale of securities described in paragraph (10) was conducted under the exemption from registration provided by Section 3(a)(9) of the Securities Act. The offer of securities was made only to existing security holders of the company and no commission or other remuneration was paid or given directly or indirectly to any party for soliciting the exchange of company securities.

     The issuances of securities under our Second Amended and Restated 1997 Stock Option Plan described in paragraphs (4), (23) and (24) were exempt from registration pursuant to Rule 701 of the Securities Act as an offer and sale of securities under a compensatory benefit plan between us and our employees, directors, consultants and franchisees at a time when we were not required to report under the Securities Exchange Act of 1934. In addition, all stock options granted to franchisees in reliance on the exemption provided by Rule 701 were made prior to the amendments to Rule 701 effected on April 7, 1999. The issuances of securities to our executive officers and to certain of our franchisees described in paragraph (23) were exempt from registration under
Section 4(2) of the Securities Act, as discussed above.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Form of Underwriting Agreement+
 3.1      Second Restated Certificate of Incorporation of the
          Registrant*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 3.2      Form of Certificate of Designation of Series A Junior
          Participating Preferred Stock*
 3.3      Bylaws of the Registrant*
 4.1      Specimen Stock Certificate+
 4.2      Form of Rights Agreement*
 5.1      Opinion of Rutan & Tucker, LLP+
10.1      Second Amended and Restated 1997 Stock Plan*
10.2      Form of Second Amended and Restated 1997 Stock Plan Stock
          Option Agreement*
10.3      Form of Second Amended and Restated 1997 Stock Plan Notice
          of Grant of Stock Purchase Right and Restricted Stock
          Purchase Agreement*
10.4      Form of Indemnification Agreement*
10.5      Deferred Compensation Agreement dated December 27, 1999
          between the Registrant and John Veenstra*
10.6      Lease dated February 26, 1999 between the Registrant and
          CarrAmerica Realty Corporation, First Amendment thereto
          dated July 21, 1999 and Second Amendment thereto dated as of
          January 11, 2000*
10.7      Master Services Agreement dated December 28, 1999 between
          the Registrant and Exodus Communications, Inc.*
10.8      Wholesale Service Agreement dated June 13, 1997 between the
          Registrant and Solid Technology, Inc.*
10.9      Agreement to Purchase Franchise Territories dated November
          29, 1999 between the Registrant and Dorado Resources Corp.*
10.10     Operating Assistance Agreement dated November 30, 1999
          between the Registrant and Dorado Resources Corp.*
10.11     Form of Business Program Franchise Agreement (U.S.)*
10.12     Form of Business Program Franchise Agreement (Canada)*
10.13     Form of Business Program Franchise Agreement (Germany)*
10.14     Form of Franchise and Agency Agreement (Australia)*
10.15     Employment Agreement dated July 8, 1999 between the
          Registrant and John Veenstra*
10.16     Employment Agreement dated May 20, 1999 between the
          Registrant and Glenn E. Abood*
10.17     Employment Agreement dated December 1, 1999 between the
          Registrant and Joan Nagelkirk*
10.18     Employment Agreement dated December 1, 1999 between the
          Registrant and Gregg Amber*
10.19     Consulting Agreement dated August 30, 1999 between the
          Registrant and Jack Harding*
21.1      Subsidiaries*
23.1      Consent of PricewaterhouseCoopers LLP*
23.2      Consent of KPMG LLP*
23.3      Consent of KPMG LLP*
27.1      Financial Data Schedule*

---------------
* Filed herewith.

+ To be filed by a subsequent amendment.

     (b) FINANCIAL STATEMENT SCHEDULES.

     The following financial statement schedules are filed herewith:

        Report of Independent Public Accountants

        Schedule II -- Valuation and qualifying accounts

     Other schedules have been omitted because of the absence of conditions under which they are required or because the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, California, on March 28, 2000.

                                          By:     /s/ JOHN W. VEENSTRA
                                            ------------------------------------
                                                      John W. Veenstra
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Glenn E. Abood, Joan Nagelkirk and Gregg Amber his true and lawful attorneys-in-fact and for him and in his name, place and stead, at any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming that each of said attorneys-in-fact and agents, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                       NAME                                     TITLE                      DATE
                       ----                                     -----                      ----
/s/ JOHN W. VEENSTRA                                 Chief Executive Officer and     March 28, 2000
---------------------------------------------------      Director (Principal
John W. Veenstra                                          Executive Officer)

/s/ KEVIN PALATNIK                                     Chief Financial Officer       March 28, 2000
---------------------------------------------------     (Principal Accounting
Kevin Palatnik                                                 Officer)

/s/ JOAN NAGELKIRK                                             Director              March 28, 2000
---------------------------------------------------
Joan Nagelkirk

/s/ HANS SEVERIENS                                             Director              March 28, 2000
---------------------------------------------------
Hans Severiens

/s/ SIDNEY JANSMA, JR.                                         Director              March 28, 2000
---------------------------------------------------
Sidney Jansma, Jr.

/s/ JACK HARDING                                               Director              March 28, 2000
---------------------------------------------------
Jack Harding

/s/ THOMAS GLASGOW, JR.                                        Director              March 28, 2000
---------------------------------------------------
Thomas Glasgow, Jr.

/s/ WOLFGANG HANRIEDER                                         Director              March 28, 2000
---------------------------------------------------
Wolfgang Hanrieder

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1.1     Form of Underwriting Agreement+
 3.1     Second Restated Certificate of Incorporation of the
         Registrant*
 3.2     Form of Certificate of Designation of Series A Junior
         Participating Preferred Stock*
 3.3     Bylaws of the Registrant*
 4.1     Specimen Stock Certificate+
 4.2     Form of Rights Agreement*
 5.1     Opinion of Rutan & Tucker, LLP+
10.1     Second Amended and Restated 1997 Stock Plan*
10.2     Form of Second Amended and Restated 1997 Stock Plan Stock
         Option Agreement*
10.3     Form of Second Amended and Restated 1997 Stock Plan Notice
         of Grant of Stock Purchase Right and Restricted Stock
         Purchase Agreement*
10.4     Form of Indemnification Agreement*
10.5     Deferred Compensation Agreement dated December 27, 1999
         between the Registrant and John Veenstra*
10.6     Lease dated February 26, 1999 between the Registrant and
         CarrAmerica Realty Corporation, First Amendment thereto
         dated July 21, 1999 and Second Amendment thereto dated as of
         January 11, 2000*
10.7     Master Services Agreement dated December 28, 1999 between
         the Registrant and Exodus Communications, Inc.*
10.8     Wholesale Service Agreement dated June 13, 1997 between the
         Registrant and Solid Technology, Inc.*
10.9     Agreement to Purchase Franchise Territories dated November
         29, 1999 between the Registrant and Dorado Resources Corp.*
10.10    Operating Assistance Agreement dated November 30, 1999
         between the Registrant and Dorado Resources Corp.*
10.11    Form of Business Program Franchise Agreement (U.S.)*
10.12    Form of Business Program Franchise Agreement (Canada)*
10.13    Form of Business Program Franchise Agreement (Germany)*
10.14    Form of Franchise and Agency Agreement (Australia)*
10.15    Employment Agreement dated July 8, 1999 between the
         Registrant and John Veenstra*
10.16    Employment Agreement dated May 20, 1999 between the
         Registrant and Glenn E. Abood*
10.17    Employment Agreement dated December 1, 1999 between the
         Registrant and Joan Nagelkirk*
10.18    Employment Agreement dated December 1, 1999 between the
         Registrant and Gregg Amber*
10.19    Consulting Agreement dated August 30, 1999 between the
         Registrant and Jack Harding*
21.1     Subsidiaries*
23.1     Consent of PricewaterhouseCoopers LLP*
23.2     Consent of KPMG LLP*
23.3     Consent of KPMG LLP*
27.1     Financial Data Schedule*

---------------
* Filed herewith.

+ To be filed by a subsequent amendment.